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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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SCANA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your VOTE Is Important

SCANA Corporation 2002 Proxy Statement

Notice of Annual Meeting, Proxy Statement for Annual Meeting, Annual Financial Statements, Review of Operations and Related Information

March 22, 2002

Dear Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders to be held on Thursday, May 2, 2002. The meeting will be held at Leaside, 100 East Exchange Place, Columbia, South Carolina. You will find directions to Leaside on the back of the enclosed admission ticket.

  •
  The approximate date of mailing for this proxy statement and enclosures is March 22, 2002. In order to reduce production costs, we are including SCANA's annual financial statements, review of operations and related information in the Proxy Statement.

  •
  You will find a Notice of Meeting on page 1 identifying two proposals that will be presented at the Annual Meeting.

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  At the meeting, we will give you a brief report on SCANA's 2001 business results.

  •
  If you plan to attend the meeting, please indicate on the enclosed proxy card. An admission ticket is enclosed.

  •
  If you will need special assistance at the meeting because of a disability, please contact the office of the Corporate Secretary, Mail Code 13-4 at SCANA Corporation's principal executive offices, 1426 Main Street, Columbia, South Carolina 29201 or call 1-803-217-9683 no later than Thursday, April 25, 2002.

  •
  Refreshments will be served beginning at 8:00 A.M. at Leaside.

        Your Vote Is Important.    We encourage you to read this Proxy Statement and vote your shares as soon as possible. A postage-paid return envelope for your proxy card is enclosed for your convenience. SCANA shareholders can now vote their proxies electronically—by telephone or Internet. Telephone and Internet voting permits you to vote at your convenience, 24 hours a day, seven days a week. Detailed voting instructions are included on your proxy card.

        You will have an opportunity during this year's voting process to elect to view future proxy statements and annual reports on the Internet, rather than receive paper copies in the mail. Electing this option will help us reduce printing and postage costs, and is more environmentally friendly. Additional information may be found on page 3.

Sincerely,

William B. Timmerman
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

Meeting Date:	Thursday, May 2, 2002
Meeting Time:	9:00 A.M., Eastern Daylight Savings Time
Meeting Place:	Leaside, 100 East Exchange Place Columbia, South Carolina
Meeting Record Date:	March 8, 2002
Meeting Agenda:	1) Election of Class III Directors 2) Approval of Appointment of Auditors

Shareholder List

        A list of shareholders entitled to vote at the meeting will be available for inspection, upon written request by a shareholder, at SCANA's Corporate Offices, 1426 Main Street, Columbia, South Carolina 29201 during business hours from March 22, 2002 through the date of the meeting.

Admission to the Meeting

        An admission ticket or proof of share ownership as of the record date is required. See page 23.

By Order of the Board of Directors

Lynn M. Williams
Corporate Secretary

PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY IN THE ENVELOPE ENCLOSED OR YOU MAY VOTE ELECTRONICALLY BY TELEPHONE OR INTERNET. THE ENCLOSED PROXY CARD GIVES DETAILED INSTRUCTIONS ON TELEPHONE AND INTERNET VOTING.

VOTING PROCEDURES

         Your Vote Is Important

        Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible.

Shares Held Directly

        If you hold your shares directly, you may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options: telephone, Internet or mail.

Vote By Telephone:

        You may vote your shares by telephone by calling the toll free telephone number shown on your proxy card. You must have a touch-tone phone to use this option. Telephone voting is available 24 hours a day, seven days a week. Clear and simple voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures have been designed to validate the shareholder by using individual control numbers. You may also consent to view future proxy statements and annual reports on the Internet instead of receiving them through the mail. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

        You may vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded. You may also consent to view future proxy statements and annual reports on the Internet instead of receiving them through the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

        If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it to SCANA in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the proxy card. If you indicate your voting choices on your proxy card, your shares will be voted in accordance with your directions. If your proxy card is signed and returned without specifying choices, the shares will be voted FOR all nominees for directors and FOR Proposal 2.

Shares Held In Street Name

        If you hold shares in street name, you may direct your vote by submitting voting instructions to your broker or nominee. Please refer to the voting instruction card included by your broker or nominee.

Changing Your Proxy Vote

        You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy (by telephone, Internet or mail) bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may accomplish this by submitting new voting instructions to your broker or nominee.

Voting By Savings Plan Participants

        If you own SCANA shares as a participant in the SCANA Stock Purchase Savings Plan, you will receive a proxy card that covers only your plan shares. Proxies executed by plan participants will serve as voting instructions to the trustee for the plan.

Vote Required and Method of Counting Votes

        At the close of business on the record date, March 8, 2002, there were 104,438,404 shares outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote on each item.

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular item because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1 — Election of Directors

        A plurality of the votes cast is required for the election of directors. "Plurality" means that if there are more nominees than positions to be filled, the four individuals who receive the largest number of votes cast for Class III Directors will be elected as directors. Votes indicated as "withheld" and broker "non-votes" will not be cast for nominees.

        The Company knows of no reason why any of the nominees for director named herein would be unable to serve. In the event, however, that any nominee named should, prior to the election, become unable to serve as a director, your proxy (unless designated to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

Proposal 2 — Approval of Appointment of Auditors

        The appointment of Deloitte & Touche LLP will be approved if more shares vote for approval than vote against. Accordingly, abstentions and broker "non-votes" will have no effect on the vote.

Other Business

        The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

View Proxy Statements and Annual Reports on the Internet

        SCANA shareholders may elect to view all future proxy statements and annual reports on the Internet instead of receiving them by U.S. Mail each year. If you choose to access future proxy statements and annual reports online, you will continue to receive a proxy card in the mail. Future proxy cards will contain the web site access address and other necessary information to view the proxy material and to submit your vote. Whether you receive your proxy material in the mail or view it on the Internet, you will continue to have the option to vote by telephone, on the Internet, by mail or at the Annual Meeting. Please be aware that if you choose to view your proxy materials on the Internet, you may incur costs, such as, telephone and Internet access charges, for which you will be responsible.

        If you wish to take advantage of this option, you may make this election when voting your proxy. If you vote by telephone or on the Internet, simply respond to the question when prompted. If you vote by mail, please mark the box on your proxy card.

        If you elect to view the proxy material on the Internet and then change your mind, you may revoke the election at any time by calling SCANA Shareholder Services at 1-800-763-5891.

DIRECTOR COMPENSATION

Board Fees

        Officers of SCANA who are also directors do not receive additional compensation for their service as directors. Since July 1, 2000, compensation for non-employee directors has included the following:

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  an annual retainer of $30,000 (60% of the annual retainer fee is paid in shares of SCANA Common Stock);

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  $3,500 for each board meeting attended;

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  $3,000 for attendance at a committee meeting held on a day other than a regular meeting of the Board;

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  $250 for participation in a telephone conference meeting;

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  $2,000 for attendance at an all-day conference; and

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  reimbursement for expenses incurred in connection with all of the above.

Director Compensation and Deferral Plans

        Since January 1, 2001, non-employee director compensation deferrals have been governed by the SCANA Corporation Director Compensation and Deferral Plan. Amounts deferred by directors in previous years under the SCANA Voluntary Deferral Plan continue to be governed by that plan.

        Under the new plan, a director may elect to defer the 60% of the annual retainer fee required to be paid in SCANA Common Stock, in a hypothetical investment in SCANA Common Stock, with distribution from the plan to be ultimately payable in actual shares of SCANA Common Stock. A director may also elect to defer the 40% of the annual retainer fee not required to be paid in shares of SCANA Common Stock and up to 100% of meeting attendance and conference fees with distribution from the plan to be ultimately payable in either SCANA Common Stock or cash. Amounts payable in SCANA Common Stock accrue earnings during the deferral period at SCANA's dividend rate, which amount may be elected to be paid in cash when accrued or retained to invest in hypothetical shares of SCANA Common Stock. Amounts payable in cash accrue interest earnings until paid.

        During 2001, Messrs. Amick, Bennett, Burkhardt, Hipp, Sloan, Stowe and York and Ms. Miller elected to defer 100% of their compensation and earnings under the Director Compensation and Deferral Plan so as to acquire hypothetical shares of SCANA Common Stock. In addition, Mr. Hagood elected to defer 60% of his annual retainer and earnings under the plan to acquire hypothetical shares of SCANA Common Stock.

Endowment Plan

        Upon election to a second term, a director becomes eligible to participate in the SCANA Director Endowment Plan, which provides for SCANA to make a tax deductible, charitable contribution totaling $500,000 to institutions of higher education designated by the director. The plan is intended to reinforce SCANA's commitment to quality higher education and to enhance its ability to attract and retain qualified board members. A portion is contributed upon retirement of the director and the remainder upon the director's death. The plan is funded in part through insurance on the lives of the directors. Designated in-state institutions of higher education must be approved by the Chief Executive Officer of SCANA. Any out-of-state designation must be approved by the Management Development and Corporate Performance Committee. The designated institutions are reviewed on an annual basis by the Chief Executive Officer to assure compliance with the intent of the program.

Other

        As a Company retiree, Mr. Gressette receives monthly retirement benefits of $39,571.

BOARD MEETINGS—COMMITTEES OF THE BOARD

        The Board held five meetings in 2001. Each director attended at least 75% of all Board and applicable committee meetings during 2001. This table describes the Board's Committees, which include an audit committee, an executive committee (which acts as the nominating committee) and two committees that deal with compensation issues (the Management Development and Corporate Performance Committee and the Long-Term Equity Compensation Plan Committee).

NAME OF COMMITTEE AND MEMBERS	FUNCTIONS OF THE COMMITTEE	NUMBER OF MEETINGS IN 2001

EXECUTIVE COMMITTEE L. M. Gressette, Jr., Chairman B. L. Amick H. M. Chapman W. H. Hipp L. M. Miller M. K. Sloan G. S. York

•  provides counsel to the Chief Executive Officer
•  reviews management's long-range strategic plans, goals and objectives
•  reviews budgets, financial plans, plans for debt financing and the financing of acquisitions, investments and capital expenditures of a major nature
•  reviews and recommends actions relating to dividends
•  monitors advertising and philanthropic activities
•  recommends levels of expenditures to the Board
•  recommends the slate of director nominees to be presented for election at each annual meeting
•  recommends assignments of directors to serve on Board Committees
•  reviews outside relationships, including those with governments, other businesses and the community
	• reviews the impact of regulations, litigation and any public policy controversy that may affect SCANA	5 Meetings

MANAGEMENT DEVELOPMENT AND CORPORATE PERFORMANCE COMMITTEE
H. M. Chapman, Chairman
B. L.  Amick
W. B.  Bookhart, Jr.
W. C.  Burkhardt
M. K.  Sloan
H. C.  Stowe
W. B.  Timmerman*
*Ex-officio, non-voting member

•  reviews the investment policies of SCANA's Retirement Plan
•  recommends to the Board, persons to serve as officers of SCANA (and its subsidiaries)
•  recommends to the Board, salary and compensation levels, including fringe benefits for officers and directors of SCANA
•  reviews SCANA's compensation plans
•  provides direction regarding the operation of SCANA's Retirement Plan and other employee welfare benefit plans
•  reviews management's resources and development, and recommends to the Board succession plans for senior management
•  reviews SCANA's active operating performance
	• reviews SCANA's performance in regard to well-being of employees, including safety, health and equality of treatment	4 Meetings

LONG-TERM EQUITY COMPENSATION PLAN COMMITTEE
H. M. Chapman, Chairman
B. L.  Amick
J. A.   Bennett
W. B.  Bookhart, Jr.
W. C.  Burkhardt
E. T.   Freeman
D. M.  Hagood
L. M.  Miller
M. K.  Sloan
H. C.  Stowe
G. S. York	• administers the SCANA Corporation Long-Term Equity Compensation Plan	2 Meetings

AUDIT COMMITTEE E. T. Freeman, Chairman J. A. Bennett D. M. Hagood W. H. Hipp H. C. Stowe G. S. York
•  meets periodically with SCANA's internal auditors and independent auditors to discuss and evaluate the scope and results of audits and SCANA's accounting procedures and controls
•  reviews SCANA's financial statements before submission to the Board for approval, prior to dissemination to shareholders, the public or regulatory agencies
•  recommends to the Board (for appointment by the Board and ratification by the shareholders) independent auditors to examine SCANA's financial statements
•  maintains responsibility for SCANA's corporate compliance program
•  engages in the activities described in the Audit Committee Report on page 22
	• reviews the Audit Committee Charter annually	6 Meetings

NUCLEAR OVERSIGHT COMMITTEE L. M. Miller, Chairman J. A. Bennett W. B. Bookhart, Jr. W. C. Burkhardt E. T. Freeman D. M. Hagood
•  monitors SCANA's nuclear operations
•  meets periodically with SCANA management to discuss and evaluate nuclear operations, including regulatory matters, operating results, training and other related topics
•  tours the V.C. Summer Nuclear Station plant and training facilities at least once a year
•  reviews with the Institute of Nuclear Power Operations on a periodic basis, its appraisal of SCANA's nuclear operations
	• periodically presents an independent report to the Board on the status of SCANA's nuclear operations	4 Meetings

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                 During 2001, decisions on various elements of executive compensation were made by the Management Development and Corporate Performance Committee and the Long-Term Equity Compensation Plan Committee. No officer, employee or former officer of SCANA or any of its subsidiaries served as a member of the Management Development and Corporate Performance Committee or the Long-Term Equity Compensation Plan Committee except Mr. Timmerman, who served as an ex-officio, non-voting member of the Management Development and Corporate Performance Committee.

        The names of the persons who serve on the Management Development and Corporate Performance Committee and the Long-Term Equity Compensation Plan Committee can be found on page 19. Although Mr. Timmerman served as a member of the Management Development and Corporate Performance Committee, he did not participate in any of its decisions concerning executive officer compensation.

RELATED TRANSACTIONS

                 During 2001, SCANA paid $120,983 (including the value of nonutility in-kind services provided by SCANA) to subsidiaries of The Liberty Corporation for advertising expenses.

        Mr. Hipp is Chairman and Chief Executive Officer and a director of The Liberty Corporation. It is anticipated that similar transactions will occur in the future.

ELECTION OF DIRECTORS

                 SCANA currently has 14 directors. The Board is divided into three classes with the members of each class serving a three-year term. The terms of the Class III Directors will expire at the Annual Meeting. Two of the Class III directors, Mr. Chapman and Mr. Gressette, will retire at the Annual Meeting. Upon their retirement, the Board has determined to reduce its size to 12 with each class having four members.

        In order to accomplish this, Mrs. Freeman (currently a Class II director) and Mr. Timmerman (currently a Class I director) are being nominated as Class III directors and Mr. Amick and Mr. Hagood, current Class III directors, are being nominated for re-election. The terms of the Class III directors elected at the Annual Meeting will expire in 2005.

        The information set forth on the following pages concerning the nominees and continuing directors has been furnished to SCANA by such persons. Each of the directors is also a director of South Carolina Electric & Gas Company and Public Service Company of North Carolina, Incorporated, subsidiaries of SCANA.

PROPOSAL 1 — NOMINEES FOR CLASS III DIRECTORS
TERMS TO EXPIRE AT THE ANNUAL MEETING IN 2005

Bill L. Amick (Age 58)	Director since 1990 Shares: 10,896
Mr. Amick is Chairman of the Board and Chief Executive Officer of Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc., a vertically integrated broiler operation in Batesburg, South Carolina. He has held these positions for more than five years. Mr. Amick is a director of Blue Cross and Blue Shield of South Carolina.
Elaine T. Freeman (Age 66)	Director since 1992 Shares: 6,184
Mrs. Freeman is Executive Director of ETV Endowment of South Carolina, Inc., a non-profit organization located in Spartanburg, South Carolina. She has held this position for more than five years. Mrs. Freeman is a director of the National Bank of South Carolina (a member bank of Synovus Financial Corporation).
D. Maybank Hagood (Age 40)	Director since 1999 Shares: 822
Mr. Hagood is President and Chief Executive Officer of William M. Bird and Company, Inc., a wholesale distributor of floor covering materials located in Charleston, South Carolina. He has held this position for more than five years.
William B. Timmerman (Age 55)	Director since 1991 Shares: 122,257*
Mr. Timmerman has been Chairman of the Board and Chief Executive Officer of SCANA since March 1, 1997. He has been President of SCANA since December 13, 1995. Mr. Timmerman is a director of ITC^DeltaCom, Inc. and The Liberty Corporation.

* Includes 67,007 shares subject to currently exercisable options and options that will become exercisable within 60 days.

CONTINUING DIRECTORS
CLASS I DIRECTORS—TERMS EXPIRING AT THE ANNUAL MEETING IN 2003

James A. Bennett (Age 41)	Director since 1997 Shares: 2,286
Mr. Bennett has been President and Chief Executive Officer of South Carolina Community Bank in Columbia, South Carolina since May 2000. He was Economic Development Director, First Citizens Bank in Columbia, South Carolina, from February 2000 to May 2000. From December 1998 until February 2000, he was Senior Vice President and Director of Professional Banking at First Citizens. He was Senior Vice President and Director of Community Banking at First Citizens from December 1994 until December 1998.
William C. Burkhardt (Age 64)	Director since 2000 Shares: 11,626
Mr. Burkhardt retired as President and Chief Executive Officer of Austin Quality Foods, Inc., a production and distribution company of baked snacks for the food industry, located in Cary, North Carolina in May 2000, having served in that position since 1980. Mr. Burkhardt is a director of Capital Bank and Industrial Microwave Systems.
Lynne M. Miller (Age 50)	Director since 1997 Shares: 3,417
Ms. Miller has been Chief Executive Officer of Environmental Strategies Corporation, an environmental consulting and engineering firm headquartered in Reston, Virginia, since February 1998. Prior to February 1998, Ms. Miller served as President of Environmental Strategies Corporation for more than five years. Ms. Miller is a director of Adams National Bank, a subsidiary of Abigail Adams National Bancorp, Inc.
Maceo K. Sloan (Age 52)	Director since 1997 Shares: 4,132
Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc., a holding company, and Chairman and Chief Executive Officer of NCM Capital Management Group, Inc., an investment management company, both located in Durham, North Carolina. He has held these positions for more than five years. Mr. Sloan is a trustee of Teachers Insurance Annuity Association-College Retirement Equity Fund (TIAA-CREF) and a director of M&F Bancorp and its subsidiary, Mechanics and Farmers Bank.

CONTINUING DIRECTORS
CLASS II DIRECTORS—TERMS EXPIRING AT THE ANNUAL MEETING IN 2004

William B. Bookhart, Jr. (Age 60)	Director since 1979 Shares: 21,725
Mr. Bookhart is a partner in Bookhart Farms, which operates a general farming business in Elloree, South Carolina and has held this position for more than five years.
W. Hayne Hipp (Age 62)	Director since 1983 Shares: 4,897
Mr. Hipp is Chairman and Chief Executive Officer of The Liberty Corporation, a broadcasting holding company headquartered in Greenville, South Carolina. He has held these positions for more than five years. Mr. Hipp is a director of The Liberty Corporation.
Harold C. Stowe (Age 55)	Director since 1999 Shares: 4,127
Mr. Stowe has been President and Chief Executive Officer of Canal Holdings, LLC, a forest products industry company and its predecessor company, in Conway, South Carolina, since March 1997. Mr. Stowe is a director of Canal Holdings, LLC and Ruddick Corporation.
G. Smedes York (Age 61)	Director since 2000 Shares: 11,225
Mr. York has been President and Treasurer of York Properties, Inc., a full-service commercial and residential real estate company in Raleigh, North Carolina since 1970.

SHARE OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

        In general, "beneficial ownership" includes those shares a director, nominee or executive officer has the power to vote or transfer. On February 28, 2002, the directors and executive officers of SCANA as a group (24 persons) beneficially owned, in the aggregate, 506,788 shares of SCANA Common Stock, including 186,994 shares subject to currently exercisable options and options that will become exercisable within 60 days (approximately .5% of the shares outstanding and entitled to vote at the Annual Meeting).

        The following table lists shares beneficially owned on February 28, 2002 by each director, each nominee and each person named in the Summary Compensation Table on page 12.

Name	Amount and Nature of Beneficial Ownership of SCANA Common Stock*(1)(2)(3)(4)(5)
B. L. Amick	10,896
J. A. Bennett	2,286
W. B. Bookhart, Jr.	21,725
W. C. Burkhardt	11,626
H. M. Chapman	8,212
E. T. Freeman	6,184
L. M. Gressette	63,858
A. H. Gibbes	33,803
D. M. Hagood	822
W. H. Hipp	4,897
N. O. Lorick	29,604
K. B. Marsh	35,778
L. M. Miller	3,417
A. M. Milligan	17,305
M. K. Sloan	4,132
H. C. Stowe	4,127
W. B. Timmerman	122,257
G. S. York	11,225
C. E. Zeigler	24,387

  *Each of the above owns less than 1% of the shares outstanding.

(1)
Includes shares owned by close relatives, the beneficial ownership of which is disclaimed by the director, nominee or named executive officers, as follows: Mr. Amick — 480; Mr. Bookhart — 6,064; Mr. Gressette — 1,060; and by all directors, nominees and executive officers 7,604 in total.
(2)
Includes shares purchased through February 28, 2002, by the Trustee under SCANA's Stock Purchase Savings Plan.
(3)
Hypothetical shares acquired under the SCANA Director Compensation and Deferral Plan are not included in the above table. As of February 28, 2002, each of the following directors had acquired under the plan, the number of hypothetical shares following his or her name: Messrs. Amick — 3,280; Bennett — 3,945; Burkhardt — 3,902; Hagood — 1,359; Hipp — 3,635; Sloan — 3,485; Stowe — 3,245 and York — 3,645 and Ms. Miller — 3,822.
(4)
Includes shares subject to currently exercisable options and options that will become exercisable within 60 days in the following amounts: Mr. Timmerman — 67,007; Mr. Gibbes — 16,398; Mr. Lorick — 13,792; Mr. Marsh — 19,988 and Mrs. Milligan — 14,511.
(5)
Hypothetical shares acquired under the SCANA Executive Deferred Compensation Plan are not included in the above table. As of February 28, 2002, each of the following officers had acquired under the plan, the number of hypothetical shares following his or her name: Messrs. Timmerman — 15,402; Gibbes — 8,166; Lorick — 1,638; Marsh — 3,410; and Mrs. Milligan — 5,080.

FIVE PERCENT OWNER OF SCANA COMMON STOCK

        AMVESCAP National Trust Company, 400 Colony Square, Suite 2200, 1201 Peachtree Street, N.E., Atlanta, Georgia 30361, has notified SCANA that it beneficially owned 10,066,534 shares of SCANA Common Stock on December 31, 2001. This represented 9.6% of the outstanding shares of SCANA Common Stock on that date. AMVESCAP National Trust Company has shared power to vote and direct the disposition of all such shares. EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table contains information with respect to compensation paid or accrued during the years 2001, 2000 and 1999, to the Chief Executive Officer of SCANA Corporation and certain other highly compensated persons who were executive officers of SCANA during 2001.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compensation(2) ($)	Securities Underlying Option SARS (#)	LTIP Payouts(3) ($)	All Other Compensation(4) ($)

W. B. Timmerman	2001	660,238(5)	0	17,611	129,781	0	60,884
Chairman, President,	2000	524,261	354,486	17,888	35,620	0	50,230
Chief Executive Officer, Director —	1999	490,313	312,900	17,212	0	298,813	29,419
SCANA Corporation
N. O. Lorick	2001	385,252	0	18,701	36,711	0	30,611
President and Chief Operating Officer —	2000	167,778	124,921	7,313	2,332	0	12,728
South Carolina Electric & Gas Company	1999	157,417	44,356	7,313	0	38,754	9,445
K. B. Marsh	2001	334,234	0	10,554	36,711	0	29,097
President and Chief Operating Officer —	2000	276,172	150,720	10,613	11,627	0	24,254
Public Service Company of North Carolina, Incorporated; Senior Vice President and Chief Financial Officer — SCANA Corporation	1999	241,354	128,058	10,337	0	81,555	14,481
A. H. Gibbes	2001	323,846	0	18,757	25,941	0	34,605
President and Chief Operating Officer —	2000	311,542	150,720	18,709	11,627	0	25,736
South Carolina Pipeline Corporation	1999	300,161	117,387	27,884	0	116,485	18,010
A. M. Milligan	2001	281,077	0	12,613	25,941	0	24,093
President and Chief Operating	2000	238,543	120,480	12,700	8,796	0	20,454
Officer — SCANA Resources, Inc.;	1999	206,355	102,354	12,329	0	0	63,823
Senior Vice President — Marketing-SCANA Services, Inc.
C. E. Zeigler, Jr.	2001	293,671	0	10,172	36,711	0	1,714,718
Former President and Chief Operating Officer —Public Service Company	2000	320,078	146,246	11,144	14,306	0	9,347
of North Carolina, Incorporated; Former Director — SCANA Corporation

(1)
Payments under the Annual Incentive Plan.
(2)
For 2001, other annual compensation consists of automobile allowance, life insurance premiums on policies owned by executive officers and payments to cover taxes on benefits of $9,000, $7,435 and $1,176 for Mr. Timmerman; $10,250, $7,959 and $492 for Mr. Lorick; $9,000, $1,183 and $371 for Mr. Marsh; $9,000, $9,158 and $599 for Mr. Gibbes; $9,000, $3,319 and $294 for Mrs. Milligan; and $8,430, $1,742 and $0 for Mr. Zeigler.
(3)
Payments under the Long-Term Equity Compensation Plan.

(4)
All other compensation for all executive officers except Mr. Zeigler consists solely of Company matching contributions to defined contribution plans. All other compensation for Mr. Zeigler consists of Company matching contributions to defined contribution plans of $24,455 and severance payments of $1,690,263.
(5)
Reflects actual salary paid in 2001. Base salary of $676,300, as referenced on page 19, became effective on February 3, 2001.

Options Grants and Related Information

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/ SARs Granted	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
W. B. Timmerman	129,781	18.12	27.45	02/22/11	2,240,021	5,677,919
N. O. Lorick	36,711	5.12	27.45	02/22/11	633,632	1,606,106
K. B. Marsh	36,711	5.12	27.45	02/22/11	633,632	1,606,106
A. H. Gibbes	25,941	3.62	27.45	02/22/11	447,742	1,134,919
A. M. Milligan	25,941	3.62	27.45	02/22/11	447,742	1,134,919
C. E. Zeigler	36,711	5.12	27.45	12/28/01	0	0

        All the above options (except Mr. Zeigler's) vest 33 1/3% on each of the first, second and third anniversaries of the date of the grant, February 22, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

(a)	(d)	(e)
	Number of Securities Underlying Unexercised Option/SARs At FY-End (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End ($)(1)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable
W. B. Timmerman	11,873/153,528	27,664/104,648
N. O. Lorick	777/38,266	1,810/17,573
K. B. Marsh	3,875/44,463	9,029/32,012
A. H. Gibbes	3,875/33,693	9,029/27,920
A. M. Milligan	2,932/31,805	6,832/23,521
C. E. Zeigler	0/0	0/0
(1)
Based on the closing price of $27.83 per share on December 31, 2001, the last trading day of the fiscal year.

Long-Term Incentive Plan Awards

                 The following table lists the performance share awards made in 2001 (for potential payment in 2004) under the Long-Term Equity Compensation Plan and estimated future payouts under that plan at threshold, target and maximum levels for each of the executive officers included in the Summary Compensation Table.

Long-Term Incentive Plans
Awards in Last Fiscal Year

(a)	(b)	(c)	(d)	(e)	(f)
			Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance or Other Period Until Maturation or Payout
Name	Number of Shares, Units or Other Rights (#)		Threshold (#)	Target (#)	Maximum (#)
W. B. Timmerman	20,132	2001-2003	8,053	20,132	30,198
N. O. Lorick	5,695	2001-2003	2,278	5,695	8,543
K. B. Marsh	5,695	2001-2003	2,278	5,695	8,543
A. H. Gibbes	4,024	2001-2003	1,610	4,024	6,036
A. M. Milligan	4,024	2001-2003	1,610	4,024	6,036
C. E. Zeigler, Jr.	5,695	2001-2003	0	0	0

        Payouts occur when SCANA's Total Shareholder Return is in the top two-thirds of the Long-Term Equity Compensation Plan peer group, and will vary based on SCANA's ranking against the peer group. Executives earn threshold payouts at the 33rd percentile of three-year performance. Target payouts will be made at the 50th percentile of three-year performance. Maximum payouts will be made when performance is at or above the 75th percentile of the peer group. Payments will be made on a sliding scale for performance between threshold and target and target and maximum. No payouts will be earned if performance is at less than the 33rd percentile. Awards are designated as target shares of SCANA Common Stock and may be paid in stock or cash or a combination of stock and cash.

Defined Benefit Plans

        SCANA has a tax qualified defined benefit retirement plan. The plan has a mandatory cash balance benefit formula (the "Cash Balance Formula") for employees hired on or after January 1, 2000. Effective July 1, 2000, SCANA employees hired prior to January 1, 2000 were given the choice of remaining under the Retirement Plan's final average pay benefit formula or switching to the cash balance benefit option. All the executive officers named in the Summary Compensation Table elected to participate under the cash balance option of the plan.

        The Cash Balance Formula benefit is expressed in the form of a hypothetical account balance. Employees electing to participate under the cash balance option had an opening account balance established for them. The opening account balance was equal to the present value of the participant's June 30, 2000 accrued benefit under the final average pay formula. Participants who had 20 years of vesting service or who had 10 years of vesting service and whose age plus service equaled at least 60 were given transition credits. For these participants, the beginning account balance was determined so that projected benefits under the cash balance option approximated projected benefits under the final average pay formula at the earliest date at which unreduced benefits are payable under the plan.

        Account balances are increased monthly by interest and compensation credits. The interest rate used for accumulating account balances changes annually and is equal to the average rate for 30-year Treasuries for December of the previous calendar year. Compensation credits equal 5% of compensation under the Social Security Wage Base and 10% of compensation in excess of the Social Security Wage Base.

        In addition to its Retirement Plan for all employees, SCANA has Supplemental Executive Retirement Plans ("SERPs") for certain eligible employees, including officers. A SERP is an unfunded plan that provides for benefit payments in addition to benefits payable under the qualified Retirement Plan in order to replace benefits lost in the Retirement Plan because of Internal Revenue Code maximum benefit limitations.

        The estimated annual retirement benefits payable as life annuities at age 65 under the plans, based on projected compensation (assuming increases of 4% per year), to the executive officers named in the Summary Compensation Table are as follows: Mr. Timmerman — $427,476; Mr. Lorick — $282,696; Mr. Marsh — $311,556; Mr. Gibbes — $175,944; Mrs. Milligan — $240,408; and Mr. Zeigler — $0.

Termination, Severance and Change in Control Arrangements

        SCANA maintains an Executive Benefit Plan Trust. The purpose of the trust is to help retain and attract quality leadership in key SCANA positions in the current transitional environment of the utilities industry. The trust holds SCANA contributions (if made) which may be used to pay deferred and other compensation benefits of certain directors, executives and other key employees of SCANA in the event of a Change in Control (as defined in the trust). The current executive officers included in the Summary Compensation Table participate in all the plans listed below which are covered by the trust.

  (1)
  Executive Deferred Compensation Plan

  (2)
  Supplemental Executive Retirement Plan

  (3)
  Long-Term Equity Compensation Plan

  (4)
  Annual Incentive Plan

  (5)
  Key Executive Severance Benefits Plan

  (6)
  Supplementary Key Executive Severance Benefits Plan

        The Key Executive Severance Benefits Plan and each of the plans listed under (1) through (4) provide for payment of benefits in a lump sum to the eligible participants immediately upon a Change in Control, unless the Key Executive Severance Benefits Plan is terminated prior to the Change in Control. In contrast, the Supplementary Key Executive Severance Benefits Plan is operative for a period of 24 months following a Change in Control where the Key Executive Severance Benefits Plan is inoperative because it was terminated before the Change in Control. The Supplementary Key Executive Severance Benefits Plan provides benefits in lieu of those otherwise provided under plans (1) through (4) if: (i) the participant is involuntarily terminated from employment without "Just Cause," or (ii) the participant voluntarily terminates employment for "Good Reason" (as these terms are defined in the Supplementary Key Executive Severance Benefits Plan).

        Benefit distributions relative to a Change in Control, as to which either the Key Executive Severance Benefits Plan or the Supplementary Key Executive Severance Benefits Plan is operative, include an amount equal to estimated federal, state and local income taxes and any estimated applicable excise taxes owed by plan participants on those benefits.

        The benefit distributions under the Key Executive Severance Benefits Plan would include the following three benefits:

  •
  An amount equal to three times the sum of: (i) the participant's annual base salary in effect as of the Change in Control and (ii) the officer's target annual incentive award in effect as of the Change in Control under the Annual Incentive Plan.

  •
  An amount equal to the projected cost for medical, long-term disability and certain life insurance coverage for three years following the Change in Control as though the participant had continued to be a SCANA employee.

  •
  An amount equal to the participant's Supplemental Executive Retirement Plan benefit accrued to the date of the Change in Control, increased by the present value of projected benefits that would otherwise accrue under the plan (based on the plan's actuarial assumptions) assuming that the participant remained employed until reaching age 65 and offset by the value of the participant's Retirement Plan benefit.

        Additional benefits upon a Change in Control where the Key Executive Severance Benefits Plan is operable are:

  •
  A benefit distribution of all amounts credited to the participant's Executive Deferred Compensation Plan account as of the date of the Change in Control.

  •
  A benefit distribution under the Long-Term Equity Compensation Plan equal to 100% of the targeted performance share awards for all performance periods not completed as of the date of the Change in Control, if any.

  •
  Under the Long-Term Equity Compensation Plan, all nonqualified stock options awarded would become immediately exercisable and remain exercisable throughout their term.

  •
  A benefit distribution under the Annual Incentive Plan equal to 100% of the target award in effect as of the date of the Change in Control.

        The benefits and their respective amounts, when the Supplementary Key Executive Severance Benefits Plan is operable, would be the same except that the benefits payable with respect to the Executive Deferred Compensation Plan would be increased by the prime rate published in the Wall Street Journal most nearly preceding the date of the Change in Control plus 3% calculated until the end of the month preceding the month in which the benefits are distributed.

REPORT ON EXECUTIVE COMPENSATION

                 SCANA's executive compensation program is designed to support SCANA's overall objective of creating shareholder value by:

  •
  Hiring and retaining premier executive talent;

  •
  Having a pay-for-performance philosophy linking rewards to corporate and business unit results;

  •
  Placing a substantial portion of pay for senior executives "at-risk" and aligning the interests of executives with the long-term interests of shareholders through equity-based compensation; and

  •
  Balancing elements of the compensation program to reflect SCANA's financial, customer-oriented and strategic goals.

        We believe our program performs a vital role in keeping our executives focused on SCANA's goal of enhancing shareholder value.

        A description of the program and a discussion of Mr. Timmerman's 2001 compensation follows.

Program Elements

        Executive compensation consists primarily of three key components: base salary, short-term incentive compensation (Annual Incentive Plan) and long-term incentive compensation (Long-Term Equity Compensation Plan).

        Compensation levels for these components are established annually based on a comparison to a market, which consists of utilities of various sizes, smaller telecommunications companies and general industry. Results are adjusted through regression analysis to account for differences in company size. Some of the utility market companies are included in the Long-Term Equity Compensation Plan Peer Group shown in the Performance Graph on page 21. We do not include all of the peer group companies in the market because we believe that SCANA's competition for executives does not include all of those companies and includes other utilities, telecommunications companies and general industry companies.

        For 2001, all elements of executive compensation with the exception of short-term incentives and perquisites were below the market median as adjusted for company size. The combined effect of increasing short-term incentive targets and continuing to move targeted compensation levels toward the market median has improved SCANA's position relative to the market with regards to short-term incentives and perquisites. However, total target compensation is still below the market median.

        The specific components of SCANA's compensation program for executive officers are described more fully in the following paragraphs. Each component of the compensation package, including severance plans, insurance and other benefits, is considered in determining total compensation.

Base Salaries

        Executive salaries are reviewed annually by the Management Development and Corporate Performance Committee. Adjustments may be made on the basis of an assessment of individual performance, relative levels of accountability, prior experience, breadth and depth of knowledge and changes in market pay practices.

Annual Incentive Plans

        SCANA has Annual Incentive Plans for its officers and officers of its subsidiaries. The plans promote SCANA's pay-for-performance philosophy, as well as its goal of having a meaningful amount of executive pay "at-risk." Through these plans, financial incentives are provided in the form of annual cash bonuses.

        Executives eligible for these plans are assigned threshold, target and maximum bonus levels as a percentage of salary. Bonuses earned are based on the level of performance achieved. Award payouts may increase to a maximum of 1.5 times target if performance exceeds the goals established. Award payouts may decrease, generally to a minimum of one-half the target-level awards, if performance fails to meet established targets, but results are achieved at minimum or threshold levels. Awards earned based on the achievement of pre-established goals may nonetheless be decreased if the Management Development and Corporate Performance Committee determines that actual results warrant a lower payout.

        The various Annual Incentive Plans in which officers of SCANA and its subsidiaries participate place their major emphasis on achieving profitability targets, with the remaining emphasis focused upon meeting annual business objectives relating to such matters as efficiency, quality of service, customer satisfaction and progress toward SCANA's strategic objectives. These plans also allow for an adjustment of an award based upon an evaluation of individual performance. Each award may be increased or decreased by no more than 20% based on the individual performance evaluation, but in no case may an award exceed the maximum payout of 1.5 times target.

        There were no annual incentive award payouts for 2001 because SCANA did not meet profitability targets for the year.

Long-Term Equity Compensation Plan

        The potential value of long-term incentive opportunities comprises a significant portion of the total compensation package for officers and key employees. The Long-Term Equity Compensation Plan Committee believes this approach to total compensation provides the appropriate focus for those officers and other key employees who are charged with the responsibility for managing the Company and achieving success for SCANA shareholders. A portion of each executive's potential compensation consists of awards under the Long-Term Equity Compensation Plan. The committee may award to eligible employees incentive and nonqualified stock options, stock appreciation rights (either alone or in tandem with a related option), restricted stock, performance units and performance shares. Certain of these awards may be granted subject to satisfaction of specific performance goals. In 2001, two types of long-term equity compensation awards were granted: performance share awards (which made up 40% of each executive's long-term compensation award) and nonqualified stock option awards (which made up 60% of such award).

Performance Share Awards

        SCANA's performance share award feature of the Long-Term Equity Compensation Plan pays bonuses to executives based on SCANA's Total Shareholder Return ("TSR") relative to a group of peer companies over a three-year period. The purpose of performance share awards is to ensure that executives are compensated only when shareholders gain. The peer group includes 66 electric and gas utilities, none of which have annual revenues of less than $100 million.

        TSR is stock price increase over the three-year period, plus cash dividends paid during that period, divided by stock price as of the beginning of the three-year period. Comparing SCANA's TSR to the TSR of a large group of other utilities reflects SCANA's recognition that investors could have invested their funds in other utility companies and measures how well SCANA performed when compared to others operating in similar interest, tax, economic and regulatory environments.

        Based on TSR for the performance period, plan participants did not receive a payout for the 1999-2001 plan cycle.

Nonqualified Stock Option Awards

        The nonqualified stock options granted in 2001 give officers the right to purchase shares of SCANA Common Stock at the fair market value of a share on the date the options were granted, and have terms of 10 years. The options become exercisable in 33 1/3% increments on each of the first three anniversaries of the grant date. The purpose of stock options is to align compensation directly with increases in shareholder value. Accordingly, these options will be valuable to recipients only if the market price of SCANA's stock increases.

Policy with Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000. It is the general intention of SCANA to meet the requirements for deductibility under Section 162(m); however, SCANA reserves the right, where merited by changing business conditions or an executive's individual performance, to authorize compensation payments which may not be fully deductible by SCANA.

Compensation of Chief Executive Officer
for 2001

        For 2001, Mr. Timmerman's compensation consisted of the following:

  •
  Base salary of $676,300 derived by reference to executive pay for the market group described. This amount approximates the median base salary for the market. Mr. Timmerman's salary increase of $139,200 from $537,100 to $676,300 was based on his responsibilities as Chairman and Chief Executive Officer, external pay practices and the Management Development and Corporate Performance Committee's assessment of his overall performance during the preceding year. Because this determination was subjective, no one factor was assigned a particular weighting by the committee.

  •
  Mr. Timmerman did not receive an annual incentive award payout for 2001 because SCANA did not meet profitability targets for the year.

  •
  In 2001, Mr. Timmerman's Long-Term Equity Compensation Plan target award was set at 125% of the salary level for his position. This resulted in a target award of 20,132 performance shares for the period 2001-2003 and an award of 129,781 stock options. The amount of the award was determined by the Long-Term Equity Compensation Plan Committee based on Mr. Timmerman's salary, level of responsibility and competitive practices. Based on TSR for the performance period, Mr. Timmerman and other plan participants did not receive a performance share award payout for the 1999-2001 plan cycle.

Management Development and Corporate Performance Committee	Long-Term Equity Compensation Plan Committee
H. M. Chapman*	H. M. Chapman*
B. L. Amick	B. L. Amick
W. B. Bookhart, Jr.	J. A. Bennett
W. C. Burkhardt	W. B. Bookhart, Jr.
M. K. Sloan	W. C. Burkhardt
H. C. Stowe	E. T. Freeman
W. B. Timmerman**	D. M. Hagood
L. M. Miller
M. K. Sloan
H. C. Stowe
G. S. York

          *Chairman of the Committee

        **As noted on page 5, Mr. Timmerman is a non-voting member of the Management Development and Corporate Performance Committee. He did not participate in any of its decisions concerning executive compensation.

        SCANA files various documents with the Securities and Exchange Commission, some of which incorporate information by reference. This means that information previously filed with the Securities and Exchange Commission by SCANA should be considered as part of the filing.

        The Performance Graph, Audit Committee Report and Report on Executive Compensation in this Proxy Statement are not incorporated by reference into any other filings with the Securities and Exchange Commission.

PERFORMANCE GRAPH

                 The line graph on the following page compares the cumulative Total Shareholder Return of SCANA assuming reinvestment of dividends with that of the Long-Term Equity Compensation Plan peer group, the S&P Utilities and the S&P 500. SCANA's Total Shareholder Return is measured against an index of the peer group to determine whether performance goals under the Long-Term Equity Compensation Plan have been met. This group consists of 66 utilities and was adjusted from last year to reflect name changes, changes resulting from mergers and acquisitions and changes resulting from companies no longer meeting the standards required for inclusion in the peer group. The peer group index was prepared by Hewitt Associates, a compensation and benefits consulting company. The index consists of SCANA and the following companies: Allegheny Energy, Inc.
Allete
Alliant Corporation
Ameren Corp.
American Electric Power Co., Inc.
Avista Corporation
Black Hills Corp.
Central Vermont Public Service Corp.
CH Energy Group Inc.
CINergy Corp.
Citizens Communications Co.
CLECO Corp.
CMS Energy Corp.
Conectiv, Inc.
Consolidated Edison, Inc.
Constellation Energy Corp.
Dominion Resources, Inc.
DPL, Inc.
DQE, Inc.
DTE Energy Co.
Duke Energy Corp.
Edison International
El Paso Electric Co.
Empire District Electric Co.
Energy East Corporation
Entergy Corp.
Exelon Corp.
FirstEnergy Corp.
FPL Group, Inc.
Great Plains Energy
Green Mountain Power Corp.
Hawaiian Electric Industries, Inc.
IDACORP, Inc.
Madison Gas & Electric Company
Montana Power Co.
Niagara Mohawk Holdings, Inc.
Nisource, Inc.
Northeast Utilities
Northwestern Corporation
NSTAR
OGE Energy Corp.
Otter Tail Power Co.
PG&E Corp.
Pinnacle West Capital Corp.
Potomac Electric Power Co.
PNM Resources Inc.
PPL Corporation
Progress Energy, Inc.
Public Service Enterprise Group, Inc.
Puget Sound Energy, Inc.
Reliant Energy Inc.
RGS Energy Group, Inc.
Sierra Pacific Resources
Southern Company
TECO Energy, Inc.
TXU Corp.
UIL Holdings Corp.
UniSource Energy Corp.
UNITIL Corp.
Utilicorp United, Inc.
Vectren Corporation
Western Resources, Inc.
Wisconsin Energy Corp.
WPS Resources Corp.
Xcel Energy Inc.

SCANA Corporation
Comparison of Five-Year Cumulative Total Return*
SCANA Corporation, Long-Term Equity Compensation Plan Peer Group,
S&P Utilities and S&P 500

Assumes $100 invested on December 31, 1996, in SCANA Corporation Common Stock, Long-Term Equity Compensation Plan Peer Group and S&P Indices.

*Total return assumes reinvestment of dividends.

AUDIT COMMITTEE REPORT

                 The Board of Directors of the Company adopted an Audit Committee Charter at its meeting on April 27, 2000. The Charter (provided as an appendix to the 2001 Proxy Statement) was reviewed this year by the Board of Directors and no changes were recommended. The Audit Committee of the Board has responsibility for considering the appointment of the independent auditors for the Company, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Under the rules of the New York Stock Exchange, all members of the Audit Committee are independent.

        In connection with the December 31, 2001 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; (iii) received and discussed with the auditors matters required by Independence Standards Board Statement No. 1; and (iv) considered the compatibility of non-audit services with the auditor's independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

THE AUDIT COMMITTEE
Elaine T. Freeman, Chairman
James A. Bennett
D. Maybank Hagood
W. Hayne Hipp
Harold C. Stowe
G. Smedes York

PROPOSAL 2 — APPROVAL OF APPOINTMENT OF AUDITORS

                 The shares represented by your proxy will be voted (unless you indicate to the contrary) to approve the selection of Deloitte & Touche LLP, as independent auditors to examine the Company's 2002 financial statements. Deloitte & Touche LLP examined the financial statements included in this Proxy Statement.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to make such statements as they may desire and are expected to be available to respond to appropriate questions from shareholders.

Accounting Fees

        The following table sets forth the aggregate fees billed to SCANA Corporation and subsidiaries for the fiscal year ended December 31, 2001 by the Company's principal accounting firm, Deloitte & Touche LLP:

Audit Fees	$946,694
Financial Information Systems Design and Implementation Fees	0
All Other Fees:
Audit Related(1)	850,145
Non-Audit Related	348,271

Total All Other Fees	1,198,416

Total Fees	$2,145,110

        As noted in its report, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining the auditor's independence.

(1) Includes fees for consents, comfort letters, employee benefit plan audits, regulatory reports, deferred tax matters and assessment of internal controls.

OTHER INFORMATION

         Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require that SCANA disclose late filings of reports of beneficial ownership and changes in beneficial ownership by its directors, executive officers and greater than 10% beneficial owners. To our knowledge, based solely on a review of Forms 3, 4 and 5 and amendments to such forms and written representations made to us, all filings on behalf of such persons were made on a timely basis in 2001, except that we filed late one report covering one transaction on behalf of each of Ms. Lynne M. Miller and Mr. Asbury H. Gibbes.

Shareholder Proposals and Recommendations for a Director Nominee

        Any shareholder may recommend to the Executive Committee, persons for nomination for director, by writing to the Corporate Secretary, 1426 Main Street, Columbia, South Carolina 29201.

        In order to be considered for inclusion in SCANA's Proxy Statement and Proxy Card for its 2003 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of SCANA Corporation, 1426 Main Street, Columbia, South Carolina 29201, by November 22, 2002. Securities and Exchange Commission rules contain standards for determining whether a shareholder proposal is required to be included in a proxy statement.

        Under SCANA's bylaws, any shareholder who intends to present a proposal, or nominate an individual to serve as a director, at the 2003 Annual Meeting of SCANA Shareholders, must notify SCANA no later than November 22, 2002 of his intention to present the proposal or make the nomination. The shareholder also must comply with the other requirements in the bylaws. Any shareholder may request a copy of the relevant bylaw provision by writing to the office of the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201.

Expenses of Solicitation

        This solicitation of proxies is being made by SCANA. We pay the cost of preparing, assembling and mailing this proxy soliciting material, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. SCANA has retained Corporate Investor Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey 07072, to assist in the solicitation of proxies for the 2002 Annual Meeting at a fee of $6,000 plus associated costs and expenses.

        In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph, or by SCANA officers and employees without additional compensation.

Tickets to the Annual Meeting

        An admission ticket to the meeting is enclosed. If you plan to attend the Annual Meeting, please so indicate when you vote.

        If your shares are owned jointly and you need an additional ticket, you should contact the Corporate Secretary, SCANA Corporation, 1426 Main Street, Mail Code 13-4, Columbia, South Carolina 29201, or call 1-803-217-9683. If you forget to bring an admission ticket, you will be admitted to the meeting only if you are listed as a shareholder of record as of the close of business on March 8, 2002 and bring proof of identification or, if you hold your shares through a stockbroker or other nominee, you provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a brokerage statement showing your share ownership as of March 8, 2002.

Availability of Form 10-K

        A copy of SCANA's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, to be filed with the Securities and Exchange Commission, including the financial statements and financial schedules and a list of exhibits, will be provided without charge to each shareholder to whom this Proxy Statement is delivered upon receipt by the

Company of a written request from such shareholder. The exhibits to the Form 10-K will also be provided upon request and payment of copying charges. Requests for the Form 10-K should be directed to:

  H. John Winn III
  Manager-Investor Relations and
      Shareholder Services
  SCANA Corporation
  1426 Main Street (054)
  Columbia, South Carolina 29201

SCANA CORPORATION

Lynn M. Williams
 Secretary
March 22, 2002

APPENDIX

Annual Financial Statements, Review of Operations and Related Information:
Selected Financial and Other Statistical Data	A-1
SCANA's Business	A-2
Management's Discussion and Analysis of Financial Condition and Results of Operations	A-4
Quantitative and Qualitative Disclosures about Market Risk	A-24
Independent Auditors' Report	A-26
Consolidated Balance Sheets	A-27
Consolidated Statements of Income	A-29
Consolidated Statements of Cash Flows	A-30
Consolidated Statements of Capitalization	A-31
Consolidated Statements of Comprehensive Income and Changes in Common Equity	A-33
Notes to Consolidated Financial Statements	A-34
Market for Registrant's Common Equity and Related Shareholder Matters	A-59
Executive Officers	A-60
Directors	A-61

SELECTED FINANCIAL AND OTHER STATISTICAL DATA

	(Dollars in millions, except per share and rate amounts)
As of or for the Year Ended December 31,	2001	2000	1999	1998	1997
Statement of Income Data
Operating Revenues	$3,451	$3,433	$2,078	$2,106	$1,725
Operating Income	528	554	353	470	425
Other Income	550	44	90	19	41
Income Before Cumulative Effect of Accounting Change	539	221	179	223	221
Net Income	539	250	179	223	221
Balance Sheet Data
Utility Plant, Net	$5,263	$4,949	$3,851	$3,787	$3,648
Total Assets	7,822	7,427	6,011	5,281	4,932
Capitalization:
Common Equity	2,194	2,032	2,099	1,746	1,788
Preferred Stock (Not subject to purchase or sinking funds)	106	106	106	106	106
Preferred Stock, net (Subject to purchase or sinking funds)	10	10	11	11	12
SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary, SCE&G Trust I, Holding Solely $50 million Principal Amount of 7.55% Junior Subordinated Debentures of SCE&G, due 2027	50	50	50	50	50
Long-term Debt, net	2,646	2,850	1,563	1,623	1,566

Total Capitalization	$5,006	$5,048	$3,829	$3,536	$3,522

Common Stock Data
Weighted Average Number of Common Shares Outstanding (Millions)	104.7	104.5	103.6	105.3	107.1
Basic and Diluted Earnings Per Share	$5.15	$2.40	$1.73	$2.12	$2.06
Dividends Declared Per Share of Common Stock	$1.20	$1.15	$1.32	$1.54	$1.51
Other Statistics(1)
Electric:
Customers (Year-End)	547,388	537,253	523,552	517,447	503,905
Total sales (Million KWH)	22,928	23,352	21,744	21,203	18,852
Residential:
Average annual use per customer (KWH)	14,196	14,596	14,011	14,481	13,214
Average annual rate per KWH	$.0805	$.0787	$.0787	$.0801	$.0799
Generating capability — Net MW (Year-End)	4,520	4,544	4,483	4,387	4,350
Territorial peak demand — Net MW	4,196	4,211	4,158	3,935	3,734
Regulated Gas:
Customers (Year-End)	646,230	637,018	260,456	257,051	252,797
Sales, excluding transportation (Thousand Therms)	1,183,463	1,389,975	1,013,083	1,002,952	945,289
Residential:
Average annual use per customer (Therms)	616	644	507	521	531
Average annual rate per therm	$1.17	$1.08	$.86	$.86	$.86
Nonregulated Gas:
Retail customers (Year-End)	385,581	431,814	430,950	78,091	n/a
Firm customer deliveries (Thousand Therms)	359,602	431,115	229,660	4,692	n/a
Interruptible customer deliveries (Thousand Therms)(2)	407,188	306,099	188,828	2,167,931	782,248
(1)
Other Statistics for 2000 exclude the effect of the change in accounting for unbilled revenues, where applicable.
(2)
Interruptible customer deliveries for 1998 and 1997 include volumes from the Houston office of SCANA Energy Marketing, Inc., which was closed in 1999.

        Other significant events affecting historical earnings trends include the following:

  •
  Effective January 1, 2000, SCANA Corporation (SCANA) acquired Public Service Company of North Carolina, Incorporated, which increased earnings by $21 million or $.20 per share, exclusive of interest costs on acquisition debt.
  •
  In 1999 SCANA sold its propane businesses and recognized a gain of $30 million or $.29 per share.
  •
  In 1999 SCANA sold telecommunications towers and recognized a gain of $4.8 million or $.05 per share.
  •
  In 2001, SCANA exchanged its shares of Powertel, Inc., for shares of Deutsche Telekom AG and recognized a gain of $354 million or $3.38 per share. SCANA also sold its home security business and recognized a gain of $4.6 million or $.04 per share. Also in 2001, SCANA recognized impairment losses on telecommunications and other investments and recorded losses of $44 million or $.42 per share.

SCANA'S BUSINESS

                 SCANA Corporation (SCANA) is a public utility holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA) which has 12 direct, wholly owned subsidiaries (collectively, the Company) that are engaged in the functionally distinct operations described below, and an investment in ITC^DeltaCom, Inc., (ITC^DeltaCom) a telecommunications services company in the southeastern United States. SCANA also has investments in two limited liability companies (LLCs): one owns and operates a cogeneration facility in Charleston, South Carolina and the other owns and operates a lime production facility in Charleston, South Carolina. Effective February 28, 2002 SCANA sold its interest in the lime production facility. SCANA also has four other direct, wholly owned subsidiaries that are in liquidation.

Regulated Utilities

        South Carolina Electric & Gas Company (SCE&G) is a regulated public utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas in South Carolina. SCE&G also renders urban bus service in the metropolitan area of Columbia, South Carolina. In November 2001 SCE&G signed a letter of intent to transfer the transit system to an unaffiliated regional transit authority. SCE&G's electric service area extends into 24 counties covering more than 15,000 square miles in the central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 33 of the 46 counties in South Carolina and covers more than 22,000 square miles. The total population of the counties representing the combined service area is approximately 2.6 million. Predominant industries in the areas served by SCE&G include synthetic fibers; chemicals; fiberglass; paper and wood; metal fabrication; stone, clay and sand mining and processing; and textile manufacturing.

        South Carolina Generating Company, Inc. (GENCO) owns and operates an electric power plant and sells electricity solely to SCE&G. South Carolina Fuel Company (Fuel Company) acquires, owns and provides financing for SCE&G's nuclear fuel, fossil fuel and sulfur dioxide emission allowance requirements.

        South Carolina Pipeline Corporation (SCPC) is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies and directly to industrial customers in 40 counties throughout South Carolina. SCPC owns liquified natural gas (LNG) liquefaction and storage facilities. It also supplies the natural gas for SCE&G's gas distribution system. Other resale customers include municipalities and county gas authorities and gas utilities.

        Public Service Company of North Carolina, Incorporated (PSNC) is a public utility engaged primarily in purchasing, selling, transporting and distributing natural gas to approximately 379,000 residential, commercial and industrial customers. PSNC provides service to 26 of its 28 franchised counties covering approximately 12,000 square miles in North Carolina. PSNC, through a wholly owned, non-regulated subsidiary, refuels natural gas vehicles and converts gasoline-fueled vehicles to natural gas.

Nonregulated Businesses

        SCANA Energy Marketing, Inc. (Energy Marketing) markets natural gas and wholesale electricity primarily in the southeast. Energy Marketing also provides energy-related risk management services to producers and customers. In addition, SCANA Energy, a division of Energy Marketing, markets natural gas to approximately 385,000 customers (as of December 31, 2001) in Georgia's deregulated natural gas market.

        SCANA Communications, Inc. (SCI) owns and operates a 500-mile fiber optic telecommunications network in South Carolina and provides tower site construction,

management and rental services in South Carolina and Georgia. SCI also owns an 800 Mhz radio service network within South Carolina, and in June 2001, agreed to subcontract the operation and maintenance of its network to Motorola, Inc. (Motorola) for the period July 1, 2001 through March 31, 2002. SCI intends to sell the network to Motorola at a purchase price in excess of its carrying value.

        SCANA Communications Holdings, Inc. (SCH), a Delaware corporation and a wholly owned subsidiary of SCI, has investments in ITC Holding Company, Inc., ITC^DeltaCom, Inc., and Knology, Inc., which are telecommunications services companies in the southeastern United States. SCH also has an investment in Deutsche Telekom AG (DTAG), an international telecommunications carrier. This investment was received in exchange for its Powertel, Inc. (Powertel) investment owned prior to DTAG's acquisition of Powertel in May 2001.

        ServiceCare, Inc. (ServiceCare) is engaged primarily in providing homeowners with service contracts on their home appliances. In March 2001 ServiceCare completed the sale of its home security and alarm monitoring division.

        SCG Pipeline, Inc. (SCG), when operational, will provide interstate transportation services for natural gas to markets in southeastern Georgia and South Carolina. SCG will transport natural gas from interconnections with Southern Natural at Port Wentworth, Georgia, and from an import terminal owned by Southern LNG at Elba Island, near Savannah, Georgia. The endpoint of SCG's line will be at the site of SCE&G's proposed natural gas-fired generating station in Jasper County, South Carolina. In December 2001 SCG filed an application with the Federal Energy Regulatory Commission (FERC) for a Certificate of Public Convenience and Necessity to acquire and build a pipeline from Elba Island, Georgia to Jasper County, South Carolina. The project has an anticipated in-service date of November 2003.

        Primesouth, Inc. is engaged primarily in power plant management and maintenance services. Primesouth is also involved in the operation of an alternate fuel facility owned by non-affiliates, and it receives management fees and expense reimbursements related to those activities.

        SCANA Resources, Inc. conducts energy-related businesses and provides energy-related services.

Service Company

        SCANA Services, Inc. provides administrative, management and other services to the subsidiaries and business units within the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Cautionary Language Concerning Forward-Looking Statements

        Statements included in this discussion and analysis which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) changes in the utility and nonutility regulatory environment, (3) changes in the economy, especially in areas served by the Company's subsidiaries, (4) the impact of competition from other energy suppliers, (5) growth opportunities for the Company's regulated and diversified subsidiaries, (6) the results of financing efforts, (7) changes in the Company's accounting policies, (8) weather conditions, especially in areas served by the Company's subsidiaries, (9) performance of and marketability of the Company's investments in telecommunications companies, (10) inflation, (11) changes in environmental regulations, (12) volatility in commodity natural gas markets and (13) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the U.S. Securities and Exchange Commission (SEC). The Company disclaims any obligation to update any forward-looking statements.

COMPETITION

Electric Operations

        After the energy supply and pricing problems experienced in California in 2000 and 2001, the efforts to restructure electric markets at the state level have slowed considerably. Many states that had considered legislation to restructure the electric industry have stopped such efforts or are proceeding more slowly.

        In South Carolina, electric restructuring efforts remain stalled, and consideration of electric restructuring legislation is unlikely in 2002. Further, while several companies have announced their intent to site merchant generating plants in the Company's service territory, economic events, environmental concerns and other factors have slowed those efforts. Legislation or regulatory action at the Federal level, particularly as part of a larger energy policy initiative, may be considered in 2002. The Company is not able to predict whether any restructuring legislation or regulatory action will be enacted and, if it is, the conditions it will impose on utilities.

        SCANA's electric and gas utility, SCE&G, has undertaken a variety of initiatives aimed at preparing for a restructured electric market. These initiatives include obtaining accelerated recovery of electric regulatory assets, establishing open access transmission tariffs and selling bulk power to wholesale customers at market-based rates. Marketing of services to commercial and industrial customers has increased significantly, and SCE&G has executed long-term power supply contracts with a significant portion of its industrial customers. The Company believes that these actions, as well as numerous others that have been and will be taken, demonstrate its ability and commitment to succeed in the evolving operating environment.

Gas Distribution

        Effective January 1, 2000 SCANA completed its acquisition of PSNC. The acquisition has been accounted for as a purchase. PSNC is operated as a wholly owned subsidiary of SCANA. As a result of the transaction, SCANA became a registered public utility holding company under PUHCA.

Gas Transmission

        SCG, when operational, will provide interstate transportation services for natural gas to markets in southeastern Georgia and South Carolina. SCG will transport natural gas from interconnections with Southern Natural at Port Wentworth, Georgia, and from an import terminal owned by Southern LNG at Elba Island, near Savannah, Georgia. The endpoint of SCG's line will be at the site of SCE&G's proposed natural gas-fired generating station in Jasper County, South Carolina. In December 2001, SCG filed an application with FERC for a Certificate of Public Convenience and Necessity to acquire and build a pipeline from Elba Island, Georgia to Jasper County, South Carolina. The project has an anticipated in-service date of November 2003.

        SCPC's plans to convert from a closed system to an open-access transportation-only system have been postponed indefinitely due to a number of factors, including the impact of the current economic downturn and the lack of consistent customer support for the proposed plan of system conversion.

Retail Gas Marketing

        SCANA Energy, the Company's non-regulated retail gas division in Georgia, has maintained its position as the second largest marketer in Georgia, with an approximate 27 percent market share. Due to record high natural gas prices and cold winter temperatures, the Georgia Public Service Commission (GPSC) adopted emergency rules which prohibited gas marketers from disconnecting service to residential customers for non-payment from mid-January through March 2001. Customers were also permitted to switch marketers without first paying outstanding balances owed to their previous provider. As a result of this action, SCANA Energy increased its allowance for uncollectible accounts in the first quarter of 2001 and, to the extent permitted by other GPSC rules, has implemented more stringent credit policies.

        Since that time, the GPSC has remained extremely active in its review and oversight of the natural gas marketplace. In the summer of 2001 the GPSC placed restrictions on the length of time that customer deposits may be held by marketers and also called for other changes in the ways that marketers interact with their customers. Further, in September, Georgia's Governor called for the formation of a task force to study the impact of natural gas deregulation. In January 2002 that task force reported its recommendations regarding further restructuring. The Georgia legislature is currently considering bills which, if enacted, would allow electric membership cooperatives to seek certification to market natural gas and provide for the establishment of a regulated alternative supplier of gas services. These actions raise concern as to the level of additional restrictions which may be placed on marketers, including SCANA Energy, and heighten the risks of SCANA Energy's business efforts in that market.

        SCANA Energy and SCANA's other natural gas distribution, transmission and marketing segments maintain gas inventory and also utilize forward contracts and financial instruments, including futures contracts, to manage their exposure to fluctuating commodity natural gas prices. (See Note 12 of Notes to Consolidated Financial Statements.) As a part of this risk management process, a portion of SCANA's projected natural gas needs has been purchased or otherwise placed under contract. This factor and others (e.g., the level of bad debts experienced) are, in the aggregate, used to establish retail pricing levels at SCANA Energy. As a result of the potential regulatory actions discussed above and other downward pricing pressures inherent in the competitive market, SCANA Energy may be unable to sustain its current levels of customers and/or pricing, thereby reducing expected margins and profitability.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's cash requirements arise primarily from the operational needs of SCANA's subsidiaries, the Company's construction program, the activities or investments of SCANA's subsidiaries and payment of dividends. The ability of SCANA's regulated subsidiaries to replace existing plant investment, as well as to expand to meet future demand for electricity and gas, will depend upon their ability to attract the necessary financial capital on reasonable terms. SCANA's regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and the regulated subsidiaries continue their ongoing construction programs, the Company expects to seek increases in rates. The Company's future financial position and results of operations will be affected by the regulated subsidiaries' ability to obtain adequate and timely rate and other regulatory relief, if requested.

        The estimated primary cash requirements for 2002 and the actual primary cash requirements for 2001, excluding requirements for non-nuclear fuel purchases, short-term borrowings and dividends, are as follows:

(Millions of Dollars)	2002	2001
Property additions and construction expenditures, net of allowance for funds used during construction	$677	$544
Nuclear fuel expenditures	6	4
Investments	18	46
Maturing obligations, redemptions and sinking and purchase fund requirements	714	317

Total	$1,415	$911

        Approximately 41 percent of total cash requirements was provided from internal sources in 2001 as compared to 39 percent in 2000.

        For the years 2003-2006, the Company has an aggregate of $1,034.3 million of long-term debt and preferred stock maturing, which includes an aggregate of $576.3 million for SCE&G, $2.2 million of purchase or sinking fund requirements for SCE&G's preferred stock and $21.4 million for PSNC. SCE&G's long-term debt maturities for the years 2003-2006 include approximately $93.8 million for sinking fund requirements all of which may be satisfied by deposit and cancellation of bonds issued upon the basis of property additions or bond retirement credits. These obligations and other commitments are tabulated below.

Contractual Cash Obligations

December 31, 2001 (Millions of dollars)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term and short-term debt (including interest)	$5,364	$1,071	$1,217	$399	$2,677
Preferred stock sinking funds	11	1	2	1	7
Capital leases	3	1	2	—	—
Operating leases	90	17	37	19	17
Other commercial commitments	1,025	509	305	30	181

        Included in other commercial commitments are estimated obligations under forward contracts for natural gas purchases. Certain of these contracts relate to regulated gas businesses; therefore, the effects of such contracts on gas costs are reflected in gas rates. The forward contracts for natural gas purchases include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts.

        In addition to these commercial commitments, the Company is party to certain New York Mercantile Exchange (NYMEX) futures contracts for which any unfavorable market movements have already been funded in cash. These derivatives are accounted for as cash flow hedges under Statement of Financial Accounting Standards (SFAS) No. 133, and their effects are reflected within other comprehensive income until such time as underlying transactions occur.

        The Company anticipates that its contractual cash obligations will be met through internally generated funds and the incurrence of additional short-term and long-term indebtedness. Sales of additional equity securities may also occur. The Company expects that it has or can obtain adequate sources of financing to meet its projected cash requirements for the foreseeable future.

Financing Limits and Related Matters

        The Company's issuance of various securities including long-term and short-term debt is subject to customary approval or authorization by state and Federal regulatory bodies including state public service commissions, the SEC and FERC. The following paragraphs describe the financing programs currently utilized by the Company.

SCANA Corporation

        SCANA has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities. While issuance of these securities requires customary approvals discussed above, the Indenture under which they are issued contains no specific limit on the amount which may be issued.

        At December 31, 2001 SCANA had $163 million of unused authorized lines of credit, of which $50 million was committed and the remainder was uncommitted. Amounts outstanding under SCANA's lines of credit totaled $0 and $85 million at December 31, 2001 and 2000, respectively.

South Carolina Electric & Gas Company

        SCE&G is subject to the jurisdiction of the Public Service Commission of South Carolina (SCPSC) as to retail electric, gas and transit rates, service, accounting, issuance of securities (other than short-term promissory notes) and other matters.

        SCE&G's First and Refunding Mortgage Bond Indenture, dated April 1, 1945 (Old Mortgage), contains provisions prohibiting the issuance of additional bonds thereunder (Class A Bonds) unless net earnings (as therein defined) for 12 consecutive months out of the 18 months prior to the month of issuance are at least twice the annual interest requirements on all Class A Bonds to be outstanding (Bond Ratio). For the year ended December 31, 2001, the Bond Ratio was 5.77. The Old Mortgage allows the issuance of Class A Bonds up to an additional principal amount equal to (i) 70 percent of unfunded net property additions (which unfunded net property additions totaled approximately $1,759 million at December 31, 2001), (ii) retirements of Class A Bonds (which retirement credits totaled $44.9 million at December 31, 2001), and (iii) cash on deposit with the Trustee.

        SCE&G is also subject to a bond indenture dated April 1, 1993 (New Mortgage) covering substantially all of its electric properties under which its future mortgage-backed debt (New Bonds) will be issued. New Bonds are issued under the New Mortgage on the basis of a like principal amount of Class A Bonds issued under the Old Mortgage which have been deposited with the Trustee of the New Mortgage. New Bonds will be issuable under the New Mortgage only if adjusted net earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice the annual interest requirements on all outstanding bonds (including Class A Bonds) and New Bonds to be outstanding (New Bond Ratio). For the year ended December 31, 2001 the New Bond Ratio was 5.71.

        SCE&G's Restated Articles of Incorporation prohibit issuance of additional shares of preferred stock without the consent of the preferred shareholders unless net earnings (as defined therein) for the 12 consecutive months immediately preceding the month of issuance are at least one and one-half times the aggregate of all interest charges and preferred stock dividend requirements on all shares of preferred stock outstanding immediately after the proposed issue (Preferred Stock Ratio). For the year ended December 31, 2001, the Preferred Stock Ratio was 1.83.

        Without the consent of at least a majority of the total voting power of SCE&G's preferred stock, SCE&G may not issue or assume any unsecured indebtedness if, after such issue or assumption, the total principal amount of all such unsecured indebtedness would exceed ten percent of the aggregate principal amount of all of SCE&G's secured indebtedness and capital and surplus; however, no such consent is required to enter into agreements for payment of principal, interest and premium for securities issued for pollution control purposes.

        At December 31, 2001 SCE&G had $250 million of unused authorized lines of credit under a credit agreement supporting the issuance of commercial paper. SCE&G's commercial paper outstanding at December 31, 2001 and 2000 was $114.7 million and $117.5 million, respectively. In addition, Fuel Company has a credit agreement for a maximum of $125 million with the full amount available at December 31, 2001. The credit agreement supports the issuance of short-term commercial paper for the financing of nuclear and fossil fuels and sulfur dioxide emission allowances. Fuel Company commercial paper outstanding at December 31, 2001 and 2000 was $50.1 million and $70.2 million, respectively. This commercial paper and amounts outstanding under the revolving credit agreement, if any, are guaranteed by SCE&G.

Public Service Company of North Carolina, Incorporated

        PSNC has in effect a medium-term note program for the issuance from time to time of unsecured medium-term debt securities.

        At December 31, 2001 PSNC had $125 million unused authorized lines of credit under a credit agreement supporting the issuance of commercial paper. PSNC had no commercial paper outstanding on December 31, 2001. PSNC's commercial paper outstanding at December 31, 2000 was $125 million.

Financing Transactions and Other Information

        The following financing transactions have occurred since January 1, 2001:

  •
  On January 24, 2001 SCANA issued $202 million of two-year floating rate notes maturing on January 24, 2003. The interest rate is reset quarterly based on three-month LIBOR plus 110 basis points. Proceeds from the debt were used to reduce short-term debt and for general corporate purposes.
  •
  On January 24, 2001 SCE&G issued $150 million of first mortgage bonds having an annual interest rate of 6.70 percent and maturing on February 1, 2011. The proceeds from the sale of these bonds were used to reduce short-term debt and for general corporate purposes.
  •
  On February 16, 2001 PSNC issued $150 million of medium-term notes having an annual interest rate of 6.625 percent and maturing on February 15, 2011. The proceeds were used to reduce short-term debt and for general corporate purposes.
  •
  On May 9, 2001 SCANA issued $300 million of medium-term notes maturing May 15, 2011 and bearing a fixed interest rate of 6.875 percent. SCANA also entered into an interest rate swap agreement, designated as a fair value hedge, to pay variable rate and receive fixed rate interest payments. The proceeds from the issuance of the medium-term notes were used to refinance $300 million of bank notes originally issued to finance SCANA's acquisition of PSNC. The swap agreement was terminated and replaced with another swap agreement to pay variable rate and receive fixed rate interest payments, also designated as a fair value hedge, in August 2001. Approximately $6.5 million received upon the original swap's termination is being amortized over the term of the associated debt.

  •
  On December 19, 2001 PSNC entered into two interest rate swap agreements to pay variable rate and receive fixed rate interest payments on a combined notional amount of $44.9 million. These swaps were designated as fair value hedges of PSNC's $12.9 million, 10 percent senior debentures due 2004 and $32.0 million, 8.75 percent senior debentures due 2012.
  •
  On January 31, 2002 SCANA issued $250 million medium-term notes maturing February 1, 2012 and bearing a fixed interest rate of 6.25 percent. Also on January 31, 2002 SCANA issued $150 million of two-year floating rate notes maturing on February 1, 2004. The interest rate on the floating rate notes is reset quarterly based on three-month LIBOR plus 62.5 basis points. Proceeds from these issuances were used to refinance $400 million of two-year floating rate notes that matured on February 8, 2002, which had been issued to finance SCANA's acquisition of PSNC.
  •
  On January 31, 2002 SCE&G issued $300 million of first mortgage bonds having an annual interest rate of 6.625 percent and maturing February 1, 2032. The proceeds from the sale of these bonds were used to reduce short-term debt primarily incurred as a result of SCE&G's construction program and to redeem its First and Refunding Mortgage Bonds, 8 7/8 percent Series due August 15, 2021.

        The Company's electric and natural gas businesses are seasonal in nature, with the primary demand for electricity being experienced during summer and winter and the primary demand for natural gas being experienced during winter. As a result of the significant increase during the latter half of 2000 in the cost to the Company of natural gas and the colder than normal weather experienced in December, the Company experienced significant increases in its working capital requirements, contributing to the need for the financings by SCANA and PSNC in early 2001 described above. The more recent borrowings were necessitated by the cash requirements of the construction program, including the projects described below.

        SCE&G is constructing a $256 million gas turbine generator project in Aiken County, South Carolina. Two combined-cycle turbines will burn natural gas to produce 300 megawatts of new electric generation and use exhaust heat to replace coal-fired steam that powers two existing 75 megawatt turbines at the Urquhart Generating Station. The turbine project is scheduled to be completed by June 2002.

        In October 1999 FERC notified SCE&G of its agreement with SCE&G's plan to reinforce Lake Murray Dam in order to maintain the lake in case of an extreme earthquake. Construction for the project and related activities, which began in the third quarter of 2001, are expected to cost $250 million and be completed in 2005. Any costs incurred by SCE&G are expected to be recoverable through electric rates.

        In October 2001 SCE&G filed with the SCPSC its siting plans to construct an 875 megawatt generation facility in Jasper County, South Carolina, to supply electricity to its South Carolina customers. The facility will include three natural gas combustion-turbine generators and one steam-turbine generator. Construction of the $450 million facility is expected to begin in April 2002, with commercial operation in the summer of 2004. In connection with the facility, SCE&G has signed a 250 megawatt electric supply contract with North Carolina Electric Membership Corporation for a term of at least nine years beginning January 1, 2004.

ENVIRONMENTAL MATTERS

Electric Operations

        The Clean Air Act Amendments of 1990 (CAA) required electric utilities to reduce emissions of sulfur dioxide and nitrogen oxides (NOx) substantially by the year 2000. The Company's compliance with these reductions has been accomplished. The Environmental Protection Agency (EPA) has indicated that it will propose regulations by December 2003 for stricter limits on mercury and other toxic pollutants generated by coal-fired plants.

        SCE&G and GENCO currently estimate that air emissions control equipment will require capital expenditures of $165 million over the 2002-2006 period to retrofit existing facilities, with increased operation and maintenance costs of approximately $1.8 million per year. To meet compliance requirements for the years 2007 through 2011, the Company anticipates additional capital expenditures of approximately $82 million.

        In October 1998 the EPA issued a final rule requiring 22 states, including South Carolina, to modify their state implementation plans to address the issue of NOx pollution. While not final, South Carolina has proposed NOx reductions that would require the Company to install pollution control equipment to reduce its NOx emissions. Capital expenditures will be required to comply with the NOx reductions and they are included in the cost figures above.

        The EPA has undertaken an aggressive enforcement initiative against the industry and the Department of Justice has brought suit against a number of utilities in federal court alleging violations of the CAA. Prior to the suits those utilities had received requests for information under Section 114 of the CAA and were issued Notices of Violation prior to the suits. The basis for these suits is the assertion by the EPA that maintenance activities undertaken by the utilities over the past 20 or more years constitute "major modifications" which would have required the installation of costly Best Available Control Technology (BACT). The Company and SCE&G have received and responded to Section 114 requests for information related to Canadys, Wateree and Williams Stations. The regulations under the CAA provide certain exemptions to the definition of "major modifications," including an exemption for routine repair, replacement or maintenance. The Company has analyzed each of the activities covered by the EPA's requests and believes each of these activities is covered by the exemption for routine repair, replacement and maintenance. The regulations also provide an exemption for an increase in emissions resulting from increased hours of operation or production rate and from demand growth. It is possible that the EPA will commence enforcement actions against SCE&G, and the EPA has the authority to seek penalties at the rate of up to $27,500 per day for each violation. The EPA also could seek installation of BACT (or equivalent) at the three plants. The Company believes that any assertions relative to the Company's and SCE&G's compliance with the CAA would be without merit. However, if successful, such assertions could have a material adverse effect on the Company's financial position, cash flows and results of operations.

        The Federal Clean Water Act, as amended, provides for the imposition of effluent limitations that require treatment for wastewater discharges. Under this Act compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued for all and renewed for nearly all of SCE&G's and GENCO's generating units. Concurrent with renewal of these permits, the permitting agency has implemented a more rigorous program in monitoring and controlling thermal discharges and strategies for toxicity reduction in wastewater streams. The Company has been developing compliance plans for these initiatives. Amendments to the Clean Water Act proposed in Congress include several provisions which, if passed, could prove costly to SCE&G and GENCO. These include, but are not limited to, limitations to mixing zones and the implementation of technology-based standards.

Gas Distribution

        The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate to regulated operations and are deferred and amortized with recovery provided through rates. Deferred amounts for SCE&G, net of amounts previously recovered through rates and insurance settlements, totaled $24.4 million and $20.2 million at December 31, 2001 and 2000, respectively. The deferral includes the estimated costs associated with the following matters.

  •
  In September 1992 the EPA notified SCE&G, among others, of its potential liability for the investigation and cleanup of the Calhoun Park area site in Charleston, South Carolina. This site encompasses approximately 30 acres and includes properties which were locations for various industrial operations, including one of SCE&G's decommissioned manufactured gas plants (MGP). Field work at the site began in November 1993 and has required the submission of several investigative reports and the implementation of several work plans. In September 2000 SCE&G was notified by the South Carolina Department of Health and Environmental Control (DHEC) that benzene contamination was detected in the intermediate aquifer on surrounding properties of the Calhoun Park area site. The EPA required that SCE&G conduct a focused Remedial Investigation/Feasibility Study on the intermediate aquifer, which was completed in June 2001. The EPA expects to issue a Record of Decision dealing with the intermediate aquifer and sediments in June 2002. SCE&G anticipates that major remediation activities will be completed in 2003, with certain monitoring activities continuing until 2007. As of December 31, 2001, SCE&G has spent approximately $15.8 million to remediate the Calhoun Park area site. Total remediation costs are estimated to be $21.9 million.

  •
  SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. Two of these sites are currently being remediated under work plans approved by DHEC. SCE&G is continuing to investigate the remaining site and is monitoring the nature and extent of residual contamination. SCE&G anticipates that major remediation activities for these three sites will be completed between 2003-2005. SCE&G has spent approximately $2.0 million related to these sites, and expects to incur an additional $6.0 million.

        In addition, PSNC owns, or has owned, all or portions of seven sites in North Carolina on which MGPs were formerly operated. Intrusive investigation (including drilling, sampling and analysis) has begun at two sites and the remaining sites have been evaluated using historical records and observations of current site conditions. These evaluations have revealed that MGP residuals are present or suspected at several of the sites. PSNC estimates that the cost to remediate the sites would range between $11.3 million and $21.9 million. The estimated cost range has not been discounted to present value. PSNC's associated actual costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other potentially responsible parties (PRPs). At December 31, 2001 PSNC has recorded a liability and associated regulatory asset of $9.1 million, which reflects the minimum amount of the range, net of shared cost recovery expected from other PRPs and expenditures for work completed. Amounts incurred to date are approximately $1.1 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

REGULATORY MATTERS — STATE

        Regulated public utilities are allowed to record as assets some costs that would be expensed by other enterprises. If deregulation or other changes in the regulatory environment occur, the Company may no longer be eligible to apply this accounting treatment and may be required to eliminate such regulatory assets from its balance sheet. Although the potential effects of deregulation cannot be determined at present, discontinuation of the accounting treatment could have a material adverse effect on the Company's results of operations in the period the write-off would be recorded. It is expected that cash flows and the financial position of the Company would not be materially affected by the discontinuation of the accounting treatment. The Company reported approximately $244 million and $100 million of regulatory assets and liabilities, respectively, including amounts recorded for deferred income tax assets and liabilities of approximately $142 million and $76 million, respectively, on its balance sheet at December 31, 2001.

        The Company's generation assets would be exposed to considerable financial risks in a deregulated electric market. If market prices for electric generation do not produce adequate revenue streams and the enabling legislation or regulatory actions do not provide for recovery of the resulting stranded costs, the Company could be required to write down its investment in these assets. The Company cannot predict whether any write-downs will be necessary and, if they are, the extent to which they would adversely affect the Company's results of operations in the period in which they would be recorded. As of December 31, 2001 the Company's net investment in fossil/hydro and nuclear generation assets was $1,559.7 million and $572.9 million, respectively.

South Carolina Electric & Gas Company

        SCE&G is subject to the jurisdiction of the SCPSC as to retail electric, gas and transit rates, service, accounting, issuance of securities (other than short-term promissory notes) and other matters.

Electric

        On April 24, 2001 the SCPSC approved SCE&G's request to increase the fuel component of rates charged to electric customers from 1.330 cents per kilowatt-hour to 1.579 cents per kilowatt-hour. The increase reflects higher fuel costs projected for the period May 2001 through April 2002. The increase also provides recovery over a two-year period of under-collected actual fuel costs through April 2001, including short-term purchased power costs necessitated by outages at two of SCE&G's base load generating plants in winter 2000-2001. The new rates were effective as of the first billing cycle in May 2001.

        On September 14, 1999 the SCPSC approved an accelerated capital recovery plan for SCE&G's Cope Generating Station. The plan was implemented beginning January 1, 2000 for a three-year period. The SCPSC approved an accelerated capital recovery methodology wherein SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates. The amount of the accelerated depreciation will be determined by SCE&G based on the level of revenues and operating expenses, not to exceed $36 million annually without the approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year. As of December 31, 2001, no accelerated depreciation has been recorded. The accelerated capital recovery plan will be accomplished through existing customer rates.

        On January 9, 1996 the SCPSC authorized a return on common equity of 12.0 percent. The SCPSC also approved establishment of a Storm Damage Reserve Account capped at $50 million to be collected through rates over a ten-year period. Additionally, the SCPSC approved accelerated amortization of a significant portion of SCE&G's electric regulatory assets (excluding deferred income tax assets) and the remaining transition obligation for postretirement benefits other than pensions, which enabled SCE&G to recover the balances as of the end of the year 2000.

Gas

        SCE&G's rates are established using a cost of gas component approved by the SCPSC which may be modified periodically to reflect changes in the price of natural gas purchased by SCE&G.

        SCE&G's cost of gas component in effect during the years ended December 31, 2000 and 2001 was as follows:

Rate Per Therm	Effective Date
$.543	January-July 2000
$.688	August-October 2000
$.782	November-December 2000
$.993	January-February 2001
$.793	March-October 2001
$.596	November-December 2001

        On July 5, 2000 the SCPSC approved SCE&G's request to implement lower depreciation rates for its gas operations. The new rates were effective retroactively to January 1, 2000 and resulted in a reduction in annual depreciation expense of approximately $2.9 million. The retroactive effect was recorded in the second quarter of 2000.

        In 1994 the SCPSC issued an order approving SCE&G's request to recover through a billing surcharge to its gas customers the costs of environmental cleanup at the sites of former MGPs. The billing surcharge is subject to annual review and provides for the recovery of substantially all actual and projected site assessment and cleanup costs and environmental claims settlements for SCE&G's gas operations that had previously been deferred. In October 2001, as a result of the annual review, the SCPSC approved SCE&G's request to increase the billing surcharge from 1.1 cents per therm to 3.0 cents per therm, which is intended to provide for the recovery, prior to the end of the year 2005, of the balance remaining at December 31, 2001 of $24.4 million.

Transit

        In September 1992 the SCPSC issued an order granting SCE&G's request for a $.25 increase in transit fares from $.50 to $.75 in Columbia, South Carolina; however, the SCPSC also required $.40 fares for low income customers and denied SCE&G's request for certain bus route and schedule changes. The new rates were placed into effect in October 1992. After several appeals and petitions for reconsideration to the South Carolina Circuit Court (Circuit Court) and the South Carolina Supreme Court (Supreme Court) by the various parties, on September 27, 2000 the SCPSC issued an order granting certain relief requested by SCE&G. On September 29, 2000 the Consumer Advocate of South Carolina (Consumer Advocate) filed a motion with the SCPSC for a stay of this order. On October 3, 2000 the SCPSC accepted the Consumer Advocate's motion and issued a stay of its order. The Consumer Advocate and other intervenors have petitioned the Circuit Court for judicial review of the SCPSC's order granting relief. The Circuit Court has held in abeyance any appellate review pending the outcome of current negotiations on the transfer of the transit system from SCE&G to an unaffiliated regional transit authority.

Public Service Company of North Carolina, Incorporated

        PSNC is subject to the jurisdiction of the North Carolina Utilities Commission (NCUC) as to gas rates, issuance of securities (other than notes with a maturity of two years or less or renewals of notes with a maturity of six years or less), accounting and other matters.

        PSNC's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and changes in the rates charged by PSNC's pipeline transporters. PSNC may file revised tariffs with the NCUC coincident with these changes or it may track the changes in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC's gas purchasing practices annually.

        PSNC's benchmark cost of gas in effect during the years ended December 2000 and 2001 was as follows:

Rate Per Therm	Effective Date
$.300	January 2000
$.265	February-May 2000
$.350	June 2000
$.450	July-September 2000
$.490	October-December 2000
$.690	January 2001
$.750	February-March 2001
$.650	April-August 2001
$.500	September-October 2001
$.350	November-December 2001

        On April 6, 2000 the NCUC issued an order permanently approving PSNC's request to establish its commodity cost of gas for large commercial and industrial customers on the basis of market prices for natural gas. This mechanism allows PSNC to collect from its customers amounts approximating the amounts paid for natural gas.

        A state expansion fund, established by the North Carolina General Assembly in 1991 and funded by refunds from PSNC's interstate pipeline transporters, provides financing for expansion into areas that otherwise would not be economically feasible to serve. On December 30, 1999 PSNC filed an application with the NCUC to extend natural gas service to Madison, Jackson and Swain Counties, North Carolina. On June 29, 2000 the NCUC approved PSNC's requests for disbursement of up to $28.4 million from PSNC's expansion fund for this project. PSNC estimates that the cost of this project will be approximately $31.4 million. The Madison County portion of the project was completed at a cost of approximately $5.8 million, and customers began receiving service in July 2001.

        On December 7, 1999 the NCUC issued an order approving SCANA's acquisition of PSNC. As specified in the NCUC order, PSNC reduced its rates by approximately $1 million in each of August 2000 and August 2001, and agreed to a moratorium on general rate cases until August 2005. General rate relief can be obtained during this period to recover costs associated with materially adverse governmental actions and force majeure events.

        On February 22, 1999 the NCUC approved PSNC's application to use expansion funds to extend natural gas service into Alexander County and authorized disbursements from the fund of approximately $4.3 million. Most of Alexander County lies within PSNC's certificated service territory and did not previously have natural gas service. The project was completed at a cost of approximately $4.8 million, and customers began receiving natural gas service in March 2000.

SCANA Energy — Georgia

        See discussion at COMPETITION regarding the regulatory framework of the Company's business in the Georgia retail natural gas market.

REGULATORY MATTERS — FEDERAL

        Effective with its acquisition of PSNC, SCANA became a registered public utility holding company under PUHCA. SCANA and its subsidiaries are subject to the jurisdiction of the SEC as to financings, acquisitions and diversifications, affiliate transactions and other matters.

        The Company's regulated business operations were impacted by FERC Orders No. 636, 888 and 2000. Order No. 636 was intended to deregulate the markets for interstate sales of natural gas by requiring that pipelines provide transportation services that are equal in quality for all gas suppliers whether the customer purchases gas from the pipeline or another supplier. Orders No. 888 and 2000 require utilities under FERC jurisdiction that own, control or operate transmission lines to file nondiscriminatory open access tariffs that offer to others the same transmission service they provide to themselves and to submit plans for the possible formulation of a regional transmission organization (RTO). In the opinion of the Company, it continues to be able to meet successfully the challenges of these altered business climates and does not anticipate any material adverse impact on the results of operations, cash flows, financial position or business prospects.

        As already noted, Order No. 2000 required utilities which operate electric transmission systems to submit plans for the formation of RTOs. In March 2001 FERC gave provisional approval to SCE&G and two other southeastern electric utilities to establish GridSouth Transco, LLC (GridSouth) as an independent regional transmission company, responsible for operating and planning the utilities' combined transmission systems. In July 2001 FERC expressed its desire that utilities throughout the U. S. combine their transmission systems to create four large independent regional operators, one each in the Northeast, Southeast, Midwest and West. Accordingly FERC ordered mediation talks to take place between the utilities forming GridSouth and certain groups that had proposed other RTOs. These talks were mediated by an administrative law judge, who issued her nonbinding mediation report to FERC in September 2001. The report made recommendations related to the formation of a Southeast regional RTO. While FERC has not acted on the mediation report, and the timing or impact of future FERC orders related to RTOs cannot be predicted, SCE&G expects to be reimbursed or to otherwise recover costs it has incurred in connection with RTO formation.

CRITICAL ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

        Following are descriptions of the Company's accounting policies which are new or most critical in terms of reporting results of operations.

        SFAS 71 — SCANA's regulated utilities are subject to the provisions of SFAS 71, which require them to record certain assets and liabilities that defer the recognition of expenses and revenues to future periods as a result of being rate-regulated. Aside from other impacts which might be experienced as a result of deregulation or other significant changes in the regulatory environments of the utilities, SFAS 71 could cease to be applicable and the Company could be required to write off such regulatory assets and liabilities (see also COMPETITION).

        Provisions for bad debts / Allowances for doubtful accounts — As of each balance sheet date, SCANA and its subsidiaries evaluate the collectibility of accounts receivable and record allowances for doubtful accounts based on estimates of the level of actual write-offs which might be experienced. These estimates are based on, among other things, comparisons of the relative age of accounts and consideration of actual write-off history.

        Investments in debt and equity securities — SCANA and certain of its subsidiaries hold investments in marketable securities, some of which are subject to SFAS 115 mark-to-market accounting and some of which are considered cost basis investments for which determination of fair value historically has been considered impracticable. Equity holdings subject to SFAS 115 are categorized as "available for sale" and are carried at quoted market, with any unrealized gains and losses credited or charged to other comprehensive income within common equity on the Company's balance sheet. Debt securities are categorized as "held to maturity" and are carried at amortized cost. When indicated, and in accordance with its stated accounting policy, SCANA performs periodic assessments of whether any decline in the value of these securities to amounts below SCANA's cost basis is other than temporary. When other than temporary declines occur, write-downs are recorded through operations, and new (lower) cost bases are established.

        During 2001, as a result of a determination that an other than temporary decline in value (an impairment) had occurred, SCANA wrote down its investments in ITC^DeltaCom in the amount of approximately $35 million (net of tax).

        Similarly, on March 1, 2002 the Company determined that the decline in value of its investment in DTAG to below its cost basis of $20.30 per share was other than temporary, and recorded an impairment loss of approximately $160 million (after tax). (See Note 16 of Notes to Consolidated Financial Statements.)

        SCANA also from time to time holds investments in joint ventures, partnerships or other equity method investees for which evaluation of the existence and quantification of

"other than temporary" declines in value may be required. Whenever indicated, these write-downs are also recorded through earnings. During 2001 SCANA wrote down two such investments in the aggregate amount of $9 million (net of tax).

        Although SCANA invests in securities and business ventures, it does not hold investments in unconsolidated special purpose entities such as those described in SFAS 140, and it does not engage in off-balance sheet financing or similar transactions other than incidental operating leases in the normal course of business, generally for office space, furniture and equipment.

        Goodwill amortization and impairment analysis — SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets," were issued during 2001. SFAS 141 will require all future acquisitions to be accounted for utilizing the purchase method. SCANA considers the amounts categorized by FERC as "acquisition adjustments" to be goodwill as defined in SFAS 142 and has ceased amortization of such amounts upon the adoption of SFAS 142 effective January 1, 2002. In 2001 the amount of such amortization expense recorded was $14 million. This amortization related to acquisition adjustments of approximately $466 million carried on the books of PSNC and approximately $40 million carried on the books of SCPC.

        As required by the provisions of SFAS 142, the Company is performing initial valuation analyses to determine whether these carrying amounts are impaired, and if so, the amount of any write-down which might be recorded as the cumulative effect of the change in accounting principle. As allowed by the Statement, the Company will have completed the initial stage of those analyses by June 30, 2002. If any write-downs are indicated by those analyses they will be quantified and recorded by the end of 2002. Because the Company is in the early stages of these analyses, the effect, if any, of the adoption of the impairment provisions of the Statement is not known; however, if write-downs are considered necessary, they could be material to the Company's results of operations for 2002.

        Pension accounting — SCANA follows SFAS 87 in accounting for its defined benefit pension plan. SCANA's plan is fully funded and as such, significant net pension income is reflected in the financial statements (see Results of Operations). SFAS 87 requires the use of several assumptions, the selection of which may have a large impact on the resulting benefit recorded. Among the more sensitive assumptions are those surrounding discount rates and returns on assets. Net pension income of $43.3 million recorded in 2001 reflects the use of an 8 percent discount rate and an assumed 9.5 percent long-term return on plan assets. SCANA believes that these assumptions are, and that the resulting pension income amount is, reasonable. Were SCANA to have alternatively selected a discount rate of 7.5 percent and a rate of return on assets of 9 percent, the net pension income recorded in 2001 would have been reduced by approximately $6.2 million.

        Accounting for postretirement benefits other than pensions — Similar to its pension accounting, SCANA follows SFAS 106 in accounting for its postretirement medical and life insurance benefits. This plan is unfunded, so no return on assets impacts the net expense recorded; however, the selection of discount rates can significantly impact the actuarial determination of net expense. SCANA used a discount rate of 8 percent and recorded a net SFAS 106 cost of $17.5 million for 2001. Were the selected discount rate to have been 7.5 percent, the expense would have been approximately $0.5 million higher.

        Derivatives — Effective January 1, 2001 SCANA follows the provisions of SFAS 133 in accounting for its derivatives and hedging activities. Substantially all of SCANA's use of derivatives occurs in the normal course of its risk management processes and is generally confined to contracts which qualify for hedge accounting treatment under the provisions of SFAS 133. The Company is party to interest rate swaps and to NYMEX traded natural gas contracts. The Company values its NYMEX gas derivatives at fair value based on quoted market prices, and values an insignificant number (and value) of non-exchange traded gas-related derivatives using information provided by counterparties to those transactions or by reference to quoted market prices of listed contracts. The estimated fair value of interest rate swaps is similarly based on settlement amounts obtained from the counterparties.

        As a result of adopting SFAS 133 the Company recorded a credit of approximately $23.0 million, net of tax, as the effect of a change in accounting principle (transition adjustment) to other comprehensive income on January 1, 2001. This amount represents the reclassification of unrealized gains that were deferred and reported as liabilities at December 31, 2000. In the future all gains and losses related to qualifying cash flow hedges deferred in other comprehensive income will be reclassified to earnings at the time the hedged transactions affect earnings.

        SFAS 143, "Accounting for Asset Retirement Obligations," provides guidance for recording and disclosing a liability related to the future obligation to retire an asset (such as a nuclear plant). The Company will adopt SFAS 143 effective January 1, 2003. The impact SFAS 143 may have on the Company's results of operations, cash flows or financial position has not been determined but could be material.

        The provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," are effective January 1, 2002. This Statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. There was no impact on the Company's financial statements from the initial adoption of SFAS 144.

AFFILIATE TRANSACTIONS

        SCANA and its consolidated affiliates engage in certain intercompany transactions, subject to the restrictions imposed by PUHCA. Among these transactions are the sale of gas to SCE&G by SCPC and the provision of administrative services to all members of the consolidated group by SCANA Services.

        In addition to these transactions and investment transactions discussed at "Other Matters," the Company has engaged in the following transactions with other entities considered to be affiliates.

        SCE&G has two equity-method investments in partnerships involved in converting coal to alternate fuel, the use of which fuel qualifies for favorable Federal income tax treatment (tax credits). The aggregate investment in these partnerships as of December 31, 2001 is approximately $3 million, and through December 31, 2001, they had generated and passed through to SCE&G approximately $28 million in such tax credits. Under a plan approved by the SCPSC, any tax credits generated and ultimately passed through to SCE&G have been and will be deferred and used to offset defined capital expenditures such as those related to reduction of environmental emissions.

OTHER MATTERS

Radio Service Network

        SCI owns an 800 Mhz radio service network within South Carolina, and in June 2001, agreed to subcontract the operation and maintenance of its network to Motorola, Inc. (Motorola) for the period July 1, 2001 through March 31, 2002. SCI intends to sell the network to Motorola at a purchase price in excess of its carrying value.

Claims and Litigation

        In 1999 an unsuccessful bidder for the purchase of the propane gas assets of SCANA filed suit against SCANA in Circuit Court seeking unspecified damages. The suit alleges the existence of a contract for the sale of assets to the plaintiff and various causes of action associated with that contract. The Company is confident in its position and intends to vigorously defend the lawsuit. The Company does not believe that the resolution of this issue will have a material impact on its results of operations, cash flows or financial position.

        SCANA and Westvaco each own a 50 percent interest in Cogen South LLC (Cogen). Cogen built and operates a cogeneration facility in North Charleston, South Carolina. On

September 10, 1998 the contractor in charge of construction filed suit in Circuit Court alleging that it incurred construction cost overruns relating to the facility and that the construction contract provides for recovery of these costs. In addition to Cogen, Westvaco, SCE&G and SCANA were named as defendants in the suit. Cogen filed a separate suit against the contractor for delay and performance issues. The suits were combined and the contractor brought the manufacturer of the generator into the performance suit. In November 2001 a settlement was reached between all parties. Terms of the settlement are confidential, but the settlement's impact on SCANA and SCE&G's results of operations, cash flow and financial position is not material.

        The Company is also engaged in various other claims and litigation incidental to its business operations which management anticipates will be resolved without material loss to the Company.

Telecommunications Investments

        At December 31, 2001 SCANA and SCH, a wholly owned, indirect subsidiary of SCANA, held marketable equity and debt securities in the following companies in the amounts noted in the table below.

Investee	Held By	Securities(a)	Basis		Market(b)		Unrealized Gain (Loss)(c)
			(Millions of dollars)
DTAG	SCH	39.3 million ordinary shares	$798.0		$664.3		$(133.7)
ITC	SCH	3.1 million common stock	5.8			(d)	n/a
	SCH	645,153 series A convertible preferred stock	7.2			(d)	n/a
	SCH	133,664 series B convertible preferred stock	4.0			(d)	n/a
ITC^DeltaCom	SCH	5.1 million common stock	4.4	(e)	4.4		—
	SCH	1.5 million series A convertible preferred stock, convertible March 2002	2.6	(e)	2.6		—
	SCANA	5,113 series B-1 preferred stock convertible into 877,193 shares of common stock	0.8	(e)	0.8		—
	SCANA	6,667 series B-2 preferred stock convertible into 2,604,297 shares of common stock	2.3	(e)	2.3		—
	SCANA	Warrants to purchase approximately 1.0 million shares of common stock	0.8	(e)	0.8		—
Knology	SCH	7.2 million series A preferred stock, convertible upon an initial public offering and warrants to purchase 159,000 shares of series A preferred stock, convertible upon an initial public offering	5.0			(d)	n/a
	SCH	8.3 million series C preferred stock, convertible upon an initial public offering	25.0			(d)	n/a
Knology Broadband	SCH	$71,050,000 face amount, 11.875% Senior Discount Notes due 2007	64.9			(d)	n/a
(a)
Convertible preferred stock is convertible into common stock at any time unless otherwise indicated.
(b)
As converted, based on market value of underlying common stock, where applicable.
(c)
Amounts are included in accumulated other comprehensive income (loss), net of taxes.
(d)
Market value not readily determinable.
(e)
Reflects write-down for "other than temporary" impairment as discussed below.

        Deutsche Telekom AG (DTAG) is an international telecommunications carrier. The Company's investment in DTAG was received in exchange for approximately 14.9 million shares of Powertel, Inc. (Powertel) which SCH owned prior to DTAG's acquisition of Powertel in May 2001. SCH recorded a non-cash, after-tax gain of $354.4 million as a result of the exchange.

        On March 1, 2002 the Company determined that the decline in value of its investment in DTAG to below its cost basis of $20.30 per share was other than temporary, and recorded an impairment loss of approximately $160 million (after tax). (See Note 16 of Notes to Consolidated Financial Statements.)

        ITC Holding Company (ITC) holds ownership interests in several Southeastern communications companies. ITC^DeltaCom is a fiber optic telecommunications provider and an affiliate of ITC. Knology, Inc. (Knology) is a broadband service provider of cable television, telephone and internet services. Knology is an affiliate of ITC. Knology Broadband, Inc. (Knology Broadband) is a wholly-owned subsidiary of Knology and an affiliate of ITC.

        In the fourth quarter of 2001 the Company determined that the decline in value of its investment in ITC^DeltaCom (to below cost) was other than temporary. Accordingly the Company recorded an impairment charge of approximately $35.0 million (after tax).

RESULTS OF OPERATIONS

Earnings and Dividends

        Earnings per share of common stock and cash dividends declared for 2001, 2000 and 1999 were as follows:

	2001	2000	1999
Earnings derived from:
Continuing operations	$2.15	$2.12	$1.39
Non-recurring gains	3.42	—	.34
Investment impairment	(.42)	—	—
Cumulative effect of accounting change, net of taxes	—	.28	—

Earnings per weighted average share	$5.15	$2.40	$1.73

Cash dividends declared (per share)	$1.20	$1.15	$1.32

•	2001 vs 2000	Earnings derived from continuing operations increased $.03, primarily as a result of improved results from retail gas marketing ($.03), improved results from energy marketing ($.09), completion of repairs at Summer Station in 2000 ($.04), a decrease in imputed interest expense related to the PSNC acquisition in 2000 ($.05) and other ($.02). These improvements were partially offset by a decrease in electric margin ($.11) and a decrease in regulated gas margin ($.09).
•	2000 vs 1999
Earnings derived from continuing operations increased $0.73, primarily as a result of improved results from retail gas marketing ($.04 net earnings for 2000 compared to $.45 loss in 1999) and the acquisition of PSNC ($.20). In addition electric margin improved $.36 (see discussion at Electric Operations), regulated gas margin (excluding PSNC) improved $.07 and pension income increased $.05. These improvements were partially offset by increased interest expense of $.36, a charge for repairs at Summer Station ($.04) and other increases in operation and maintenance ($.04).

        Pension income recorded by the Company reduced operations expense by $22.6 million, $22.6 million and $17.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition pension income increased other income by $12.7 million, $12.8 million and $10.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Effective July 1, 2000 the Company's pension plan was amended to provide a cash balance formula. The effect of this plan amendment was to reduce net periodic benefit income for the year ended December 31, 2000 by approximately $3.7 million.

        In 2001 the Company recognized a non-recurring gain of $3.38 per share in connection with the sale of its investment in Powertel, which was acquired by DTAG in May 2001. The Company also recognized a gain of $.04 per share in connection with the sale of the assets of SCANA Security in March 2001. In 2001 the Company also recorded impairment charges related to investments in ITC^DeltaCom ($.34), a developer of micro-turbine technology ($.04) and a lime production plant ($.04). In 2000 the cumulative effect of an accounting change resulted from the recording of unbilled revenues by SCANA's retail utility subsidiaries (see Note 2 of Notes To Consolidated Financial Statements). Non-recurring gains resulted from the sale of retail propane assets ($.29) and telecommunications towers ($.05) in 1999.

        The Company's financial statements include the recording of an Allowance for Funds Used During Construction (AFC). AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. An equity portion of AFC is included in nonoperating income and a debt portion of AFC is included in interest charges (credits) as noncash items, both of which have the effect of increasing reported net income. AFC represented approximately 3.0 percent of income before income taxes in 2001, 2.3 percent in 2000 and 2.4 percent in 1999.

Electric Operations

        Electric Operations is comprised of the electric portion of SCE&G, GENCO and Fuel Company. Electric operations sales margins (including transactions with affiliates) for 2001, 2000 and 1999, excluding the cumulative effect of accounting change in 2000, were as follows:

Millions of dollars		2001	2000	1999
Operating revenues		$1,368.7	$1,343.8	$1,226.0
Less:	Fuel used in generation	(283.3)	(294.9)	(284.6)
	Purchased power	(138.1)	(82.5)	(35.9)

Margin		$947.3	$966.4	$905.5

•	2001 vs 2000	Sales margin decreased primarily due to milder weather and the impact of the slowing economy, which was partially offset by customer growth and lower fuel costs.
•	2000 vs 1999	Sales margin increased primarily due to more favorable weather and customer growth.

        Increases (decreases) from the prior year in megawatt-hour (MWH) sales volume by classes, excluding volumes attributable to the cumulative effect of accounting change in 2000, were as follows:

Classification	2001	% Change
Residential	(170,509)	(2.5)%
Commercial	(16,830)	—
Industrial	(317,659)	(4.8)%
Sales for resale (excluding interchange)	(108,236)	(8.8)%
Other	(18,927)	(3.4)%

Total territorial	(632,161)	(3.0)%
Negotiated Market Sales Tariff	207,984	10.0%

Total	(424,177)	(2.0)%

Classification	2000	% Change
Residential	396,179	6.3%
Commercial	354,350	6.0%
Industrial	524,969	8.5%
Sales for resale (excluding interchange)	33,505	2.8%
Other	34,676	6.7%

Total territorial	1,343,679	6.7%
Negotiated Market Sales Tariff	264,257	15.7%

Total	1,607,936	7.4%

•	2001 vs 2000	Sales volume decreased primarily due to milder weather and the impact of the slowing economy.
•	2000 vs 1999	Sales volume increased primarily due to more favorable weather and customer growth.

        In March 2001 Summer Station returned to service after having been taken out of service on October 7, 2000 for a planned maintenance and refueling outage. During initial inspection activities, plant personnel discovered a small leak in a weld in a primary coolant system pipe. Repairs were completed and the integrity of the new welds was verified through extensive testing. The Nuclear Regulatory Commission (NRC) was closely involved throughout this process and approved SCE&G's actions, as well as the restart schedule.

        Also in April 2001 SCE&G's 385 megawatt coal-fired Cope Generating Station returned to service after having been taken out of service in January 2001 due to an electrical ground in the generator. The SCPSC has approved recovery of the cost of replacement power related to both of these outages through SCE&G's fuel adjustment clause.

Gas Distribution

        Gas Distribution is comprised of the local distribution operations of SCE&G and PSNC. Gas distribution sales margins (including transactions with affiliates) for 2001, 2000 and 1999, excluding the cumulative effect of accounting change in 2000, were as follows:

Millions of dollars	2001	2000	1999
Operating revenues	$793.6	$745.9	$239.0
Less: Gas purchased for resale	(537.8)	(486.3)	(152.6)

Margin	$255.8	$259.6	$86.4

SCANA acquired PSNC effective January 1, 2000. Therefore the Company's sales for 1999 do not include PSNC.

•	2001 vs 2000	Sales margin decreased primarily as a result of the slowing economy and increased competition with alternate fuels.
•	2000 vs 1999	Sales margin increased primarily due to the acquisition of PSNC, which contributed $161.5 million, and improved margin at SCE&G due primarily to more favorable weather.

        Increases (decreases) from the prior year in dekatherm (DT) sales volume by classes, including transportation gas and excluding volumes attributable to the cumulative effect of accounting change in 2000, were as follows:

Classification	2001	% Change
Residential	(7,068,050)	(18.1)%
Commercial	(2,613,154)	(10.0)%
Industrial	(2,859,885)	(12.7)%
Transportation gas	(3,318,646)	(10.5)%
Sales for resale	882	*

Total	(15,858,853)	(13.3)%

Classification	2000	% Change
Residential	27,211,306	230.2%
Commercial	14,493,448	123.9%
Industrial	4,484,199	25.0%
Transportation gas	29,523,281	*
Sales for resale	407	*

Total	75,712,641	174.2%

*
Not meaningful

•	2001 vs 2000	Sales volume decreased due to the slowing economy and use of alternate fuels by industrial customers.
•	2000 vs 1999
Sales volume increased primarily as a result of the acquisition of PSNC, which accounted for 72.6 million DTs. SCE&G's sales volume increased approximately 2.0 million DTs due to colder weather and customer growth, which were partially offset by curtailments and use of alternate fuels by industrial customers.

Gas Transmission

        Gas Transmission is comprised of SCPC. Gas transmission sales margins (including transactions with affiliates) for 2001, 2000 and 1999 were as follows:

Millions of dollars	2001	2000	1999
Operating revenues	$478.0	$489.0	$342.4
Less: Gas purchased for resale	(434.1)	(434.7)	(295.1)

Margin	$43.9	$54.3	$47.3

•	2001 vs 2000	Sales margin decreased primarily as a result of decreased volume of sales to industrial customers due to competitive pricing of alternate fuels and a slowing economy, decreased volume of sales to electric generation due to milder weather, and reduced margins in sales for resale as a result of milder weather.
•	2000 vs 1999	Sales margin increased primarily as a result of increased contract and sales volumes from the sales for resale and margin earned from industrial customers.

        Increases (decreases) from the prior year in DT sales volume by classes including transportation were as follows:

Classification	2001	% Change
Commercial	(422,070)	(37.2)%
Industrial	(101,275,260)	(25.8)%
Transportation	7,250,560	32.1%
Sales for resale	(95,295,980)	(15.3)%

Total	(189,742,750)	(18.3)%

Classification	2000	% Change
Commercial	22,132	24.2%
Industrial	(5,212,904)	(11.7)%
Transportation	10,296	0.5%
Sales for resale	3,542,185	6.0%

Total	(1,638,291)	(1.6)%

•	2001 vs 2000	Commercial and industrial volumes decreased due to increased gas to gas competition and the slowing economy. Transportation volumes increased due to increased gas to gas competition. Sales for resale volumes decreased due to milder weather.
•	2000 vs 1999
Sales for resale volumes increased as a result of colder temperatures. The sales volume for industrial customers decreased due to decreased sales to electric generation facilities and decreased sales to other customers with alternate fuel sources.

Retail Gas Marketing

        Retail Gas Marketing is comprised of SCANA Energy, a division of SCANA Energy Marketing, Inc., which operates in Georgia's deregulated natural gas market. Retail gas marketing revenues and net income (loss) for 2001, 2000 and 1999 were as follows:

Millions of dollars	2001	2000	1999
Operating revenues	$628.1	$547.3	$206.6
Net income (loss)	7.6	4.4	(44.8)
•	2001 vs 2000	Operating revenues increased due to cold weather and record high gas costs early in the year. Net income increased primarily as a result of increases in gross margins on gas sales.
•	2000 vs 1999	Operating revenues increased as a result of customer growth, favorable weather and a successful gas supply and pricing strategy. Net income increased as a result of the increase in revenue and significant reductions in customer acquisition and advertising expenditures.

        Delivered volumes for 2001, 2000 and 1999 totaled approximately 76.7 million, 73.8 million and 40.9 million DT, respectively, which include interruptible volumes of approximately 40.7 million, 30.6 million and 18.9 million DT for the same periods, respectively.

Energy Marketing

        Energy Marketing is comprised of the Company's non-regulated marketing operations, excluding SCANA Energy. Energy marketing operating revenues and net income (loss) for 2001, 2000 and 1999 were as follows:

Millions of dollars	2001	2000	1999
Operating revenues	$438.9	$543.8	$223.3
Net income (loss)	2.6	(4.2)	(3.9)
•	2001 vs 2000	Operating revenues decreased primarily due to lower prices for natural gas in the latter part of the year and the closing of the Midwest and California offices. Net income increased primarily due to improved margins.
•	2000 vs 1999	Operating revenues increased primarily due to increased prices for natural gas. Net loss increased primarily due to increased bad debts.

        Delivered volumes for 2001, 2000 and 1999 totaled approximately 75.3 million, 83.9 million and 103.7 million DT, respectively. The decrease in volumes for 2001 resulted from the closing of the Midwest and California offices and the decrease in volumes for 2000 resulted from the closing of the Houston office.

Other Operating Expenses

        Increases in other operating expenses were as follows:

Millions of dollars	2001	% Change	2000	% Change
Other operation and maintenance	$3.5	0.7%	$66.1	16.1%
Depreciation and amortization	7.2	3.3%	47.4	28.1%
Other taxes	1.5	21.3%	10.6	10.3%

Total	$12.2	1.5%	$124.1	18.2%

•	2001 vs 2000	Other operation and maintenance expenses increased primarily as a result of increases in employee benefit costs. Depreciation and amortization increased primarily as a result of normal increases in utility plant. Other taxes increased primarily due to increased property taxes.
•	2000 vs 1999
Other operating expenses increased primarily as a result of the acquisition of PSNC. This acquisition accounted for the following increases: other operation and maintenance ($67.5 million), depreciation and amortization ($41.9 million, of which $13.4 million is attributable to the amortization of the acquisition adjustment), and other taxes ($6.4 million).

Apart from the PSNC acquisition, other operation and maintenance expense decreased $1.4 million due to pension income (see Earnings and Dividends), which was partially offset by increased maintenance costs for electric generating and distribution facilities. Depreciation and amortization increased $5.5 million primarily due to normal increases in utility plant. Other taxes increased $4.2 million primarily due to increased property taxes.

Other Income

        Increases (decreases) in other income, excluding the equity component of AFC, were as follows:

Millions of dollars	2001	% Change	2000	% Change
Gain on sale of investments	$545.3	*	—	—
Gain on sale of assets	10.1	*	$(64.8)	(95.3)%
Impairment of investments	(61.9)	*	—	—
Other income	0.8	2.1%	18.6	96.4%

Total	$494.3	*	$(46.2)	(52.9)%

*
Not meaningful

•	2001 vs 2000	Other income increased primarily as a result of the non-recurring gain recognized in May 2001 in connection with the exchange of the Company's investment in Powertel for shares of DTAG, and the March 2001 gain on the sale of the assets of SCANA Security. These gains were partially offset by the impairments recorded related to investments in ITC^DeltaCom, a developer of micro-turbine technology and a lime production plant.
•	2000 vs 1999	Other income decreased primarily as a result of the sale in 1999 of nonregulated propane assets and telecommunications towers.

Interest Expense

        Increases (decreases) in interest expense, excluding the debt component of AFC, were as follows:

(Millions of dollars)	2001	% Change	2000	% Change
Interest on long-term debt, net	$17.8	8.6%	$73.8	55.8%
Other interest expense	(14.4)	(58.8)%	10.7	77.5%

Total	$3.4	1.5%	$84.5	57.9%

•	2001 vs 2000	Interest expense increased primarily as a result of increased borrowings which was partially offset by declining variable interest rates, the Company's use of interest rate swap contracts to convert higher fixed rate debt to lower variable rate debt and a decrease in the weighted average interest rate on other long-term and short-term debt.
•	2000 vs 1999
Interest expense increased primarily as a result of financing the acquisition of PSNC and related repurchase of SCANA shares ($46.0 million) and interest incurred on PSNC debt that was assumed as a result of the acquisition ($19.6 million). In addition, interest expense increased as a result of increased borrowings and increased weighted average interest rates on long-term and short-term borrowings.

Income Taxes

        Income taxes increased approximately $163.8 million for the year 2001 compared to 2000 and increased approximately $29.7 million for the year 2000 compared to 1999. Changes in 2001 income taxes are primarily due to the recording of deferred income taxes in connection with the non-recurring gain recorded in May 2001 arising from the exchange of the Company's investment in Powertel for shares of DTAG. Changes in 2000 income taxes are primarily due to changes in operating income.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         All financial instruments held by the Company described below are held for purposes other than trading.

        Interest rate risk — The table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. For debt obligations the table presents principal cash flows and related weighted average interest rates by expected maturity dates.

	Expected Maturity Date
December 31, 2001 (Millions of dollars) Liabilities	2002	2003	2004	2005	2006	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	38.3	298.5	187.0	182.0	162.8	1,728.0	2,596.6	2,602.8
Average Fixed Interest Rate	7.21	6.38	7.58	7.43	8.63	7.02	6.64
Variable Rate ($)	700.0	202.0	—	—	—	—	902.0	898.2
Average Variable Interest Rate	2.82	3.45	—	—	—	—	2.96
Interest Rate Swaps:
Pay Variable/Receive Fixed ($)	—	—	12.9	—	—	332.0	344.9	1.2
Average Pay Interest Rate	—	—	7.82	—	—	2.96	3.15
Average Receive Interest Rate	—	—	10.0	—	—	6.21	6.35
	Expected Maturity Date
December 31, 2000 (Millions of dollars) Liabilities	2001	2002	2003	2004	2005	Thereafter	Total	Fair Value
Long-Term Debt:
Fixed Rate ($)	40.9	337.3	297.2	186.3	182.0	1,267.4	2,311.1	2,232.2
Average Fixed Interest Rate	7.27	7.36	6.38	7.58	7.43	7.35	7.25
Variable Rate ($)	—	550.0	150.0	—	—	—	700.0	699.7
Average Variable Interest Rate	—	7.26	7.48	—	—	—	7.31

While a decrease in interest rates would increase the fair value of debt, it is unlikely that events which would result in a realized loss will occur.         In addition the Company has an investment in the 11.875 percent senior discount notes (due 2007) of a telecommunications company, the cost basis of which is approximately $64.9 million. As these notes are not actively traded, determination of their fair value is not practicable.

        Commodity price risk — The table below provides information about the Company's financial instruments that are sensitive to changes in natural gas prices. Weighted average settlement prices are per 10,000 mmbtu.

	Expected Maturity in 2002			Expected Maturity in 2003
December 31, 2001 (Millions of dollars) Natural Gas Derivatives:	Weighted Avg Settlement Price	Contract Amount	Fair Value	Weighted Avg Settlement Price	Contract Amount	Fair Value
Futures Contracts:
Long ($)	2.63	119.3	76.0	3.26	3.0	2.6
Short ($)	2.64	1.6	1.1	—	—	—
	Expected Maturity in 2001
December 31, 2000 (Millions of dollars) Natural Gas Derivatives:	Weighted Avg Settlement Price	Contract Amount	Fair Value
Futures Contracts:
Long ($)	6.58	60.0	85.9
Short ($)	6.30	1.4	2.1

        The Company uses derivative instruments to hedge forward purchases and sales of natural gas, which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile market and risks associated with price differentials at different delivery locations. The basic types of financial instruments utilized are exchange-traded instruments, such as NYMEX futures contracts or options and over-the-counter instruments such as swaps, which are typically offered by energy and financial institutions.

        Risk limits are established to control the level of market, credit, liquidity and operational/administrative risks assumed by the Company. The Company's Board of Directors has delegated the authority for setting market risk limits to the Risk Management Committee, which is comprised of members of senior management, the Company's Controller, the Senior Vice President of SCPC and the President of Energy Marketing. The Risk Management Committee provides assurance to the Board of Directors with regard to compliance with risk management policies and brings to the Board's attention any areas of concern. Written policies define the physical and financial transactions that are prohibited as well as the authorization requirements for transactions that are allowed.

        The NYMEX futures information above includes those financial positions of both Energy Marketing and SCPC. The ultimate effects of the hedging activities of SCPC are passed through to its customers through SCPC's fuel adjustment clauses.

        Equity price risk — Investments in telecommunications companies' equity securities are carried at their market value or, if market value is not readily determinable, at their cost. The Company's investments in such securities totaled $722.3 million at December 31, 2001. A temporary decline in value of ten percent would result in a $72.2 million reduction in fair value and a corresponding adjustment, net of tax effect, to the related equity account for unrealized gains/losses, a component of other comprehensive income. An other than temporary decline in value of ten percent would result in a $72.2 million reduction in fair value and a corresponding adjustment to net income, net of tax effect.

INDEPENDENT AUDITORS' REPORT

SCANA Corporation:

        We have audited the accompanying Consolidated Balance Sheets and Statements of Capitalization of SCANA Corporation (Company) as of December 31, 2001 and 2000 and the related Consolidated Statements of Income, Comprehensive Income and Changes in Common Equity and of Cash Flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2000, the Company changed its method of accounting for operating revenues associated with its regulated utility operations.

Columbia, South Carolina
February 8, 2002
(March 1, 2002 as to Note 16)

SCANA Corporation
CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000
	(Millions of dollars)
Assets
Utility Plant (Notes 1 & 6):
Electric	$4,855	$4,747
Gas	1,536	1,435
Other	187	187

Total	6,578	6,369
Less accumulated depreciation and amortization	2,364	2,212

Total	4,214	4,157
Construction work in progress	544	261
Nuclear fuel, net of accumulated amortization	45	57
Acquisition adjustments — gas, net of accumulated amortization (Note 3)	460	474

Utility Plant, Net	5,263	4,949

Nonutility Property, net of accumulated depreciation	93	79
Investments (Note 12)	191	203

Nonutility Property and Investments, Net	284	282

Current Assets:
Cash and temporary investments (Notes 1 & 12)	212	159
Receivables (Net of allowance for uncollectible accounts of $37 and $31) (Note 1)	424	694
Inventories (At average cost) (Note 7):
Fuel	164	107
Materials and supplies	59	56
Emission allowances	13	20
Prepayments and other	21	16
Investments (Note 12)	664	479

Total Current Assets	1,557	1,531

Deferred Debits:
Environmental	34	31
Nuclear plant decommissioning fund (Note 1)	79	72
Pension asset, net (Note 5)	239	196
Other regulatory assets (Note 1)	210	213
Other	156	153

Total Deferred Debits	718	665

Total	$7,822	$7,427

SCANA Corporation
CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2001	2000
	(Millions of dollars)
Capitalization and Liabilities
Shareholders' Investment:
Common equity (Note 9)	$2,194	$2,032
Preferred stock (Not subject to purchase or sinking funds) (Note 10)	106	106

Total Shareholders' Investment	2,300	2,138
Preferred Stock, net (Subject to purchase or sinking funds) (Note 10)	10	10
SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I, holding solely $50 million principal amount of the 7.55% Junior Subordinated Debentures of SCE&G, due 2027 (Note 10)	50	50
Long-Term Debt, net (Notes 6 & 12)	2,646	2,850

Total Capitalization	5,006	5,048

Current Liabilities:
Short-term borrowings (Notes 7, 8 & 12)	165	398
Current portion of long-term debt (Note 6)	739	41
Accounts payable	275	394
Customer prepayments and deposits	41	27
Taxes accrued	82	54
Interest accrued	45	42
Dividends declared	34	32
Deferred income taxes, net (Notes 1 & 11)	154	98
Other	26	30

Total Current Liabilities	1,561	1,116

Deferred Credits:
Deferred income taxes, net (Notes 1 & 11)	720	721
Deferred investment tax credits (Notes 1 & 11)	118	119
Reserve for nuclear plant decommissioning (Note 1)	79	72
Postretirement benefits (Note 5)	122	113
Other regulatory liabilities	100	70
Other (Note 1)	116	168

Total Deferred Credits	1,255	1,263

Commitments and Contingencies (Note 13)	—	—

Total	$7,822	$7,427

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2001	2000	1999
	(Millions of Dollars, except per share amounts)
Operating Revenues (Notes 1, 2 & 4):
Electric	$1,369	$1,344	$1,226
Gas — Regulated	1,015	998	422
Gas — Nonregulated	1,067	1,091	430

Total Operating Revenues	3,451	3,433	2,078

Operating Expenses:
Fuel used in electric generation	283	295	285
Purchased power	138	82	36
Gas purchased for resale	1,681	1,694	721
Other operation and maintenance (Note 1)	482	477	411
Depreciation and amortization (Note 1)	224	217	169
Other taxes	115	114	103

Total Operating Expenses	2,923	2,879	1,725

Operating Income	528	554	353

Other Income (Expense):
Other income, including allowance for equity funds used during construction (Note 1)	54	41	22
Gain on sale of assets	13	3	68
Gain on sale of investments (Note 12)	545	—	—
Impairment of investments (Note 12)	(62)	—	—

Total Other Income	550	44	90

Income Before Interest Charges, Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	1,078	598	443
Interest Charges, Net of Allowance for Borrowed Funds	223	225	142

Income Before Income Taxes, Preferred Stock Dividends and Cumulative Effect of Accounting Change	855	373	301
Income Taxes (Note 11)	305	141	111

Income Before Preferred Stock Dividends and Cumulative Effect of Accounting Change	550	232	190
Preferred Dividend Requirement of SCE&G — Obligated Mandatorily Redeemable Preferred Securities	4	4	4

Income Before Cash Dividends on Preferred Stock of Subsidiary and Cumulative Effect of Accounting Change	546	228	186
Cash Dividends on Preferred Stock of Subsidiary (At stated rates)	7	7	7

Income Before Cumulative Effect of Accounting Change	539	221	179
Cumulative Effect of Accounting Change, net of taxes (Note 2)	—	29	—

Net Income	$539	$250	$179

Basic and Diluted Earnings Per Share of Common Stock:
Before Cumulative Effect of Accounting Change	$5.15	$2.12	$1.73
Cumulative Effect of Accounting Change, net of taxes (Note 2)	—	.28	—

Basic and Diluted Earnings Per Share	$5.15	$2.40	$1.73

Weighted Average Shares Outstanding (millions)	104.7	104.5	103.6

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2001	2000	1999
	(Millions of dollars)
Cash Flows From Operating Activities:
Net income	$539	$250	$179
Adjustments to reconcile net income to net cash provided from operating activities:
Cumulative effect of accounting change, net of taxes	—	(29)	—
Depreciation and amortization	236	227	177
Amortization of nuclear fuel	16	16	18
Gain on sale of assets and investments	(558)	(3)	(68)
Impairment of investments	62	—	—
Hedging activities	(65)	—	—
Allowance for funds used during construction	(26)	(9)	(7)
Over (under) collection, fuel adjustment clauses	20	(25)	(6)
Changes in certain assets and liabilities:
(Increase) decrease in receivables	262	(258)	(36)
(Increase) decrease in inventories	(53)	3	(14)
(Increase) decrease in pension asset	(43)	(43)	(29)
(Increase) decrease in other regulatory assets	(3)	4	19
Increase (decrease) in deferred income taxes, net	189	61	19
Increase (decrease) in other regulatory liabilities	22	6	(7)
Increase (decrease) in postretirement benefits	9	15	11
Increase (decrease) in accounts payable	(119)	155	(30)
Increase (decrease) in taxes accrued	28	(55)	14
Other, net	(20)	76	(15)

Net Cash Provided From Operating Activities	496	391	225

Cash Flows From Investing Activities:
Utility property additions and construction expenditures, net of AFC	(523)	(334)	(238)
Purchase of subsidiary, net of cash acquired	—	(212)	—
Proceeds on sale of assets	28	8	112
Increase in nonutility property	(25)	(27)	(23)
Increase in investments	(46)	(20)	(74)

Net Cash Used For Investing Activities	(566)	(585)	(223)

Cash Flows From Financing Activities:
Proceeds from issuance of First Mortgage Bonds	149	148	99
Proceeds from issuance of notes and loans	648	998	200
Proceeds from swap settlement	6	—	—
Repayments of mortgage bonds	—	(100)	(10)
Repayments of notes and loans	(317)	(175)	(77)
Repayments of other long-term debt	—	(8)	(10)
Repurchases of preferred stock	—	(1)	—
Repurchases of common stock	—	(488)	—
Dividend payments on common stock	(123)	(124)	(148)
Dividend payments on preferred stock of subsidiary	(7)	(7)	(7)
Short-term borrowings, net	(233)	(6)	5

Net Cash Provided From Financing Activities	123	237	52

Net Increase in Cash and Temporary Investments	53	43	54
Cash and Temporary Investments, January 1	159	116	62

Cash and Temporary Investments, December 31	$212	$159	$116

Supplemental Cash Flow Information:
Cash paid for — Interest (net of capitalized interest of $11, $6 and $4)	$219	$207	$138
— Income taxes	71	120	70
Noncash Investing and Financing Activities:
Unrealized gain (loss) on securities available for sale, net of tax	(226)	(197)	311

    In connection with the purchase of Public Service Company of North Carolina, Incorporated in 2000, assets with a fair value of $1,177 million were acquired, cash of $212 million was paid, SCANA stock valued at $488 million was issued, and liabilities of $477 million were assumed.

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF CAPITALIZATION

						December 31,
						2001		2000
						(Millions of dollars)
Common Equity (Note 9):
Common stock, without par value, authorized 150,000,000 shares; issued and outstanding, 104,728,268 shares in 2001 and 2000						$1,043		$1,043
Accumulated other comprehensive income (loss)						(113)		139
Retained earnings						1,264		850

Total Common Equity						2,194	44%	2,032	40%

South Carolina Electric & Gas Company:
Cumulative Preferred Stock (Not subject to purchase or sinking funds)
$100 Par Value — Authorized 1,200,000 shares
$50 Par Value — Authorized 125,209 shares
			Shares Outstanding
					Redemption Price
	Series		2001	2000
$100 Par	6.52%		1,000,000	1,000,000	100.00	100		100
$50 Par	5.00%		125,209	125,209	52.50	6		6

Total Preferred Stock (Not subject to purchase or sinking funds) (Note 10)						106	2%	106	2%

South Carolina Electric & Gas Company:
Cumulative Preferred Stock (Subject to purchase and sinking funds)
$100 Par Value — Authorized 1,550,000 shares; None outstanding in 2001 and 2000
$50 Par Value — Authorized 1,560,287 shares
			Shares Outstanding
					Redemption Price
	Series		2001	2000
	4.50%		8,397	9,600	51.00	1		1
	4.60	%(A)	14,052	16,052	51.00	1		1
	4.60	%(B)	54,400	57,800	50.50	3		3
	5.125%		66,000	67,000	51.00	3		3
	6.00%		66,635	69,835	50.50	3		3

Total			209,484	220,287

$25 Par Value — Authorized 2,000,000 shares; None outstanding in 2001 and 2000

Total Preferred Stock (Subject to purchase or sinking funds)						11		11
Less: Current portion, including sinking fund requirements						(1)		(1)

Total Preferred Stock, Net (Subject to purchase or sinking funds) (Notes 10 & 12)						10	—%	10	—%

SCE&G — Obligated Mandatorily Redeemable Preferred Securities of SCE&G's Subsidiary Trust, SCE&G Trust I, holding solely $50 million principal amount of 7.55% Junior Subordinated Debentures of SCE&G, due 2027 (Note 10)						50	1%	50	1%

SCANA Corporation
CONSOLIDATED STATEMENTS OF CAPITALIZATION (Continued)

				December 31,
				2001		2000
				(Millions of dollars)
Long-Term Debt (Notes 6 & 12)
SCANA Corporation:
	Series		Year of Maturity
Medium-Term Notes	3.08	%(1)	2002	$300		$300
	2.63	%(2)	2002	400		400
	6.51%		2003	20		20
	6.05%		2003	60		60
	6.25%		2003	75		75
	3.45	%(3)	2003	202		—
	7.44%		2004	50		50
	6.90%		2007	25		25
	5.81%		2008	115		115
	6.875%		2011	300		—
(1) Current rate, based on three-month LIBOR + 65 basis points, reset quarterly
(2) Current rate, based on three-month LIBOR + 50 basis points reset quarterly
(3) Current rate, based on three-month LIBOR + 110 basis points, reset quarterly
Bank note, due 2002-2003, LIBOR rate, reset 1, 2, 3 or 6 months				—		300
South Carolina Electric & Gas Company:
	Series		Year of Maturity
First Mortgage Bonds	6 1/4%		2003	100		100
	7.70%		2004	100		100
	7 1/2%		2005	150		150
	6 1/8%		2009	100		100
	6.70%		2011	150		—
	7 1/8%		2013	150		150
	7 1/2%		2023	150		150
	7 5/8%		2023	100		100
	7 5/8%		2025	100		100
First and Refunding Mortgage Bonds	9%		2006	131		131
	8 7/8%		2021	103		103
Pollution Control Facilities Revenue Bonds:
Fairfield County Series 1984, due 2014 (6.50%)				57		57
Orangeburg County Series 1994, due 2024 (5.70%)				30		30
Other				16		17
Charleston Franchise Agreement, due 1997-2002				4		7
South Carolina Generating Company, Inc.:
Berkeley County Pollution Control Facilities Revenue Bonds, Series 1984, due 2014 (6.50%)				36		36
Note, 7.78%, due 2011				41		49
Public Service Company of North Carolina, Incorporated:
	Series		Year of Maturity
Senior Debentures	10%		2004	13		17
	8.75%		2012	32		32
	6.99%		2026	50		50
	7.45%		2026	50		50
Medium-Term Note	6.625%		2011	150		—
South Carolina Pipeline Corporation Notes, 6.72%, due 2013				15		16
Other				7		4

Total Long-Term Debt				3,382		2,894
Less — Current maturities, including sinking fund requirements				(739)		(41)
— Unamortized premium (discount)				3		(3)

Total Long-Term Debt, Net				2,646	53%	2,850	57%

Total Capitalization				$5,006	100%	$5,048	100%

See Notes to Consolidated Financial Statements.

SCANA Corporation
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME AND CHANGES IN COMMON EQUITY

	For the years Ended December 31,
	2001		2000		1999
	Common Equity	Comprehensive Income	Common Equity	Comprehensive Income	Common Equity	Comprehensive Income
	(Millions of Dollars)
Retained Earnings:

Balance at January 1	$850		$720		$678
Net Income	539	$539	250	$250	179	$179
Dividends declared on common stock	(125)		(120)		(137)

Balance at December 31	1,264		850		720

Accumulated other comprehensive income (loss):
Balance at January 1	139		336		25
Unrealized losses on securities, net of taxes ($(121), ($106) and $165 in 2001, 2000, and 1999, respectively)	(226)	(226)	(197)	(197)	311	311
Cumulative effect of change in accounting for hedging activities, net of taxes ($12 in 2001)	23	23	—	—	—	—
Unrealized losses on hedging activities, net of taxes ($(26) in 2001)	(49)	(49)	—	—	—	—

Comprehensive income		$287		$53		$490

Balance at December 31	(113)		139		336

Common Stock:
Balance at January 1	1,043		1,043		1,043
Shares issued	—		488		—
Shares repurchased	—		(488)		—

Balance at December 31	1,043		1,043		1,043

Total Common Equity	$2,194		$2,032		$2,099

        During 2001, $354 million was reclassified from unrealized gains (losses) on securities into net income as a result of the exchange of (available for sale) shares of Powertel, Inc. for shares for Deutsche Telekom AG. Also in 2001, $(36) million was reclassified from unrealized gains (losses) on securities into net income as a result of the recording of an impairment of the ITC^DeltaCom, Inc. investment.

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A. Organization and Principles of Consolidation

        SCANA Corporation (the Company), a South Carolina corporation, is a registered public utility holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended (PUHCA). The Company, through wholly owned subsidiaries, is engaged predominately in the generation and sale of electricity to wholesale and retail customers in South Carolina and in the purchase, sale and transportation of natural gas to wholesale and retail customers in South Carolina, North Carolina and Georgia. The Company is also engaged in other energy-related businesses, has investments in telecommunications companies and provides fiber optic communications in South Carolina.

        The accompanying Consolidated Financial Statements reflect the accounts of the Company and its wholly owned subsidiaries:

Regulated utilities
South Carolina Electric & Gas Company (SCE&G)
South Carolina Fuel Company, Inc. (Fuel Company)
South Carolina Generating Company, Inc. (GENCO)
South Carolina Pipeline Corporation (SCPC)
Public Service Company of North Carolina, Incorporated (PSNC)
Nonregulated businesses
SCANA Energy Marketing, Inc.
SCANA Communications, Inc. (SCI)
ServiceCare, Inc.
Primesouth, Inc.
SCANA Resources, Inc.
SCG Pipeline, Inc.
SCANA Services, Inc.
SCANA Propane Gas, Inc. (in liquidation)
SCANA Propane Services, Inc. (in liquidation)
SCANA Petroleum Resources, Inc. (in liquidation)
SCANA Development Corporation (in liquidation)

        Certain investments are reported using the cost or equity method of accounting, as appropriate. Significant intercompany balances and transactions have been eliminated in consolidation except as permitted by Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation," which provides that profits on intercompany sales to regulated affiliates are not eliminated if the sales price is reasonable and the future recovery of the sales price through the rate-making process is probable.

B. Basis of Accounting

        The Company accounts for its regulated utility operations, assets and liabilities in accordance with the provisions of SFAS 71. This accounting standard requires cost-based rate-regulated utilities to recognize in their financial statements revenues and expenses in different time periods than do enterprises that are not rate-regulated. As a result the Company has recorded, as of December 31, 2001, approximately $244 million and $100 million of regulatory assets and liabilities, respectively, including amounts recorded for deferred income tax assets and liabilities of approximately $142 million and $76 million, respectively. The electric and gas regulatory assets of approximately $52 million and $50 million, respectively (excluding deferred income tax assets), are recoverable through rates. The Public Service Commission of South Carolina (SCPSC) and the North Carolina Utilities Commission (NCUC) have reviewed and approved most of the items shown as regulatory assets through specific orders. Other items represent costs which were not yet approved for recovery by the SCPSC or the NCUC, but are the subject of current or future filings. In recording these costs as regulatory assets, management believes the costs will be allowable under existing rate-making concepts that are embodied in current rate orders received by the Company. However, ultimate recovery is subject to SCPSC or NCUC approval. In the future, as a result of deregulation or other changes in the regulatory environment, the Company may no longer meet the criteria for continued application of SFAS 71 and could be required to write off its regulatory assets and liabilities. Such an event could have a material adverse effect on the Company's results of operations in the period the write-off would be recorded, but it is not expected that cash flows or financial position would be materially affected.

C. System of Accounts

        The accounting records of the Company's regulated subsidiaries are maintained in accordance with the Uniform System of Accounts prescribed by either the Federal Energy Regulatory Commission (FERC) or the National Association of Regulatory Utility Commissioners (NARUC) and as adopted by the SCPSC or, in the case of PSNC, the NCUC. The NARUC system of accounts is substantially the same as the FERC system of accounts.

D. Utility Plant

        Utility plant is stated substantially at original cost. The costs of additions, renewals and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged, along with the cost of removal, less salvage, to accumulated depreciation. The costs of repairs, replacements and renewals of items of property determined to be less than a unit of property are charged to maintenance expense.

        SCE&G, operator of the V. C. Summer Nuclear Station (Summer Station), and the South Carolina Public Service Authority (Santee Cooper) are joint owners of Summer Station in the proportions of two-thirds and one-third, respectively. The parties share the operating costs and energy output of the plant in these proportions. Each party, however, provides its own financing. Plant-in-service related to SCE&G's portion of Summer Station was approximately $963.0 million and $965.0 million as of December 31, 2001 and 2000, respectively. Accumulated depreciation associated with SCE&G's share of Summer Station was approximately $407.4 million and $387.7 million as of December 31, 2001 and 2000, respectively. SCE&G's share of the direct expenses associated with operating Summer Station is included in "Other operation and maintenance" expenses.

        As allowed by the SCPSC, SCE&G accrues in advance its portion of estimated scheduled outage costs for Summer Station. Total outage costs for the planned outage in April 2002 are estimated to be approximately $13 million, of which SCE&G will be responsible for approximately $8.9 million. As of December 31, 2001, SCE&G had accrued $5.9 million.

E. Allowance for Funds Used During Construction (AFC)

        AFC, a noncash item, reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion of, as a component of construction cost, the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company's regulated subsidiaries calculated AFC using composite rates of 8.8%, 8.3% and 8.1% for 2001, 2000 and 1999, respectively. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. Interest on nuclear fuel in process is capitalized at the actual interest amount incurred.

F. Revenue Recognition

        Revenues are recorded during the accounting period in which services are provided to customers and include estimated amounts for electricity and natural gas delivered, but not yet billed. Prior to January 1, 2000 revenues related to regulated electric and gas services were recorded only as customers were billed (see Note 2). Unbilled revenues totaled approximately $81.5 million and $159.3 million as of December 31, 2001 and 2000, respectively.

        Fuel costs for electric generation are collected through the fuel cost component in retail electric rates. The fuel cost component contained in electric rates is established by the SCPSC during annual fuel cost hearings. Any difference between actual fuel costs and amounts contained in the fuel cost component is deferred and included when determining the fuel cost component during the next annual fuel cost hearing. SCE&G had undercollected through the electric fuel cost component approximately $47.4 million and $35.5 million at December 31, 2001 and 2000, respectively, which are included in "Deferred Debits — Other regulatory assets."

        Customers subject to the gas cost adjustment clause are billed based on a fixed cost of gas determined by the SCPSC during annual gas cost recovery hearings. Any difference between actual gas costs and amounts contained in rates is deferred and included when establishing gas costs during the next annual gas cost recovery hearing. At December 31, 2001 and 2000 SCE&G had undercollected through the gas cost recovery procedure approximately $12.2 million and $12.7 million, respectively, which are included in "Deferred Debits — Other regulatory assets." At December 31, 2001 PSNC had overcollected through the gas cost recovery procedure approximately $13.8 million which amount is included in "Deferred Credits — Other regulatory liabilities." At December 31, 2000 PSNC had undercollected through the gas cost recovery procedure approximately $9.3 million which amount is included in "Deferred Debits — Other regulatory assets."

        SCE&G's and PSNC's gas rate schedules for residential, small commercial and small industrial customers include a weather normalization adjustment, which minimizes fluctuations in gas revenues due to abnormal weather conditions.

G. Depreciation and Amortization

        Provisions for depreciation and amortization are recorded using the straight-line method and are based on the estimated service lives of the various classes of property.

        The composite weighted average depreciation rates for utility plant assets were as follows:

	2001	2000	1999
SCE&G	2.98%	2.98%	2.99%
GENCO	2.71%	2.67%	2.56%
SCPC	2.60%	2.58%	2.62%
PSNC	4.06%	4.15%	n/a
Aggregate of Above	3.09%	3.09%	2.95%

        Nuclear fuel amortization, which is included in "Fuel used in electric generation" and recovered through the fuel cost component of SCE&G's rates, is recorded using the units-of-production method. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the Department of Energy (DOE) under a contract for disposal of spent nuclear fuel.

        The acquisition adjustment relating to the purchase of certain gas properties in 1982 is being amortized over a 40-year period using the straight-line method. The acquisition adjustment related to the purchase of PSNC in 2000 is being amortized over a 35-year period using the straight-line method. The Company adopted SFAS 142, "Goodwill and Other Intangible Assets," on January 1, 2002. See Note 1N for further discussion.

H. Nuclear Decommissioning

        SCE&G's share of estimated site-specific nuclear decommissioning costs for Summer Station, including the cost of decommissioning plant components not subject to radioactive contamination, totals approximately $357.3 million, stated in 1999 dollars, based on a decommissioning study completed in 2000. Santee Cooper is responsible for decommissioning costs related to its one-third ownership interest in the station. The cost estimate is based on a decommissioning methodology acceptable to the Nuclear Regulatory Commission (NRC) under which the site would be maintained over a period of approximately 60 years in such a manner as to allow for subsequent decontamination that permits release for unrestricted use.

        SCE&G's method of funding decommissioning costs is referred to as COMReP (Cost of Money Reduction Plan). Under this plan funds collected through rates ($3.2 million in each of 2001, 2000 and 1999) are used to pay premiums on insurance policies on the lives of certain Company personnel. SCE&G is the beneficiary of these policies. Through these insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on the fund on a tax-deferred basis. Amounts for decommissioning collected through electric rates, insurance proceeds, and interest on proceeds, less expenses, are transferred by SCE&G to an external trust fund in compliance with the financial assurance requirements of the NRC. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis. SCE&G records its liability for decommissioning costs in deferred credits.

        In addition to the above, pursuant to the National Energy Policy Act passed by Congress in 1992 and the requirements of the DOE, SCE&G has recorded a liability for its estimated share of the DOE's decontamination and decommissioning obligation. The liability, approximately $2.4 million at December 31, 2001, has been included in "Long-Term Debt, net." SCE&G is recovering the cost associated with this liability through the fuel cost component of its rates; accordingly, this amount has been deferred and is included in "Deferred Debits — Other."

I. Income Taxes

        The Company files a consolidated income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Deferred tax assets and liabilities are recorded for the tax effects of all significant temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company's regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

J. Debt Premium, Discount and Expense, Unamortized Loss on Reacquired Debt

        Long-term debt premium, discount and expense are being amortized as components of "Interest on long-term debt, net" over the terms of the respective debt issues. Gains or losses on reacquired debt that is refinanced are deferred and amortized over the term of the replacement debt.

K. Environmental

        The Company maintains an environmental assessment program to identify and evaluate current and former operations sites that could require environmental cleanup. As site assessments are initiated, estimates are made of the amount of expenditures, if any, deemed necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate primarily to regulated operations. Such amounts are deferred and amortized with recovery provided through rates. Deferred amounts for SCE&G, net of amounts previously recovered through rates and insurance settlements, totaled $24.4 million and $20.2 million at December 31, 2001 and 2000, respectively. Deferred amounts for PSNC totaled $9.1 million and $10.2 million at December 31,

2001 and 2000, respectively. The deferral includes the estimated costs associated with the matters discussed in Note 13C.

L. Temporary Cash Investments

        The Company considers temporary cash investments having original maturities of three months or less to be cash equivalents. Temporary cash investments are generally in the form of commercial paper, certificates of deposit and repurchase agreements.

M. Commodity Derivatives

        Beginning January 1, 2001 the Company recognizes assets or liabilities for the energy-related contracts entered into by its subsidiaries when the contracts are executed. The Company records contracts at their fair value in accordance with SFAS 133 and adjusts fair value each reporting period. The Company derives fair value of most of the energy-related contracts from markets where they are actively traded and quoted. For other contracts the Company uses published market surveys and in certain cases, independent parties to obtain quotes concerning fair value. Market quotes tend to be more plentiful for those contracts maturing in two years or less. The vast majority of the Company's contracts do not extend beyond two years. (See Note 12). For such transactions related to the Company's regulated operations, gains and losses on these contracts are included as a component of the related cost of gas which is subject to recovery under the fuel adjustment clause. (See Note 1F). The resulting under or over recovery of such costs is recorded in "Deferred Debits" or "Deferred Credits," respectively, on the balance sheet.

N. New Accounting Standards

        In 2001 the Financial Accounting Standards Board issued the following new accounting standards that will be adopted by the Company.

        SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets," were issued during 2001. SFAS 141 will require all future acquisitions to be accounted for utilizing the purchase method. SCANA considers the amounts categorized by FERC as "acquisition adjustments" to be goodwill as defined in SFAS 142 and has ceased amortization of such amounts upon the adoption of SFAS 142 effective January 1, 2002. In 2001, the amount of such amortization expense recorded was $14 million. This amortization related to acquisition adjustments of approximately $466 million carried on the books of PSNC and approximately $40 million carried on the books of SCPC.

        As required by the provisions of SFAS 142, the Company is performing initial valuation analyses to determine whether these carrying amounts are impaired, and if so, the amount of any write-down which might be recorded as the cumulative effect of the change in accounting principle. As allowed by the Statement, the Company will have completed the initial stage of those analyses by June 30, 2002. If any write-downs are indicated by those analyses, they will be quantified and recorded by the end of 2002. Because the Company is in the early stages of these analyses, the effect, if any, of the adoption of the impairment provisions of the Statement is not known; however, if write-downs are considered necessary, they could be material to the Company's results of operations for 2002.

        SFAS 143, "Accounting for Asset Retirement Obligations," provides guidance for recording and disclosing a liability related to the future obligation to retire an asset (such as a nuclear plant). The Company will adopt SFAS 143 effective January 1, 2003. The impact SFAS 143 may have on the Company's results of operations, cash flows or financial position has not been determined but could be material.

        The provisions of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," are effective January 1, 2002. This Statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. There was no impact on the Company's financial statements from the initial adoption of SFAS 144.

O. Stock Option Plan

        On April 27, 2000 the Company adopted the SCANA Corporation Long-Term Equity Compensation Plan (the Plan). Under the Plan certain employees and non-employee directors may receive nonqualified stock options and other forms of equity compensation. The Company accounts for this equity-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations. In addition, the Company has adopted the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation."

P. Earnings Per Share

        Earnings per share amounts have been computed in accordance with SFAS 128, "Earnings Per Share." Under SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share are computed as net income divided by the weighted average number of shares of common stock outstanding during the period after giving effect to securities considered to be dilutive potential common stock. The Company uses the treasury stock method in determining total dilutive potential common stock.

Q. Reclassifications

        Certain amounts from prior periods have been reclassified to conform with the presentation adopted for 2001.

R. Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. CUMULATIVE EFFECT OF ACCOUNTING CHANGE

        Effective January 1, 2000 the Company changed its method of accounting for operating revenues associated with its regulated utility operations from cycle billing to full accrual. The cumulative effect of this change was $29 million, net of tax. Accruing unbilled revenues more closely matches revenues and expenses. Unbilled revenues represent the estimated amount customers will be charged for service rendered but not yet billed as of the end of the accounting period.

        If this method had been applied retroactively, net income would have been $181 million ($1.75 per share) for the year ended December 31, 1999 compared to $179 million ($1.73 per share) as reported.

3. ACQUISITION

        Effective January 1, 2000 the Company acquired PSNC in a business combination accounted for as a purchase. PSNC is a public utility engaged primarily in purchasing, transporting, distributing and selling natural gas to approximately 379,000 residential, commercial and industrial customers in 26 of its 28 franchised counties in North Carolina. Pursuant to the Agreement and Plan of Merger, PSNC shareholders were paid approximately $212 million in cash and 17.4 million shares of SCANA common stock valued at approximately $488 million. In connection with the acquisition, 16.3 million shares of SCANA common stock were repurchased for approximately $488 million. The results of operations of PSNC are included in the accompanying financial statements as of January 1, 2000, the effective date of acquisition. The total cost of the acquisition was approximately $700 million, which exceeded the fair value of the net assets acquired by approximately $466 million. The excess is being amortized over 35 years on a straight-line basis.

        The following represents the unaudited pro forma results of operations of the Company for 1999 as if the acquisition were consummated on January 1, 1999. The unaudited pro forma results of operations exclude the effects of the accounting change discussed in Note 2 and include certain pro forma adjustments, including the amortization of the acquisition adjustment and interest on acquisition financing. The unaudited pro forma results of operations do not necessarily reflect the results that would have occurred had the acquisition occurred at January 1, 1999 or the results that may occur in the future.

In millions of dollars, except per share amount
Operating revenues	$2,385
Net income	163
Basic and diluted earnings per share	1.56

4. RATE AND OTHER REGULATORY MATTERS

South Carolina Electric & Gas Company

Electric

        On April 24, 2001 the SCPSC approved SCE&G's request to increase the fuel component of rates charged to electric customers from 1.330 cents per kilowatt-hour to 1.579 cents per kilowatt-hour. The increase reflects higher fuel costs projected for the period May 2001 through April 2002. The increase also provides recovery over a two-year period of under-collected actual fuel costs through April 2001, including short-term purchased power costs necessitated by outages at two of SCE&G's base load generating plants in winter 2000-2001. The new rates were effective as of the first billing cycle in May 2001.

        On September 14, 1999 the SCPSC approved an accelerated capital recovery plan for SCE&G's Cope Generating Station. The plan was implemented beginning January 1, 2000 for a three-year period. The SCPSC approved an accelerated capital recovery methodology wherein SCE&G may increase depreciation of its Cope Generating Station in excess of amounts that would be recorded based upon currently approved depreciation rates. The amount of the accelerated depreciation will be determined by SCE&G based on the level of revenues and operating expenses, not to exceed $36 million annually without the approval of the SCPSC. Any unused portion of the $36 million in any given year may be carried forward for possible use in the following year. As of December 31, 2001 no accelerated depreciation has been recorded. The accelerated capital recovery plan will be accomplished through existing customer rates.

        On January 9, 1996 the SCPSC authorized a return on common equity of 12.0 percent. The SCPSC also approved establishment of a Storm Damage Reserve Account capped at $50 million to be collected through rates over a ten-year period. Additionally, the SCPSC approved accelerated amortization of a significant portion of SCE&G's electric regulatory assets (excluding deferred income tax assets) and the remaining transition obligation for postretirement benefits other than pensions, which enabled SCE&G to recover the balances as of the end of the year 2000.

Gas

        SCE&G's rates are established using a cost of gas component approved by the SCPSC which may be modified periodically to reflect changes in the price of natural gas purchased by SCE&G.

        SCE&G's cost of gas component in effect during the years ended December 31, 2000 and 2001 was as follows:

Rate Per Therm	Effective Date
$.543	January-July 2000
$.688	August-October 2000
$.782	November-December 2000
$.993	January-February 2001
$.793	March-October 2001
$.596	November-December 2001

        On July 5, 2000 the SCPSC approved SCE&G's request to implement lower depreciation rates for its gas operations. The new rates were effective retroactively to January 1, 2000 and resulted in a reduction in annual depreciation expense of approximately $2.9 million. The retroactive effect was recorded in the second quarter of 2000.

        In 1994 the SCPSC issued an order approving SCE&G's request to recover through a billing surcharge to its gas customers the costs of environmental cleanup at the sites of former manufactured gas plants (MGPs). The billing surcharge is subject to annual review and provides for the recovery of substantially all actual and projected site assessment and cleanup costs and environmental claims settlements for SCE&G's gas operations that had previously been deferred. In October 2001, as a result of the annual review, the SCPSC approved SCE&G's request to increase the billing surcharge from 1.1 cents per therm to 3.0 cents per therm, which is intended to provide for the recovery of the balance remaining at December 31, 2001 of $24.4 million prior to the end of the year 2005.

Transit

        In September 1992 the SCPSC issued an order granting SCE&G's request for a $.25 increase in transit fares from $.50 to $.75 in Columbia, South Carolina; however, the SCPSC also required $.40 fares for low income customers and denied SCE&G's request for certain bus route and schedule changes. The new rates were placed into effect in October 1992. After several appeals and petitions for reconsideration to the South Carolina Circuit Court (Circuit Court) and the South Carolina Supreme Court (Supreme Court) by the various parties, on September 27, 2000 the SCPSC issued an order granting certain relief requested by SCE&G. On September 29, 2000 the Consumer Advocate of South Carolina (Consumer Advocate) filed a motion with the SCPSC for a stay of this order. On October 3, 2000 the SCPSC accepted the Consumer Advocate's motion and issued a stay of its order. The Consumer Advocate and other intervenors have petitioned the Circuit Court for judicial review of the SCPSC's order granting relief. The Circuit Court has held in abeyance any appellate review pending the outcome of current negotiations on the transfer of the transit system from SCE&G to an unaffiliated regional transit authority.

Public Service Company of North Carolina, Incorporated

        PSNC's rates are established using a benchmark cost of gas approved by the NCUC, which may be modified periodically to reflect changes in the market price of natural gas and changes in the rates charged by PSNC's pipeline transporters. PSNC may file revised tariffs with the NCUC coincident with these changes or it may track the changes in its deferred accounts for subsequent rate consideration. The NCUC reviews PSNC's gas purchasing practices annually.

        PSNC's benchmark cost of gas in effect during the years ended December 2000 and 2001 was as follows:

Rate Per Therm	Effective Date
$.300	January 2000
$.265	February-May 2000
$.350	June 2000
$.450	July-September 2000
$.490	October-December 2000
$.690	January 2001
$.750	February-March 2001
$.650	April-August 2001
$.500	September-October 2001
$.350	November-December 2001

        On April 6, 2000 the NCUC issued an order permanently approving PSNC's request to establish its commodity cost of gas for large commercial and industrial customers on the basis of market prices for natural gas. This mechanism allows PSNC to collect from its customers amounts approximating the amounts paid for natural gas.

        A state expansion fund, established by the North Carolina General Assembly in 1991 and funded by refunds from PSNC's interstate pipeline transporters, provides financing for expansion into areas that otherwise would not be economically feasible to serve. On December 30, 1999 PSNC filed an application with the NCUC to extend natural gas service to Madison, Jackson and Swain Counties, North Carolina. On June 29, 2000 the NCUC approved PSNC's requests for disbursement of up to $28.4 million from PSNC's expansion fund for this project. PSNC estimates that the cost of this project will be approximately $31.4 million. The Madison County portion of the project was completed at a cost of approximately $5.8 million, and customers began receiving service in July 2001.

        On December 7, 1999 the NCUC issued an order approving SCANA's acquisition of PSNC. As specified in the NCUC order, PSNC reduced its rates by approximately $1 million in each of August 2000 and August 2001, and agreed to a moratorium on general rate cases until August 2005. General rate relief can be obtained during this period to recover costs associated with materially adverse governmental actions and force majeure events.

        On February 22, 1999 the NCUC approved PSNC's application to use expansion funds to extend natural gas service into Alexander County and authorized disbursements from the fund of approximately $4.3 million. Most of Alexander County lies within PSNC's certificated service territory and did not previously have natural gas service. The project was completed at a cost of approximately $4.8 million, and customers began receiving natural gas service in March 2000.

5. EMPLOYEE BENEFIT PLANS AND EQUITY COMPENSATION PLAN

Employee Benefit Plans

        The Company sponsors a noncontributory defined benefit pension plan which covers substantially all permanent employees. The Company's policy has been to fund the plan to the extent permitted by the applicable Federal income tax regulations as determined by an independent actuary.

        Effective July 1, 2000 the Company's pension plan was amended to provide a cash balance formula. With certain exceptions employees were allowed to either remain under the final average pay formula or elect the cash balance formula. Under the final average pay formula, benefits are based on years of accredited service and the employee's average annual base earnings received during the last three years of employment. Under the cash balance formula, the monthly benefit earned under the final average pay formula at July 1, 2000 was converted to a lump sum amount for each employee and increased by transition credits for eligible employees. Under the cash balance formula, benefits based upon this opening balance increase going forward as a result of compensation credits and interest credits. The effect of this plan amendment was to reduce the Company's net periodic benefit income for the year ended December 31, 2000 by approximately $3.7 million.

        In addition to pension benefits, the Company provides certain unfunded health care and life insurance benefits to active and retired employees. Retirees share in a portion of their medical care cost. The Company provides life insurance benefits to retirees at no charge. The costs of postretirement benefits other than pensions are accrued during the years the employees render the services necessary to be eligible for the applicable benefits.

        Effective July 1, 2000 PSNC's pension and postretirement benefit plans were merged with SCANA's plans. At the time of the merger of the plans, PSNC had recorded a prepaid pension cost of approximately $9.0 million and a postretirement welfare plan obligation of approximately $9.1 million in its consolidated balance sheet.

        In connection with the joint ownership arrangements surrounding Summer Station, as of December 31, 2001 the Company has recorded within deferred credits an $8.4 million obligation to Santee Cooper representing an estimate of the net pension asset attributable to the Company's contributions to the plan that were recovered through billings to Santee Cooper for its one-third portion of shared costs. The Company has also recorded a $6.0 million receivable from Santee Cooper representing an estimate of its portion of the unfunded net postretirement benefit obligation.

        As allowed by SFAS 87, the Company records net periodic benefit cost (income) utilizing beginning of the year assumptions. Disclosures required for these plans under SFAS 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits," are set forth in the following tables:

Components of Net Periodic Benefit Cost

	Retirement Benefits
Millions of dollars	2001	2000	1999
Service cost	$7.9	$8.3	$10.0
Interest cost	38.5	33.5	27.9
Expected return on assets	(83.5)	(76.6)	(65.5)
Prior service cost amortization	5.8	3.0	1.1
Actuarial gain	(12.8)	(12.2)	(8.6)
Transition amount amortization	0.8	0.8	0.8
Special termination benefit cost	—	—	5.5

Net periodic benefit income	$(43.3)	$(43.2)	$(28.8)

	Other Postretirement Benefits
Millions of dollars	2001	2000	1999
Service cost	$3.0	$2.7	$3.0
Interest cost	12.1	10.2	9.5
Expected return on assets	n/a	n/a	n/a
Prior service cost amortization	0.9	0.8	0.7
Actuarial loss	0.7	—	1.2
Transition amount amortization	0.8	0.8	1.7
Special termination benefit cost	—	—	1.0

Net periodic benefit cost	$17.5	$14.5	$17.1

Assumptions

	Retirement Benefits
As of December 31,	2001	2000	1999
Discount rate	7.5%	8.0%	8.0%
Expected return on plan assets	9.5%	9.5%	9.5%
Rate of compensation increase	4.0%	4.0%	4.0%
	Other Postretirement Benefits
As of December 31,	2001	2000	1999
Discount rate	7.5%	8.0%	8.0%
Expected return on plan assets	n/a	n/a	n/a
Rate of compensation increase	4.0%	4.0%	4.0%

Changes in Benefit Obligation

	Retirement Benefits
Millions of dollars	2001	2000
Benefit obligation, January 1	$479.3	$362.3
Service cost	7.9	8.3
Interest cost	38.5	33.5
Plan participants' contributions	—	0.1
Plan amendment	21.5	65.4
Actuarial loss	19.6	1.6
Acquisition/merger of plans	—	39.8
Benefits paid	(36.0)	(31.7)

Benefit obligation, December 31	$530.8	$479.3

	Other Postretirement Benefits
Millions of dollars	2001	2000
Benefit obligation, January 1	$139.0	$129.8
Service cost	3.0	2.7
Interest cost	12.1	10.2
Plan participants' contributions	0.5	0.5
Plan amendment	1.2	0.9
Actuarial (gain) loss	20.1	(7.8)
Acquisition/merger of plans	—	11.2
Benefits paid	(9.2)	(8.5)

Benefit obligation, December 31	$166.7	$139.0

Change in Plan Assets

	Retirement Benefits
Millions of dollars	2001	2000
Fair value of plan assets, January 1	$894.3	$783.0
Actual return on plan assets	(26.7)	96.7
Company contribution	—	—
Plan participants' contributions	—	0.1
Acquisition/merger of plans	—	46.2
Benefits paid	(36.0)	(31.7)

Fair value of plan assets, December 31	$831.6	$894.3

Funded Status of Plans

	Retirement Benefits
Millions of dollars	2001	2000
Funded status, December 31	$300.8	$415.0
Unrecognized actuarial gain	(155.0)	(297.6)
Unrecognized prior service cost	89.4	73.7
Unrecognized net transition obligation	4.0	4.8

Net amount recognized in Consolidated Balance Sheet	$239.2	$195.9

	Other Postretirement Benefits
Millions of dollars	2001	2000
Funded status, December 31	$(166.7)	$(139.0)
Unrecognized actuarial loss	32.5	13.0
Unrecognized prior service cost	4.8	4.5
Unrecognized net transition obligation	7.4	8.3

Net amount recognized in Consolidated Balance Sheet	$(122.0)	$(113.2)

Health Care Trends

        The determination of net periodic other postretirement benefit cost is based on the following assumptions:

	2001	2000	1999
Health care cost trend rate	8.5%	7.5%	8.0%
Ultimate health care cost trend rate	5.0%	5.5%	5.5%
Year achieved	2009	2005	2005

        The effects of a one-percentage-point increase or decrease in the assumed health care cost trend rates on the aggregate of the service and interest cost components of net periodic other postretirement health care benefit cost and the accumulated other postretirement benefit obligation for health care benefits are as follows:

Millions of dollars	1% Increase	1% Decrease
Effect on health care benefit cost	$0.1	$(0.1)
Effect on postretirement benefit obligation	1.6	(1.8)

Long-Term Equity Compensation Plan

        The Long-Term Equity Compensation Plan (the Plan) became effective January 1, 2000. The Plan provides for grants of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units to certain key employees and non-employee directors. The Plan currently authorizes the issuance of up to five million shares of the Company's common stock, no more than one million of which may be granted in the form of restricted stock.

        A summary of activity related to grants of nonqualified stock options follows:

	Number of Options	Weighted Average Exercise Price
Outstanding — December 31, 1999	—	—
Granted	160,508	$25.53

Outstanding — December 31, 2000	160,508	$25.53
Granted	716,368	$27.43
Exercised	—	n/a
Forfeited	(74,595)	$26.93

Outstanding — December 31, 2001	802,281	$26.64

        One-third of the options vest on each anniversary of the date of grant until full vesting occurs in the third year. The options expire ten years after the grant date. Information about outstanding and exercisable options as of December 31, 2001 follows:

	Options Outstanding
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price
$25.50 to $27.80	802,281	9.2	$26.64
	Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Exercise Price
$25.50 to $27.80	47,275	$25.53

        The Company applies the intrinsic value method prescribed by APB 25 and related interpretations in accounting for grants made under the Plan. Because all options were granted with exercise prices equal to the fair market value of the Company's stock on the respective grant dates, no compensation expense has been recognized in connection with such grants. If the Company had determined compensation expense for the issuance of options based on the fair value method described in SFAS 123, "Accounting for Stock-Based Compensation," net income and pro forma earnings per share would have been as presented below:

	2001	2000
Net income — as reported (millions)	$539.3	$250.4
Net income — pro forma (millions)	538.5	250.3
Basic and diluted earnings per share — as reported	5.15	2.40
Basic and diluted earnings per share — pro forma	5.14	2.40

        For purposes of the above pro forma information, the weighted average fair value at grant date (the value at grant date of the right to purchase stock at a fixed price for an extended time period) for options granted in 2001 and 2000 was $5.13 and $4.43, respectively, and was estimated using the Black-Scholes Option pricing model with the following weighted average assumptions.

	2001	2000
Expected life of options (years)	7	10
Risk free interest rate	5.08%	5.99%
Volatility of underlying stock	22%	21%
Dividend yield of underlying stock	4.2%	4.4%

6. LONG-TERM DEBT

        The annual amounts of long-term debt maturities and sinking fund requirements for the years 2002 through 2006 are summarized as follows:

Year	Amount
(Millions of dollars)
2002	$738.3
2003	500.3
2004	187.0
2005	182.0
2006	162.8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Approximately $23.5 million of the portion of long-term debt payable in 2002 may be satisfied by either deposit and cancellation of bonds issued upon the basis of property additions or bond retirement credits, or by deposit of cash with the Trustee.

        On August 7, 1996 the City of Charleston executed 30-year electric and gas franchise agreements with SCE&G. In consideration for the electric franchise agreement, SCE&G is paying the City $25 million over seven years (1996-2002) and has donated to the City the existing transit assets in Charleston. The $25 million is included in electric plant-in-service.

        SCE&G has three-year revolving lines of credit totaling $75 million, in addition to other lines of credit, that provide liquidity for issuance of commercial paper. The three-year lines of credit provide back-up liquidity when commercial paper outstanding is in excess of $175 million. SCE&G's commercial paper outstanding totaled $114.7 million and $117.5 million at December 31, 2001 and 2000, at weighted average interest rates of 1.95 percent and 6.59 percent, respectively.

        Substantially all utility plant is pledged as collateral in connection with long-term debt.

        On January 31, 2002 SCANA issued $250 million of medium-term notes maturing February 1, 2012 and bearing a fixed interest rate of 6.25 percent. Also on January 31, 2002 SCANA issued $150 million of two-year floating rate notes maturing on February 1, 2004. The interest rate on the floating rate notes is reset quarterly based on three-month LIBOR plus 62.5 basis points. Proceeds from these issuances were used to refinance $400 million of two-year floating rate notes that matured on February 8, 2002, which had been issued to finance SCANA's acquisition of PSNC.

        On January 31, 2002 SCE&G issued $300 million of first mortgage bonds having an annual interest rate of 6.625 percent and maturing February 1, 2032. The proceeds from the sale of these bonds were used to reduce short-term debt primarily incurred as a result of SCE&G's construction program and to redeem its First and Refunding Mortgage Bonds, 8 7/8 percent Series due August 15, 2021.

7. FUEL FINANCINGS

        Nuclear and fossil fuel inventories and sulfur dioxide emission allowances are financed through the issuance by Fuel Company of short-term commercial paper. These short-term borrowings are supported by a 364-day revolving credit agreement which expires December 17, 2002. The credit agreement provides for a maximum amount of $125 million to be outstanding at any time. Since the credit agreement expires within one year, commercial paper amounts outstanding have been classified as short-term debt.

        Fuel Company commercial paper outstanding totaled $50.1 million and $70.2 million at December 31, 2001 and 2000, respectively, at weighted average interest rates of 2.06 percent and 6.59 percent, respectively.

8. SHORT-TERM BORROWINGS

        Details of lines of credit (including uncommitted lines of credit) and short-term borrowings at December 31, 2001 and 2000, are as follows:

Millions of dollars	2001	2000
Authorized lines of credit	$588.0	$649.0
Unused lines of credit	$588.0	$564.0
Short-term borrowings outstanding:
Bank loans	—	$85.0
Weighted average interest rate	n/a	7.48%
Commercial paper (270 days or less)	$164.8	$312.7
Weighted average interest rate	1.97%	6.63%

        The Company pays fees to banks as compensation for its committed lines of credit.

9. COMMON EQUITY

        The Company's Restated Articles of Incorporation do not limit the dividends that may be payable on its common stock. However, the Restated Articles of Incorporation of SCE&G and the Indenture underlying its First and Refunding Mortgage Bonds contain provisions that, under certain circumstances, could limit the payment of cash dividends on its common stock. In addition, with respect to hydroelectric projects, the Federal Power Act requires the appropriation of a portion of certain earnings therefrom. At December 31, 2001 approximately $37 million of retained earnings were restricted by this requirement as to payment of cash dividends on SCE&G's common stock.

        Cash dividends on common stock were declared during 2001, 2000 and 1999 at an annual rate per share of $1.20, $1.15 and $1.32, respectively.

        The accumulated balances related to each component of other comprehensive income (loss) were as follows:

	Unrealized gains (losses) on securities	Cash flow hedging activities	Accumulated other comprehensive income (loss)
	(Millions of Dollars)
Balance, January 1, 1999	$25		$25
Other comprehensive income	311		311

Balance, December 31, 1999	336		336
Other comprehensive loss	(197)		(197)

Balance, December 31, 2000	139		139
Other comprehensive loss	(226)	$(26)	(252)

Balance, December 31, 2001	$(87)	$(26)	$(113)

10. PREFERRED STOCK

        The call premium of the respective series of preferred stock in no case exceeds the amount of the annual dividend. Retirements under sinking fund requirements are at par values. The aggregate annual amount of purchase fund or sinking fund requirements for preferred stock for the years 2002 through 2006 is $2.8 million.

        The changes in "Total Preferred Stock (Subject to purchase or sinking funds)" during 2001, 2000 and 1999 are summarized as follows:

	Number of Shares	Millions of Dollars
Balance at December 31, 1998	240,052	$12.0
Shares Redeemed — $50 par value	(8,565)	(0.4)

Balance at December 31, 1999	231,487	11.6
Shares Redeemed — $50 par value	(11,200)	(0.6)

Balance at December 31, 2000	220,287	11.0
Shares Redeemed — $50 par value	(10,803)	(0.5)

Balance at December 31, 2001	209,484	$10.5

        On October 28, 1997 SCE&G Trust I (the "Trust"), a wholly owned subsidiary of SCE&G, issued $50 million (2,000,000 shares) of 7.55 percent Trust Preferred Securities, Series A (the "Preferred Securities"). SCE&G owns all of the Common Securities of the Trust (the "Common Securities"). The Preferred Securities and the Common Securities (the "Trust Securities") represent undivided beneficial ownership interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and using the proceeds thereof to purchase from SCE&G its 7.55 percent Junior Subordinated Debentures due September 30, 2027. The sole asset of the Trust is $50.0 million of Junior Subordinated Debentures of SCE&G. Accordingly no financial statements of the Trust are presented. The financial statements of the Trust are consolidated in the financial statements of SCE&G. The Guarantee Agreement entered into in connection with the Preferred Securities, when taken together with SCE&G's obligation to make interest and other payments on the Junior Subordinated Debentures issued to the Trust and SCE&G's obligations under the Indenture pursuant to which the Junior Subordinated Debentures were issued, provides a full and unconditional guarantee by SCE&G of the Trust's obligations under the Preferred Securities. Proceeds were used to redeem preferred stock of SCE&G.

        The preferred securities of the Trust are redeemable only in conjunction with the redemption of the related 7.55 percent Junior Subordinated Debentures. The Junior Subordinated Debentures will mature on September 30, 2027 and may be redeemed, in whole or in part, at any time on or after September 30, 2002 or upon the occurrence of a Tax Event. A Tax Event occurs if an opinion is received from counsel experienced in such matters that there is more than an insubstantial risk that: (1) the Trust is or will be subject to Federal income tax, with respect to income received or accrued on the Junior Subordinated Debentures, (2) interest payable by SCE&G on the Junior Subordinated Debentures will not be deductible, in whole or in part, by SCE&G for Federal income tax purposes, or (3) the Trust will be subject to more than a de minimis amount of other taxes, duties, or other governmental charges.

        Upon the redemption of the Junior Subordinated Debentures, payment will simultaneously be applied to redeem Preferred Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures. The Preferred Securities are redeemable at $25 per preferred security plus accrued distributions.

11. INCOME TAXES

        Total income tax expense attributable to income (before cumulative effect of accounting change) for 2001, 2000 and 1999 is as follows:

Millions of dollars	2001	2000	1999
Current taxes:
Federal	$91.2	$88.2	$94.5
State	11.2	9.2	0.6

Total current taxes	102.4	97.4	95.1

Deferred taxes, net:
Federal	182.5	29.8	6.1
State	1.7	4.7	1.5

Total deferred taxes	184.2	34.5	7.6

Investment tax credits:
Deferred — State	5.0	5.0	13.4
Amortization of amounts deferred — State	(1.5)	(1.3)	(1.2)
Amortization of amounts deferred — Federal	(4.0)	(4.0)	(3.6)

Total investment tax credits	(0.5)	(0.3)	8.6

Non-conventional fuel tax credits:
Deferred — Federal	18.7	9.4	n/a

Total income tax expense	$304.8	$141.0	$111.3

        The difference between actual income tax expense and the amount calculated from the application of the statutory 35% Federal income tax rate to pre-tax income (before cumulative effect of accounting change) is reconciled as follows:

Millions of dollars	2001	2000	1999
Income before cumulative effect of accounting change	$539.3	$221.2	$178.9
Total income tax expense:
Charged to operating expense	135.2	152.0	112.9
Charged (credited) to other items	169.7	(11.0)	(1.6)
Preferred stock dividends	11.2	11.2	11.2

Total pre-tax income	$855.4	$373.4	$301.4

Income taxes on above at statutory Federal income tax rate	$299.4	$130.7	$105.5
Increases (decreases) attributed to:
State income taxes (less Federal income tax effect)	10.7	11.4	9.3
Non-deductible book amortization of acquisition adjustments	5.0	5.0	0.4
Amortization of Federal investment tax credits	(4.0)	(4.0)	(3.6)
Other differences, net	(6.3)	(2.1)	(0.3)

Total income tax expense	$304.8	$141.0	$111.3

        The tax effects of significant temporary differences comprising the Company's net deferred tax liability of $873.9 million at December 31, 2001 and $819.2 million at December 31, 2000 (see Note 1I), are as follows:

Millions of dollars	2001	2000
Deferred tax assets:
Nondeductible reserves	$69.7	$59.3
Unamortized investment tax credits	62.1	63.0
Deferred compensation	23.1	23.4
Cycle billing	10.6	—
Other	14.4	8.7

Total deferred tax assets	179.9	154.4

Deferred tax liabilities:
Property, plant and equipment	814.3	792.3
Investments in equity securities	133.3	80.0
Pension plan benefit income	81.1	65.3
Deferred fuel costs	22.8	18.5
Cycle billing	—	1.9
Other	2.3	15.6

Total deferred tax liabilities	1,053.8	973.6

Net deferred tax liability	$873.9	$819.2

        The Internal Revenue Service has examined and closed consolidated Federal income tax returns of the Company through 1995, has examined and proposed adjustments to the Company's 1996 and 1997 Federal returns, and is currently examining the Company's Federal returns for 1998, 1999 and 2000. The Company does not anticipate that any adjustments which might result from these examinations will have a significant impact on its results of operations, cash flows or financial position.

12. FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

	2001		2000
Millions of dollars	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and temporary cash investments	$212.0	$212.0	$158.7	$158.7
Investments	855.1	944.3	681.7	1,234.5
Liabilities:
Short-term borrowings	164.8	164.8	397.7	397.7
Long-term debt	3,384.8	3,501.0	2,890.5	2,931.9
Preferred stock (subject to purchase or sinking funds)	10.4	8.5	11.0	8.7

        The following methods and assumptions were used to estimate the fair value of the above classes of financial instruments:

  •
  Cash and temporary cash investments, including commercial paper, repurchase agreements, treasury bills and notes, are valued at their carrying amount.

  •
  Fair values of investments and long-term debt are based on quoted market prices of the instruments or similar instruments. For debt instruments for which there are no quoted market prices available, fair values are based on net present value calculations. For investments for which the fair value is not readily determinable, fair value is considered to approximate carrying value. The carrying values reflect the fair values of interest rate swaps based on settlement values obtained from counterparties. Settlement of long-term debt may not be possible or may not be considered prudent.

  •
  Short-term borrowings are valued at their carrying amount.

  •
  The fair value of preferred stock (subject to purchase or sinking funds) is estimated on the basis of market prices.

  •
  Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been taken into consideration.

Investments

        SCANA and certain of its subsidiaries hold investments in marketable securities, some of which are subject to SFAS 115 mark-to-market accounting and some of which are considered cost basis investments for which determination of fair value historically has been considered impracticable. Equity holdings subject to SFAS 115 are categorized as "available for sale" and are carried at quoted market, with any unrealized gains and losses credited or charged to other comprehensive income within common equity on the Company's balance sheet. Debt securities are categorized as "held to maturity" and are carried at amortized cost. When indicated, and in accordance with its stated accounting policy, SCANA performs periodic assessments of whether any decline in the value of these securities to amounts below SCANA's cost basis is other than temporary. When other than temporary declines occur, write-downs are recorded through operations, and new (lower) cost bases are established.

        At December 31, 2001 SCANA and SCANA Communications Holdings, Inc. (SCH), a wholly owned, indirect subsidiary of SCANA, held marketable equity and debt securities in the following companies in the amounts noted in the table below.

Investee	Held By	Securities(a)	Basis		Market(b)		Unrealized Gain/(Loss)(c)
			(Millions of dollars)
DTAG	SCH	39.3 million ordinary shares	$798.0		$664.3		$(133.7)
ITC	SCH	3.1 million common stock	5.8			(d)	n/a
	SCH	645,153 series A convertible preferred stock	7.2			(d)	n/a
	SCH	133,664 series B convertible preferred stock	4.0			(d)	n/a
ITC^DeltaCom	SCH	5.1 million common stock	4.4	(e)	4.4		—
	SCH	1.5 million series A convertible preferred stock, convertible March 2002	2.6	(e)	2.6		—
	SCANA	5,113 series B-1 preferred stock convertible into 877,193 shares of common stock	0.8	(e)	0.8		—
	SCANA	6,667 series B-2 preferred stock convertible into 2,604,297 shares of common stock	2.3	(e)	2.3		—
	SCANA	Warrants to purchase approximately 1.0 million shares of common stock	0.8	(e)	0.8		—
Knology	SCH	7.2 million series A preferred stock, convertible upon an initial public offering and warrants to purchase 159,000 shares of series A preferred stock, convertible upon an initial public offering	5.0			(d)	n/a
	SCH	8.3 million series C preferred stock, convertible upon an initial public offering	25.0			(d)	n/a
Knology Broadband	SCH	$71,050,000 face amount, 11.875% Senior Discount Notes due 2007	64.9			(d)	n/a
(a)
Convertible preferred stock is convertible into common stock at any time unless otherwise indicated.

(b)
As converted, based on market value of underlying common stock, where applicable.

(c)
Amounts are included in accumulated other comprehensive income (loss), net of taxes.

(d)
Market value not readily determinable.

(e)
Reflects write-down for "other than temporary" impairment as discussed below.

        Deutsche Telekom AG (DTAG) is an international telecommunications carrier. The Company's investment in DTAG was received in exchange for approximately 14.9 million shares of Powertel, Inc. (Powertel) which SCH owned prior to DTAG's acquisition of Powertel in May 2001. SCH recorded a non-cash, after-tax gain of $354.4 million as a result of the exchange.

        ITC Holding Company (ITC) holds ownership interests in several Southeastern communications companies. ITC^DeltaCom, Inc. (ITCD) is a fiber optic telecommunications provider and an affiliate of ITC. Knology, Inc. (Knology) is a broadband service provider of cable television, telephone and internet services. Knology is an affiliate of ITC. Knology Broadband, Inc. (Knology Broadband) is a wholly-owned subsidiary of Knology and an affiliate of ITC.

        In the fourth quarter of 2001 the Company determined that the decline in value of its investment in ITC^DeltaCom (to below cost) was other than temporary. Accordingly the Company recorded an impairment charge of approximately $35.0 million (after tax).

Derivatives

        Through December 31, 2000 the Company accounted for the results of its derivative activities for hedging purposes in accordance with SFAS 80. Effective January 1, 2001 the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. SFAS 133 requires the Company to recognize all derivative instruments as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. SFAS 133 further provides that changes in the fair value of derivative instruments are either recognized in earnings or reported as a component of other comprehensive income, depending upon the intended use of the derivative and the resulting designation. The fair value of the derivative instruments is determined by reference to quoted market prices of listed contracts, published quotations or quotations from independent parties.

        Risk limits are established to control the level of market, credit, liquidity and operational/administrative risks assumed by the Company. The Company's Board of Directors has delegated the authority for setting market risk limits to the Risk Management Committee, which is comprised of members of senior management, the Company's Controller, the Senior Vice President of SCPC and the President of SCANA Energy Marketing, Inc. The Risk Management Committee provides assurance to the Board of Directors with regard to compliance with risk management policies and brings to the Board's attention any areas of concern. Written policies define the physical and financial transactions that are approved as well as the authorization requirements and limits for those transactions that are allowed.

Commodities

        The Company uses derivative instruments to hedge anticipated future purchases of natural gas which create market risks of different types. Instruments designated as cash flow hedges are used to hedge risks associated with fixed price obligations in a volatile price market and risks associated with price differentials at different delivery locations. The basic types of financial instruments utilized are exchange-traded instruments, such as New York Mercantile Exchange futures contracts or options and over-the-counter instruments such as swaps, which are typically offered by energy and financial institutions.

        As a result of adopting SFAS 133 the Company recorded a credit of approximately $23.0 million, net of tax, as the cumulative effect of a change in accounting principle (transition adjustment) to other comprehensive income on January 1, 2001. This amount represents the reclassification of unrealized gains that were deferred and reported as liabilities at December 31, 2000. Substantially all of this amount was reclassified into earnings in 2001 as a component of gas cost.

        The Company recognized losses of approximately $(17.1) million, net of tax (net of the gains discussed above), as a result of qualifying cash flow hedges whose hedged transactions occurred during the year ended December 31, 2001. These losses were recorded in cost of gas. Losses due to hedge ineffectiveness were insignificant. The Company estimates that substantially all of the December 31, 2001 balance of $(26) million, net of tax, will be reclassified from accumulated other comprehensive income to earnings in 2002 as increased gas cost. As of December 31, 2001 all of the Company's cash flow hedges would be settled before the end of 2003.

        Certain derivatives that SCPC utilizes to hedge its gas purchasing activities are recoverable through its fuel adjustment clauses. Accordingly, the offset to the change in fair value of these derivatives is recorded as a regulatory asset or liability.

        The Company also utilizes certain derivative instruments that do not qualify as hedges. The change in fair value of these derivatives is recorded in net income, and was insignificant in 2001.

Interest Rates

        In May 2001 the Company entered into an interest rate swap agreement to pay variable rate and receive fixed rate interest payments on a notional amount of $300 million. This swap was designated as a fair value hedge of the $300 million medium-term notes also issued in May. The swap agreement was terminated and replaced with another swap agreement to pay variable rate and receive fixed rate interest payments, also designated as a fair value hedge, in August 2001. At December 31, 2001 the estimated fair value of this swap was $1.3 million. In August 2001 the Company received $6.5 million to terminate the original swap. This amount is being amortized to interest expense over the ten year term of the $300 million medium-term notes.

        On December 19, 2001 PSNC entered into two interest rate swap agreements to pay variable rate and receive fixed rate interest payments on a combined notional amount of $44.9 million. These swaps were designated as fair value hedges of PSNC's $12.9 million, 10 percent senior debenture due 2004 and $32.0 million, 8.75 percent senior debenture due 2012.

        The fair value of these interest rate swaps is reflected within other deferred debits on the balance sheet. The corresponding hedged debt is also marked to market on the balance sheet. The receipts or payments related to the interest rate swaps are credited or charged to interest expense as incurred.

13. COMMITMENTS AND CONTINGENCIES

A. Lake Murray Dam Reinforcement

        On October 15, 1999 FERC notified SCE&G of its agreement with SCE&G's plan to reinforce Lake Murray Dam in order to maintain the lake in case of an extreme earthquake. Construction for the project and related activities, which began in the third quarter of 2001, are expected to cost $250 million and be completed in 2005. Any costs incurred by SCE&G are expected to be recoverable through electric rates.

B. Nuclear Insurance

        The Price-Anderson Indemnification Act, which deals with public liability for a nuclear incident, currently establishes the liability limit for third-party claims associated with any nuclear incident at $9.5 billion. Each reactor licensee is currently liable for up to $88.1 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $10 million of the liability per reactor would be assessed per year. SCE&G's maximum assessment, based on its two-thirds ownership of Summer Station, would be approximately $58.7 million per incident, but not more than $6.7 million per year.

        SCE&G currently maintains policies (for itself and on behalf of the South Carolina Public Service Authority) with Nuclear Electric Insurance Limited (NEIL). The policies, covering the nuclear facility for property damage, excess property damage and outage costs, permit assessments under certain conditions to cover insurer's losses. Based on the current annual premium, SCE&G's portion of the retrospective premium assessment would not exceed $14.1 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G's rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident at Summer Station. If such an incident were to occur, it would have a material adverse impact on the Company's results of operations, cash flows and financial position.

C. Environmental

South Carolina Electric & Gas Company

        In September 1992 the Environmental Protection Agency (EPA) notified SCE&G, among others, of its potential liability for the investigation and cleanup of the Calhoun Park area site in Charleston, South Carolina. This site encompasses approximately 30 acres and includes properties which were locations for various industrial operations, including one of SCE&G's decommissioned MGPs. Field work at the site began in November 1993 and has required the submission of several investigative reports and the implementation of several work plans. In September 2000, SCE&G was notified by the South Carolina Department of Health and Environmental Control (DHEC) that benzene contamination was detected in the intermediate aquifer on surrounding properties of the Calhoun Park area site. The EPA required that SCE&G conduct a focused Remedial Investigation/Feasibility Study on the intermediate aquifer, which was completed in June 2001. The EPA expects to issue a Record of Decision dealing with the intermediate aquifer and sediments in June 2002. SCE&G anticipates that major remediation activities will be completed in 2003, with certain monitoring activities continuing until 2007. As of December 31, 2001, SCE&G has spent approximately $15.8 million to remediate the Calhoun Park area site. Total remediation costs are estimated to be $21.9 million.

        SCE&G owns three other decommissioned MGP sites in South Carolina which contain residues of by-product chemicals. Two of these sites are currently being remediated under work plans approved by DHEC. SCE&G is continuing to investigate the remaining site and is monitoring the nature and extent of residual contamination. SCE&G anticipates that major remediation activities for these three sites will be completed between 2003-2005. SCE&G has spent approximately $2.0 million related to these sites, and expects to incur an additional $6.0 million.

Public Service Company of North Carolina, Incorporated

        PSNC owns, or has owned, all or portions of seven sites in North Carolina on which MGPs were formerly operated. Intrusive investigation (including drilling, sampling and analysis) has begun at two sites, and the remaining sites have been evaluated using historical records and observations of current site conditions. These evaluations have revealed that MGP residuals are present or suspected at several of the sites. PSNC estimates that the cost to remediate the sites would range between $11.3 million and $21.9 million. The estimated cost range has not been discounted to present value. PSNC's associated actual costs for these sites will depend on a number of factors, such as actual site conditions, third-party claims and recoveries from other potentially responsible parties (PRPs). At December 31, 2001 PSNC has recorded a liability and associated regulatory asset of $9.1 million, which reflects the minimum amount of the range, net of shared cost recovery expected from other PRPs and expenditures for work completed. Amounts incurred to date are approximately $1.1 million. Management believes that all MGP cleanup costs incurred will be recoverable through gas rates.

D. Franchise Agreement

        See Note 6 for a discussion of the electric franchise agreement between SCE&G and the City of Charleston.

E. Claims and Litigation

        In 1999 an unsuccessful bidder for the purchase of the propane gas assets of SCANA filed suit against SCANA in Circuit Court seeking unspecified damages. The suit alleges the existence of a contract for the sale of assets to the plaintiff and various causes of action associated with that contract. The Company is confident in its position and intends to vigorously defend the lawsuit. The Company does not believe that the resolution of this issue will have a material impact on its results of operations, cash flows or financial position.

        The Company is also engaged in various other claims and litigation incidental to its business operations which management anticipates will be resolved without material loss to the Company.

F. Operating Lease Commitments

        The Company is obligated under various operating leases with respect to office space, furniture and equipment. Leases expire at various dates through 2011. Rental costs totaled approximately $12.1 million, $8.8 million and $6.7 million in 2001, 2000 and 1999, respectively. Future minimum rental payments under such leases are as follows:

Millions of dollars
2002	$17.2
2003	14.7
2004	11.4
2005	10.3
2006	9.7
Thereafter	26.5

$89.8

G. Purchase Commitments

        Purchase commitments including those commitments under forward contracts for natural gas purchases, gas transportation capacity agreements and coal supply contracts are as follows:

Millions of dollars
2002	$508.6
2003	216.4
2004	73.0
2005	15.3
2006	15.3
Thereafter	196.6

$1,025.2

        The forward contracts for natural gas purchases include customary "make-whole" or default provisions, but are not considered to be "take-or-pay" contracts.

14. SEGMENT OF BUSINESS INFORMATION

        The Company's reportable segments are Electric Operations, Gas Distribution, Gas Transmission, Retail Gas Marketing, Energy Marketing and Telecommunications Investments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company records intersegment sales and transfers of electricity and gas based on rates established by the appropriate regulatory authority. Nonregulated sales and transfers are recorded at current market prices.

        Electric Operations is comprised of the electric portion of SCE&G, GENCO and Fuel Company and is primarily engaged in the generation, transmission and distribution of electricity. SCE&G's electric service territory extends into 24 counties covering more than 15,000 square miles in the central, southern and southwestern portions of South Carolina. Sales of electricity to industrial, commercial and residential customers are regulated by the SCPSC. SCE&G is also regulated by FERC. GENCO owns and operates the Williams Station generating facility and sells all of its electric generation to SCE&G. GENCO is regulated by FERC. Fuel Company acquires, owns and provides financing for the fuel and emission allowances required for the operation of SCE&G and GENCO generation facilities.

        Gas Distribution, comprised of the local distribution operations of SCE&G and PSNC, is engaged in the purchase and sale, primarily at retail, of natural gas. SCE&G's operations extend to 33 counties in South Carolina covering approximately 22,000 square miles. PSNC was acquired by SCANA in 2000. PSNC's operations cover 26 counties in North Carolina and approximately 12,000 square miles. Gas Transmission is comprised of SCPC, which is engaged in the purchase, transmission and sale of natural gas on a wholesale basis to distribution companies (including SCE&G), and directly to industrial customers in 40 counties throughout South Carolina. SCPC also owns LNG liquefaction and storage facilities. Both of these segments are regulated in their respective states of operations.

        Retail Gas Marketing markets natural gas in Georgia's deregulated natural gas market. Energy Marketing markets electricity and natural gas to industrial, large commercial and wholesale customers, primarily in the Southeast.

        Telecommunications Investments holds investments in telecommunication companies.

        The Company's regulated reportable segments share a similar regulatory environment and, in some cases, overlapping service areas. However Electric Operations' product differs from the other segments, as does its generation process and method of distribution. The gas segments differ from each other primarily based on the class of customers each serves and the marketing strategies resulting from those differences. The marketing segments are nonregulated, but differ from each other primarily based on their respective markets. Disclosure of Reportable Segments

Millions of dollars
2001	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	Telecommuncations Investments	All Other	Adjustments/ Eliminations	Consolidated Total
External Customer Revenue	$1,369	$789	$226	$628	$439	—	$49	$(49)	$3,451
Intersegment Revenue	576	4	253	—	—	—	8	(841)	—
Operating Income (Loss)	419	75	16	n/a	n/a	—	22	(4)	528
Interest Expense	10	22	6	6	3	$23	2	151	223
Depreciation & Amortization	160	54	7	2	1	—	6	(6)	224
Income Tax Expense	3	18	4	4	1	169	4	102	305
Net Income (Loss)	n/a	n/a	n/a	8	3	314	(26)	240	539
Segment Assets	5,034	1,617	335	99	96	784	272	(415)	7,822
Expenditures for Assets	414	90	21	4	2	—	17	—	548
Deferred Tax Assets	6	—	4	5	6	—	—	(21)	—

Millions of dollars
2000	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	Telecommuncations Investments	All Other	Adjustments/ Eliminations	Consolidated Total
External Customer Revenue	$1,344	$745	$253	$548	$544	—	$41	$(42)	$3,433
Intersegment Revenue	318	1	236	—	—	—	9	(564)	—
Operating Income (Loss)	446	85	28	n/a	n/a	—	—	(5)	554
Interest Expense	13	20	4	5	1	$23	3	156	225
Depreciation & Amortization	155	53	7	1	—	—	5	(4)	217
Income Tax Expense (Benefit)	1	23	8	1	(1)	(4)	—	113	141
Net Income (Loss)	n/a	n/a	n/a	4	(4)	(7)	1	256	250
Segment Assets	4,953	1,628	309	103	215	599	86	(466)	7,427
Expenditures for Assets	229	58	18	—	—	—	27	29	361
Deferred Tax Assets	6	—	3	5	4	—	1	(19)	—
Millions of dollars
1999	Electric Operations	Gas Distribution	Gas Transmission	Retail Gas Marketing	Energy Marketing	Telecommuncations Investments	All Other	Adjustments/ Eliminations	Consolidated Total
External Customer Revenue	$1,226	$234	$188	$207	$224	—	$73	$(74)	$2,078
Intersegment Revenue	308	5	154	—	—	—	11	(478)	—
Operating Income (Loss)	390	22	20	n/a	n/a	—	—	(79)	353
Interest Expense	12	n/a	4	4	1	$1	22	98	142
Depreciation & Amortization	148	13	7	1	1	—	7	(8)	169
Income Tax Expense (Benefit)	1	n/a	9	(24)	(2)	—	21	106	111
Net Income (Loss)	n/a	n/a	n/a	(45)	(4)	—	22	206	179
Segment Assets	4,751	399	253	(24)	168	889	43	(468)	6,011
Expenditures for Assets	201	19	8	2	1	—	6	24	261
Deferred Tax Assets	6	n/a	3	—	1	—	1	5	16

        Revenues and assets from segments below the quantitative thresholds are attributable to SCE&G's transit operations, which are regulated by the SCPSC, and to ten other wholly owned subsidiaries of the Company. These subsidiaries conduct nonregulated operations in energy-related and telecommunications industries. None of these subsidiaries met any of the quantitative thresholds for determining reportable segments in 2001, 2000 or 1999.

        Management uses operating income to measure segment profitability for regulated operations. For nonregulated operations management uses net income for this purpose. Accordingly, SCE&G does not allocate interest charges or income tax expense (benefit) to the Electric Operations or Gas Distribution segments. Similarly, management evaluates utility plant for segments attributable to SCE&G and total assets for SCE&G as a whole, as well as for other operating segments. Therefore,

SCE&G does not allocate accumulated depreciation, common and non-utility plant, or deferred tax assets to reportable segments. However GENCO and PSNC do have interest charges, income taxes and deferred tax assets, which are included in Electric Operations and Gas Distribution, respectively. Interest income is not reported by segment and is not material. For 2000 adjustments to net income and income tax expense include the cumulative effect of the accounting change described in Note 2.

        The Consolidated Financial Statements report operating revenues which are comprised of the energy-related reportable segments. Revenues from non-reportable segments and investment income from Telecommunications Investments are included in Other Income. Therefore the adjustments to total revenue remove revenues from non-reportable segments. Adjustments to Net Income consist of SCE&G's unallocated net income.

        Segment assets include utility plant only (excluding accumulated depreciation) for SCE&G's Electric Operations, Gas Distribution and Transit Operations, and all assets for PSNC and the remaining segments. As a result adjustments to assets include accumulated depreciation, common and non-utility plant and non-fixed assets for SCE&G.

        Adjustments to Interest Expense, Income Tax Expense (Benefit). Deferred Tax Assets and Expenditures for Assets include primarily the totals from SCANA or SCE&G that are not allocated to the segments. Interest Expense is also adjusted to eliminate inter-affiliate charges. Adjustments to depreciation and amortization consist of non-reportable segment expenses, which are not included in the depreciation and amortization reported on a consolidated basis. Deferred Tax Assets are also adjusted to remove the non-current portion of those assets. Expenditures for assets are also adjusted for AFC.

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

(Millions of dollars, except per share amounts)
2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$1,318	$740	$710	$683	$3,451
Operating income	173	93	143	119	528
Net income	79	385	63	12	539
Basic and diluted earnings per share	.75	3.67	.61	.12	5.15
2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Annual
Total operating revenues	$821	$662	$816	$1,134	$3,433
Operating income	172	99	146	137	554
Income before cumulative effect of accounting change	75	28	59	59	221
Cumulative effect of accounting change, net of taxes	29	—	—	—	29
Net income	104	28	59	59	250
Basic and diluted earnings per share before cumulative effect of accounting change	.72	.27	.56	.57	2.12
Cumulative effect of accounting change, net of taxes	.28	—	—	—	.28
Basic and diluted earnings per share	1.00	.27	.56	.57	2.40

16. SUBSEQUENT EVENT

                 On March 1, 2002 the Company determined that the decline in value of its investment in DTAG to below its cost basis of $20.30 per share was other than temporary, and recorded an impairment loss of approximately $160 million (after tax).

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

         COMMON STOCK INFORMATION

	2001				2000
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Price Range:(a)
High	27.99	28.49	29.03	30.00	31.13	30.94	26.88	29.00
Low	25.00	24.25	26.61	24.92	25.75	24.38	22.81	22.00
(a)
As reported on the New York Stock Exchange Composite Listing.

DIVIDENDS PER SHARE

	2001			2000
	Amount	Date Declared	Date Paid	Amount	Date Declared	Date Paid
First Quarter	.30	February 22, 2001	April 1, 2001	.2875	February 22, 2000	April 1, 2000
Second Quarter	.30	May 3, 2001	July 1, 2001	.2875	April 27, 2000	July 1, 2000
Third Quarter	.30	August 2, 2001	October 1, 2001	.2875	August 16, 2000	October 1, 2000
Fourth Quarter	.30	November 1, 2001	January 1, 2002	.2875	October 17, 2000	January 1, 2001

        The principal market for SCANA common stock is the New York Stock Exchange. The ticker symbol used is SCG. The corporate name SCANA is used in newspaper stock listings. The total number of shares of SCANA common stock outstanding at February 28, 2002 was 104,728,268. The number of common shareholders of record at February 28, 2002 was 41,677.

EXECUTIVE OFFICERS

                 The executive officers are elected at the annual organizational meeting of the Board of Directors, held immediately after the annual meeting of shareholders, and hold office until the next such organizational meeting, unless a resignation is submitted, or unless the Board of Directors shall otherwise determine. Positions held are for SCANA Corporation and all subsidiaries unless otherwise indicated.

Name	Age	Positions Held During Past Five Years	Dates
W. B. Timmerman	55	Chairman of the Board, President and Chief Executive Officer	*-present
H. T. Arthur	56	Senior Vice President, General Counsel and Assistant Secretary Vice President, General Counsel and Assistant Secretary	1998-present *-1998
G. J. Bullwinkel	53
Senior Vice President, Governmental Affairs and Economic
    Development
President and Chief Operating Officer, SCANA Communications, Inc.
Senior Vice President — Retail Electric, South Carolina Electric & Gas
		Company (SCE&G)	1999-present 1997-present *-1999
S. A. Byrne	42	Senior Vice President — Nuclear Operations, SCE&G Vice President — Nuclear Operations, SCE&G General Manager Nuclear Plant Operations, SCE&G	2001-present 2000-2001 *-2000
A. H. Gibbes	55	President and Chief Operating Officer, South Carolina Pipeline Corp. (SCPC) President and Treasurer, SCANA Development Corp.	*-present *-present
D. C. Harris	49	Senior Vice President of Human Resources Vice President Human Resources, Austin Quality Foods, Inc., Cary, NC	2000-present *-2000
N. O. Lorick	51	President and Chief Operating Officer, SCE&G Vice President — Fossil and Hydro Operations, SCE&G	2000-present *-2000
K. B. Marsh	46
President and Chief Operating Officer, Public Service Company of North
    Carolina, Incorporated
Senior Vice President and Chief Financial Officer
Vice President — Finance, Chief Financial Officer
		Controller	2001-present 1998-present *-1998 *-2000
A. M. Milligan	42	Senior Vice President — Marketing	1998-present
		President and Chief Operating Officer, SCANA Resources, Inc.	2001-present
		President, SCANA Resources, Inc.	1999-2001
		Director of Consumer Credit Marketing, Barnett Bank, N.A., FL	*-1998
J. E. Addison	41	Vice President — Finance Vice President, SCANA Services, Inc. Vice President and Controller, SCE&G	2002-present 2000-2002 *-2000
M. R. Cannon	51	Controller Treasurer, SCANA and all subsidiaries (excluding SCPC)	2000-present *-2000
*
Indicates position held at least since March 1, 1997.

DIRECTORS

                 The directors listed below were elected May 3, 2001 (except as otherwise indicated) to hold office until the next annual meeting of shareholders on May 2, 2002.

Name and Year First Became Director	Age	Principal Occupation
Bill L. Amick (1990)	58	For more than five years, Chairman of the Board and Chief Executive Officer of Amick Farms, Inc., Amick Processing, Inc. and Amick Broilers, Inc., Batesburg, SC (vertically integrated broiler operation).
James A. Bennett (1997)	41	Since May 2000, President and Chief Executive Officer of South Carolina Community Bank, Columbia, SC.
		From February 2000 to May 2000, Economic Development Director, First Citizens Bank, Columbia, SC.
		From December 1998 to February 2000, Senior Vice President and Director of Professional Banking, First Citizens Bank.
		From December 1994 to December 1998, Senior Vice President and Director of Community Banking, First Citizens Bank.
William B. Bookhart, Jr. (1979)	60	For more than five years, a partner in Bookhart Farms, Elloree, SC (general farming).
William C. Burkhardt	64	Retired since May 2000.
(2000)		From 1980 until May 2000, President and Chief Executive Officer of Austin Quality Foods, Inc., Cary, NC (production and distribution of baked snacks).
Hugh M. Chapman (1988)	68	Since June 30, 1997, retired from NationsBank South, Atlanta, GA (a division of NationsBank Corporation, bank holding company).
		For more than five years prior to June 30, 1997 Chairman of NationsBank South.
Elaine T. Freeman (1992)	66	For more than five years, Executive Director of ETV Endowment of South Carolina, Inc. (non-profit organization), Spartanburg, SC.
Lawrence M. Gressette, Jr. (1987)	69	Since February 28, 1997, Chairman Emeritus, SCANA Corporation, Columbia, SC.
		For more than five years prior to February 28, 1997, Chairman of the Board and Chief Executive Officer, SCANA Corporation.
D. Maybank Hagood (1999)	40	For more than five years, President and Chief Executive Officer of William M. Bird and Company, Inc., Charleston, SC (wholesale distributor of floor covering materials).
W. Hayne Hipp (1983)	62	For more than five years, Chairman, and Chief Executive Officer, The Liberty Corporation, Greenville, SC (broadcasting holding company).
Lynne M. Miller (1997)	50	Since February 1998, Chief Executive Officer of Environmental Strategies Corporation, Reston, VA (environmental consulting and engineering firm).
		For more than five years prior to February 1998, President of Environmental Strategies Corporation.
Maceo K. Sloan (1997)	52	For more than five years, Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc. (holding company) and Chairman and Chief Executive Officer of NCM Capital Management Group, Inc. (investment management company), Durham, NC.
Harold C. Stowe (1999)	55	Since March 1997, President and Chief Executive Officer of Canal Holdings LLC and its predecessor company, Conway, SC (forest products industry).
William B. Timmerman (1991)	55	Since March 1997, Chairman of the Board and Chief Executive Officer, SCANA Corporation, Columbia, SC.
		Since December 1995, President, SCANA Corporation.
G. Smedes York (2000)	61	For more than five years, President and Treasurer of York Properties, Inc., Raleigh, NC (full-service commercial and residential real estate company).

PLEASE MARK VOTE /x/
Voting Instructions for Proposals 1 and 2

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold" box. To withhold voting for a particular nominee, mark the "For All Except" box and enter the number(s) corresponding with the exception(s) in the space provided. Your shares will be voted for the remaining nominees.					ACCT #:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSAL 2. -->
					To vote, mark an 'X' in the appropriate box.
1.	Election of Class III Nominees— Term Expires 2005	01- 02- 03- 04-	Bill L. Amick Elaine T. Freeman D. Maybank Hagood William B. Timmerman	For ALL -->	1.	For ALL Nominees / / Withhold Authority / / For ALL EXCEPT the following: / / (Write number(s) of nominee(s) below)

2.	Approval of Appointment of Independent Auditors	For -->	2.	For / / Against / / Abstain / /
Dated	, 2002
Sign here X
exactly as name(s) appears on this card.
Company Number Control Number
                                                       X

SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS AS SET FORTH ABOVE.
IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AS DIRECTORS AND "FOR" PROPOSAL 2.
 I will attend the Annual Meeting of Shareholders on May 2, 2002 ............. / /
 I consent to receive future Proxy Statements and Annual Reports on the Internet ............................................. / /

SCANA CORPORATION
 Annual Meeting of Shareholders
May 2, 2002

 FORM OF PROXY
SCANA CORPORATION

Proxy Solicited on Behalf of
Board of Directors
The undersigned hereby appoints W.B. Timmerman and K.B. Marsh, or either of them, as proxies with full power of substitution, to vote all shares of common stock standing in the undersigned's name on the books of the Company, at the Annual Meeting of Shareholders on May 2, 2002, and at any adjournment thereof, as instructed on the reverse hereof and in their discretion upon all other matters which may properly be presented for consideration at said meeting.

Your vote for the election of directors may be indicated on the reverse. Nominees for Class III are: Bill L. Amick, Elaine T. Freeman, D. Maybank Hagood, William B. Timmerman.

Please vote your proxy today, using one of the three convenient voting methods.	INSTRUCTIONS FOR VOTING YOUR PROXY
We are now offering shareholders three alternative methods of voting this proxy:
•  By Telephone (using a touch-tone telephone)    •  On the Internet (using a browser)
•  By Mail (traditional method)
 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost-effective and convenient methods of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING     Available until 5:00 p.m. Eastern Daylight Savings Time on May 1, 2002
•  This method of voting is available for residents of the U.S. and Canada
•  On a touch-tone telephone, call TOLL FREE 1-877-412-6959, 24 hours a day, 7 days a week
•  You will be asked to enter ONLY the CONTROL NUMBER shown on reverse side
•  Have your proxy card ready, then follow the prerecorded instructions
•  Your vote will be confirmed and cast as you directed
 INTERNET VOTING    Available until 5:00 p.m. Eastern Daylight Savings Time on May 1, 2002
•  Visit the Internet, voting Website at http://proxy.georgeson.com
•  Enter the COMPANY NUMBER AND CONTROL NUMBER shown on reverse side and follow the instructions on your screen
•  Your vote will be confirmed and cast as you directed
•  You will incur only your usual Internet charges
 VOTING BY MAIL
•  Simply mark, sign and date your proxy card and return it in the enclosed postage-paid envelope
• If you are voting by telephone or the Internet, please do not return your proxy card

ADMISSION TICKET This ticket entitles you, the shareholder, to attend the

SCANA CORPORATION
Annual Meeting of Shareholders
May 2, 2002
8:00 A.M.– Refreshments
9:00 A.M.– Meeting Begins
Leaside
100 East Exchange Place
Columbia, South Carolina

DIRECTIONS TO LEASIDE
FROM CHARLOTTE:
Take I-77 toward Charleston to Exit 9-A (Garners Ferry Road). Follow the exit onto Garners Ferry Road under I-77. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. Parking lot is located in front of building.

FROM CHARLESTON:

Take I-26 to I-77 toward Charlotte. Take Exit 9 and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. Parking lot is located in front of building.

FROM GREENVILLE:

Take I-26 to I-77 toward Charlotte. Take Exit 9 and turn right at traffic light onto Garners Ferry Road. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. Parking lot is located in front of building.
FROM FIVE POINTS (COLUMBIA):
Take US 378/76—east (Devine Street/Garners Ferry Road) past the Veterans Administration Hospital and under I-77 overpass. East Exchange Place is the first right turn off Garners Ferry Road immediately past Jim Hudson Automotive Company. Follow to Leaside at end of East Exchange Place. Parking lot is located in front of building.

QuickLinks

Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Long-Term Incentive Plans Awards in Last Fiscal Year
SCANA Corporation Comparison of Five-Year Cumulative Total Return* SCANA Corporation, Long-Term Equity Compensation Plan Peer Group, S&P Utilities and S&P 500